UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )
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NVIDIA CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS

Date and time:	Wednesday, June 26, 2024 at 9:00 a.m. Pacific Daylight Time

Location:	Virtually at www.virtualshareholdermeeting.com/NVDA2024

Items of business:
•Election of twelve directors nominated by the Board of Directors
•Advisory approval of our executive compensation
•Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2025
•A stockholder proposal, if properly presented at the 2024 Meeting
•Transaction of other business properly brought before the meeting

Record date:	You can attend and vote at the 2024 Meeting if you were a stockholder of record at the close of business on April 29, 2024.

Virtual meeting admission:	We will be holding the 2024 Meeting virtually at www.virtualshareholdermeeting.com/NVDA2024. To participate in the annual meeting, you will need the control number included on your notice of proxy materials or printed proxy card.

Pre-meeting forum:	To communicate with our stockholders in connection with the 2024 Meeting, we have established a pre-meeting forum located at www.proxyvote.com where you can submit advance questions.
Your vote is very important. Whether or not you plan to attend the virtual 2024 Meeting, PLEASE VOTE YOUR SHARES. As an alternative to voting during the virtual 2024 Meeting, you may vote in advance online, by telephone or, if you have elected to receive a paper proxy card in the mail, by mailing the completed proxy card.
Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on June 26, 2024. This Notice, our Proxy Statement, our Annual Report on Form 10-K, and our Annual Review are available at www.nvidia.com/proxy.
By Order of the Board of Directors
Timothy S. Teter
Secretary
2788 San Tomas Expressway, Santa Clara, California 95051
May 14, 2024

NVIDIA Corporation

This Proxy Statement contains forward-looking statements. All statements other than statements of historical or current facts, including statements regarding our corporate sustainability plans and goals, made in this document are forward-looking. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “goal,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential,” and similar expressions intended to identify forward-looking statements. Actual results could differ materially for a variety of reasons. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our Annual Report on Form 10-K for the fiscal year ended January 28, 2024.

DEFINITIONS

2007 Plan	NVIDIA Corporation Amended and Restated 2007 Equity Incentive Plan
AC	Audit Committee of the Board
Additional SY PSUs	PSUs based on annual Non-GAAP Gross Margin performance, with a single-year performance metric (assuming a certain level of annual Non-GAAP Operating Income), vesting over four years
ASC 718	FASB Accounting Standards Codification Topic 718: Compensation - Stock Compensation
Base Compensation Plan	Performance goal necessary to earn the target award under the Variable Cash Plan and for the target numbers of SY PSUs and MY PSUs to become eligible to vest
Board	The Company’s board of directors
Bylaws	The Company’s Amended and Restated Bylaws
CAP	“Compensation actually paid,” as defined under Item 402(v) of Regulation S-K
CC	Compensation Committee of the Board
CD&A	Compensation Discussion and Analysis
CEO	Chief Executive Officer
CFO	Chief Financial Officer
Charter	The Company’s Restated Certificate of Incorporation
Control Number	Identification number for each stockholder included in Notice or proxy card
CS	Corporate sustainability
ERM	Enterprise risk management
ESPP	NVIDIA Corporation Amended and Restated 2012 Employee Stock Purchase Plan
Exchange Act	Securities Exchange Act of 1934, as amended
FASB	Financial Accounting Standards Board
Fiscal 20__	The Company’s fiscal year ended on the last Sunday in January of the stated year
Form 10-K	The Company’s Annual Report on Form 10-K for Fiscal 2024 filed with the SEC on February 21, 2024
GAAP	Generally accepted accounting principles in the United States
Internal Revenue Code	U.S. Internal Revenue Code of 1986, as amended
Lead Director	Lead independent director
Meeting	Annual Meeting of Stockholders
MY PSUs	Multi-year PSUs with a three-year performance metric, vesting after three years
Nasdaq	The Nasdaq Stock Market LLC
NCGC	Nominating and Corporate Governance Committee of the Board
NEOs	Named Executive Officers consisting of our CEO, our CFO, and our other three most highly compensated executive officers as of the end of Fiscal 2024
Non-GAAP Gross Margin
GAAP gross margin, as the Company reports in its SEC filings, excluding acquisition-related and other costs, stock-based compensation expense and IP-related costs. Please see Reconciliation of Non-GAAP Financial Measures in our CD&A for a reconciliation between the non-GAAP financial measures and GAAP results

Non-GAAP Operating Income
GAAP operating income, as the Company reports in its SEC filings, excluding stock-based compensation expense, acquisition termination cost, acquisition-related and other costs, restructuring costs and other, IP-related and legal settlement costs, and other. Please see Reconciliation of Non-GAAP Financial Measures in our CD&A for a reconciliation between the non-GAAP financial measures and GAAP results

Notice	Notice of Internet Availability of Proxy Materials
NVIDIA, Company, we, us, our	NVIDIA Corporation, a Delaware corporation
NYSE	New York Stock Exchange
PSU	Performance stock unit
PwC	PricewaterhouseCoopers LLP
RBA	Responsible Business Alliance
RSU	Restricted stock unit
S&P 500	Standard & Poor’s 500 Composite Index
SEC	U.S. Securities and Exchange Commission
Section 162(m)	Section 162(m) of the Internal Revenue Code
Securities Act	Securities Act of 1933, as amended
Stretch Compensation Plan	Performance goal necessary to earn the maximum award under the Variable Cash Plan and for the maximum numbers of SY PSUs, Additional SY PSUs, and MY PSUs to become eligible to vest
SY PSUs	PSUs based on annual Non-GAAP Operating Income performance with a single-year performance metric, vesting over four years
Threshold	Minimum performance goal necessary to earn an award under the Variable Cash Plan and for SY PSUs, Additional SY PSUs, and MY PSUs to become eligible to vest
TSR	Total shareholder return
Variable Cash Plan	The Company’s variable cash compensation plan

BUSINESS OVERVIEW
Fiscal 2024 was an extraordinary year. Revenue increased 126% year on year to $60.9 billion on the strength of Data Center revenue, driven by higher shipments of the NVIDIA Hopper GPU computing platform for the training and inference of LLMs, recommendation engines and generative AI applications, as well as higher shipments of InfiniBand. Gross margin increased year on year to 72.7%. We drove strong operating leverage as operating income increased 681% year on year to $33.0 billion and diluted earnings per share increased 586% year on year to $11.93.

Fiscal 2024 Results

Revenue	Gross Margin	Operating Income	Diluted Earnings Per Share
$60.9 billion	72.7%	$33.0 billion	$11.93
up 126% year on year	up 15.8 points year on year	up 681% year on year	up 586% year on year

Fiscal 2024 Reportable Segments

Our two reportable segments are “Compute & Networking” and “Graphics”:

	Compute & Networking	Graphics	All Other*	Consolidated

Revenue	$47.4 billion	$13.5 billion	—	$60.9 billion
	up 215% year on year	up 14% year on year		up 126% year on year

Operating Income (Loss)	$32.0 billion	$5.8 billion	$(4.9) billion	$33.0 billion
	up 530% year on year	up 28% year on year	down 10% year on year	up 681% year on year

* Includes expenses not assigned to either Compute & Networking or Graphics.

Fiscal 2024 Market Platforms

Our platforms address four large markets where our expertise is critical:

Data Center	Gaming	Professional Visualization	Automotive
$47.5 billion revenue	$10.4 billion revenue	$1.6 billion revenue	$1.1 billion revenue
up 217% year on year	up 15% year on year	up 1% year on year	up 21% year on year

Business Highlights

•NVIDIA accelerated computing reached the tipping point, with Data Center revenue more than tripling in Fiscal 2024 on higher shipments of the NVIDIA Hopper GPU computing platform and InfiniBand
•Started shipping our first Arm-based data center CPU – Grace – as part of the GH200 Grace Hopper Superchip, and ramping Grace-based products into a new multi-billion dollar product line
•Launched the Blackwell GPU architecture, powering a wave of upcoming data center-scale platforms for the trillion-parameter-scale AI

•Introduced NVIDIA Spectrum-X, an accelerated networking platform for building multi-tenant, hyperscale AI clouds with Ethernet, and announced the new Quantum-X800 InfiniBand and Spectrum-X800 Ethernet switches
•Introduced cloud-native NVIDIA Inference Microservices to help developers build and deploy AI and accelerated applications, including more than two dozen healthcare NIMs for drug discovery, medical technology, and digital health
•Announced the NVIDIA GeForce RTX 40 SUPER Series family of gaming GPUs and a platform to fuel the next wave of generative AI applications coming to PCs, targeting over 100 million RTX PCs in the installed base
•Surpassed $1 billion in full-year Automotive revenue on continued adoption of the NVIDIA DRIVE Orin AI car computer and announced several design wins for its successor, DRIVE Thor, available next year
•Continued to advance adoption of Omniverse, our virtual world development platform based on OpenUSD, across industrial digitalization, robotics, and autonomous vehicle applications with the introduction of cloud APIs

Fiscal 2024 Shareholder Returns

Total Shareholder Return (TSR)*	Return of Capital to Shareholders (in Billions)

*Represents cumulative stock price appreciation with dividends reinvested and is measured for the applicable fiscal year periods based on the closing price ($610.31) of NVIDIA’s common stock on January 26, 2024, the last trading day before the end of our Fiscal 2024, as reported by Nasdaq.

Please see our Form 10-K for more financial information for Fiscal 2024.

PROXY SUMMARY
This summary highlights information contained elsewhere in the proxy statement. This summary does not contain all the information that you should consider, and you should read the entire proxy statement carefully before voting.
2024 Annual Meeting of Stockholders

Date and time:	Wednesday, June 26, 2024 at 9:00 a.m. Pacific Daylight Time
Location:	Virtually at www.virtualshareholdermeeting.com/NVDA2024
Record date:	Stockholders as of April 29, 2024 are entitled to vote
Admission to meeting:	You will need your Control Number to attend the 2024 Meeting
Voting Matters and Board Recommendations
A summary of the 2024 Meeting proposals is below. Every stockholder’s vote is important. Our Board urges you to vote your shares FOR Proposals 1, 2, and 3. Our Board has elected not to make a voting recommendation with respect to Proposal 4.

Matter		Page	Board Recommends	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
Management Proposals:
1	Election of twelve directors	15	FOR each director nominee	More FOR than AGAINST votes	None	None
2	Advisory approval of our executive compensation	42	FOR	Majority of shares present, in person or represented by proxy, and entitled to vote on this matter	Against	None
3	Ratification of the selection of PwC as our independent registered public accounting firm for Fiscal 2025	65	FOR	Majority of shares present, in person or represented by proxy, and entitled to vote on this matter	Against	N/A (1)
Stockholder Proposal:
4	Simple Majority Vote	68	No voting recommendation	Majority of shares present, in person or represented by proxy, and entitled to vote on this matter	Against	None
(1) Because this is a routine proposal, there are no broker non-votes.

Election of Directors (Proposal 1)
The following table provides summary information about each director nominee:

Name	Age	Director Since		Independent	Financial Expert (1)	Committee Membership	Other Public Company Boards
Robert K. Burgess	66	2011		✓	✓	CC
Tench Coxe	66	1993		✓		CC	1
John O. Dabiri	44	2020		✓		CC
Persis S. Drell	68	2015		✓		NCGC
Jen-Hsun Huang	61	1993
Dawn Hudson	66	2013		✓	✓	CC Chairperson	1
Harvey C. Jones	71	1993		✓	✓	AC, CC, NCGC (2)
Melissa B. Lora	61	2023		✓	✓	AC	1
Stephen C. Neal (Lead Director)	75	2019		✓		NCGC Chairperson
A. Brooke Seawell	76	1997		✓	✓	AC Chairperson	1
Aarti Shah	59	2020		✓		AC, CC (3)	1
Mark A. Stevens	64	2008	(4)	✓		AC, NCGC
(1) Qualified as an AC financial expert.
(2) Mr. Jones will serve on the CC until the 2024 Meeting. After the 2024 Meeting, he will serve on the AC and continue to serve on the NCGC.
(3) Dr. Shah will serve on the CC and continue to serve on the AC after the 2024 Meeting.
(4) Previously served as a member of our Board from 1993 until 2006.
Recent Refreshment, Board Demographics, and Nominee Qualifications
Our director nominees exhibit a variety of competencies, professional experience, and backgrounds, and contribute diverse viewpoints and perspectives to our Board. While the Board benefits from the experience and institutional knowledge that our longer-serving directors bring, it has also brought in new perspectives and ideas through the appointment of three new directors since 2020. The Board also regularly rotates committee membership and chairpersons to promote a diversity of viewpoints on the Board committees.

The Board and the NCGC continue to seek highly qualified women and individuals from underrepresented groups to include in the initial pool of potential director nominees, as discussed below under Director Qualifications and Nomination of Directors. The Board’s commitment to achieving a diverse and inclusive membership is demonstrated by our director nominees. Four of our directors are women and three are ethnically and/or racially diverse. Our three newest members enhance the Board’s gender, ethnic, and/or racial diversity.

Mark L. Perry and Michael G. McCaffery are not seeking re-election and their Board service will end on the date of the 2024 Meeting. Effective as of the date of the 2024 Meeting, the size of our Board will be reduced to 12 members.

Nominee Demographics

Nominee Skills, Competencies, and Attributes

Below are the skills, competencies, and attributes that our NCGC and Board consider important for our directors to have, considering our current business and future market opportunities, and the director nominees who possess them:

	Senior Leadership & Operations Experience	Industry & Technical	Financial /Financial Community	Governance & Public Company Board	Emerging Technologies & Business Models	Marketing, Communications & Brand Management	Regulatory, Legal & Risk Management	Human Capital Management Experience	Diversity
Burgess	✓		✓	✓	✓			✓
Coxe			✓	✓	✓			✓
Dabiri		✓			✓				✓
Drell	✓	✓		✓	✓			✓	✓
Huang	✓	✓	✓	✓	✓	✓	✓	✓	✓
Hudson	✓		✓	✓		✓		✓	✓
Jones	✓	✓	✓	✓	✓	✓		✓
Lora	✓		✓	✓	✓	✓		✓	✓
Neal	✓			✓		✓	✓	✓
Seawell	✓		✓	✓	✓			✓
Shah	✓	✓		✓	✓	✓	✓	✓	✓
Stevens		✓	✓	✓	✓
Corporate Governance Highlights
Our Board is committed to strong corporate governance to promote the long-term interests of the Company and our stockholders. We seek a collaborative approach to stockholder issues that affect our business and to ensure that our stockholders see our governance and executive pay practices as well-structured. In the Fall of 2023, we contacted our top institutional stockholders, representing an aggregate ownership of 31%, to gain insights into their views on corporate sustainability practices, and diversity and inclusion.
Highlights of our corporate governance practices include:

✓ All Board members independent, except for our CEO
✓ Independent Lead Director
✓ Proxy access
✓ Declassified Board
✓ Majority voting for directors
✓ Active Board oversight of enterprise risk and risk management
✓ Stockholders can call a special meeting

✓ 75% or greater attendance by each Board member at meetings of the Board and applicable committees
✓ Independent directors frequently meet in executive
     sessions
✓ At least annual Board and committee self-assessments
✓ Annual stockholder outreach, including Lead Director participation
✓ Stock ownership guidelines for our directors and NEOs

Advisory Approval of Executive Compensation for Fiscal 2024 (Proposal 2)
We are asking our stockholders to cast a non-binding vote, also known as “say-on-pay,” to approve our NEOs’ compensation. The Board believes that our compensation policies and practices are effective in achieving our goals of paying for performance; providing competitive pay so that we may attract and retain a high-caliber executive team; aligning our executives’ interests with those of our stockholders to create long-term value; and achieving simplicity and transparency with our compensation program. The Board and our stockholders have approved holding our “say-on-pay” votes annually.
Executive Compensation Highlights
Our executive compensation program is designed to pay for performance. We utilize compensation elements that align our NEOs’ interests with those of our stockholders to create long-term value. Our NEOs’ compensation is heavily weighted toward performance-based, “at-risk” variable cash and long-term equity awards that are only earned if the Company achieves pre-established corporate financial metrics, subject to caps on maximum payout. For the last several years, over 90% of our CEO’s and over 50% of our other NEOs’ target pay has been performance-based and at-risk, and 100% of our CEO’s equity awards have been in the form of PSUs.
To motivate our NEOs to focus on operational efficiencies and providing value-added products, the CC provided our executives with an opportunity to earn Additional SY PSUs if we achieved (i) Fiscal 2024 Non-GAAP Operating Income at or above Base Compensation Plan and (ii) a Fiscal 2024 Non-GAAP Gross Margin goal. In light of an increasingly complex macroeconomic environment, the CC set (a) Base Compensation Plan goals close to actual performance for Fiscal 2023 and (b) Stretch Compensation Plan goals at levels that would require year-over-year growth, representing extremely strong financial performance to further align corporate performance and executive pay.
Financial Performance and Link to Executive Pay
As described further in our CD&A, a significant portion of our executive pay opportunities are tied to the achievement of financial measures that drive business value and contribute to our long-term success. The table below shows our goals for the applicable periods that were completed at the end of Fiscal 2024 and their respective impact on our executive pay.

PERFORMANCE GOALS
	Variable Cash Plan		SY PSUs		MY PSUs
	Fiscal 2024 Revenue	Payout as a % of Target Opportunity	Fiscal 2024 Non-GAAP Operating Income (1)	Shares Eligible to Vest as a % of Target Opportunity	Fiscal 2022 to 2024 3-Year Relative TSR	Shares Eligible to Vest as a % of Target Opportunity
Threshold	$20.0 billion	20%	$4.6 billion	20%	25th percentile	25%
Base Compensation Plan	$26.0 billion	100%	$9.4 billion	100%	50th percentile	100%
Stretch Compensation Plan	$29.5 billion	200%	$11.9 billion	CEO 150% Other NEOs 200% Additional 50% possible for all NEOs (2)	75th percentile	CEO 150% Other NEOs 200%

PERFORMANCE ACHIEVEMENT AND PAYOUTS
	Variable Cash Plan		SY PSUs		MY PSUs
Performance Achievement for Period Ended Fiscal 2024 (3)	$60.9 billion revenue		$37.1 billion Non-GAAP Operating Income (1) For Additional SY PSUs only, 73.8% Non-GAAP Gross Margin (1)		99th percentile 3-year TSR relative to S&P 500
Payout as % of Target Opportunity	200%		With Additional SY PSUs, CEO 200% Other NEOs 250%		CEO 150% Other NEOs 200%
(1) See Reconciliation of Non-GAAP Financial Measures below in our CD&A for a reconciliation between the non-GAAP financial measures and GAAP results.
(2) Contingent upon the Company achieving (a) Fiscal 2024 Non-GAAP Operating Income at Base Compensation Plan of $9.4 billion or more and (b) Fiscal 2024 Non-GAAP Gross Margin of 68.5% or more.
(3) See Performance Metrics and Goals for Executive Compensation below in our CD&A for a description and further discussion of revenue, Non-GAAP Operating Income, Non-GAAP Gross Margin, and 3-year relative TSR.
Ratification of Selection of PwC as our Independent Registered Public Accounting Firm for Fiscal 2025 (Proposal 3)
Although not required, we are asking our stockholders to ratify the AC’s selection of PwC as our independent registered public accounting firm for Fiscal 2025 because we believe it is a matter of good corporate practice. If our stockholders do not ratify the selection, the AC will reconsider the appointment, but may nevertheless retain PwC. Even if the selection is ratified, the AC may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of NVIDIA and our stockholders.
Stockholder Proposal: Simple Majority Vote (Proposal 4)
A stockholder is asking our Board to take steps to replace the supermajority voting provisions in our Charter and Bylaws with a simple majority standard. The proposal is advisory only, and our Board does not recommend a vote either for or against the proposal. Approval of the proposal would not, by itself, implement a majority voting standard, and our Board and our stockholders would need to take subsequent action to replace the supermajority voting provisions in our Charter and Bylaws with a simple majority standard.

Corporate Sustainability
NVIDIA invents computing technologies that improve lives and address global challenges. Our goal is to integrate sound CS principles and practices into every aspect of the Company. This proxy statement covers the following CS topics:

NVIDIA CORPORATION
2788 SAN TOMAS EXPRESSWAY
SANTA CLARA, CALIFORNIA 95051
(408) 486-2000
  ____________________________________________________
PROXY STATEMENT FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS - JUNE 26, 2024
____________________________________________________

Information About the 2024 Meeting
Your proxy is being solicited on behalf of the Board for use at the 2024 Meeting. Our 2024 Meeting will take place virtually on Wednesday, June 26, 2024 at 9:00 a.m. Pacific Daylight Time.
Virtual Meeting Philosophy and Benefits
The Board believes that holding the 2024 Meeting in a virtual format invites stockholder participation, while reducing the costs to stockholders and the Company associated with an in-person meeting. This balance allows the 2024 Meeting to remain focused on matters directly relevant to the interests of stockholders in an efficient way. We have designed the virtual format to protect stockholder rights, including by offering multiple opportunities to ask questions, publishing answers to questions received before or during the 2024 Meeting on our Investor Relations website, and providing an archived copy of the webcast after the 2024 Meeting.
Meeting Attendance
If you were an NVIDIA stockholder as of the close of business on the April 29, 2024 record date, or if you hold a valid proxy, you can attend, ask questions during, and vote at our 2024 Meeting at www.virtualshareholdermeeting.com/NVDA2024. Our 2024 Meeting will be held virtually; use the Control Number included on your Notice or printed proxy card to enter. Anyone can also listen to the 2024 Meeting live at www.virtualshareholdermeeting.com/NVDA2024.
If you encounter any difficulties accessing the virtual 2024 Meeting during the check-in or the course of the 2024 Meeting, please call the technical support number available on www.virtualshareholdermeeting.com/NVDA2024.

An archived copy of the webcast will be available at www.nvidia.com/proxy through June 25, 2025. Even if you plan to attend the 2024 Meeting virtually, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to attend.
Asking Questions
We encourage stockholders to submit questions through our pre-meeting forum located at www.proxyvote.com (using the Control Number included on your Notice or printed proxy card), as well as during the 2024 Meeting at www.virtualshareholdermeeting.com/NVDA2024. During the 2024 Meeting, we will answer as many stockholder-submitted questions related to the business of the 2024 Meeting as time permits. As soon as practicable following the 2024 Meeting, we will publish and answer questions received on our Investor Relations website. We intend to group questions and answers by topic and substantially similar questions will be answered only once. To promote fairness to all stockholders and efficient use of the Company’s resources, we will respond to one question per stockholder. We reserve the right to exclude questions regarding topics that are not pertinent to company business or are not otherwise suitable for the conduct of the 2024 Meeting.
Quorum and Voting
To hold our 2024 Meeting, we need a majority of the outstanding shares entitled to vote at the close of business on the April 29, 2024 record date, or a quorum, represented at the 2024 Meeting either by attendance virtually or by proxy. On April 29, 2024, there were 2,459,834,197 shares of common stock outstanding and entitled to vote, meaning that 1,229,917,099 shares must be represented at the 2024 Meeting or by proxy to have a quorum. A list of stockholders entitled to vote at the close of business on the record date will be available at our headquarters, 2788 San Tomas

Expressway, Santa Clara, California, for 10 days prior to the 2024 Meeting to registered stockholders for any legally valid purpose related to the 2024 Meeting. To schedule an appointment to view the stockholder list during the 10 days prior to the 2024 Meeting, please contact us at shareholdermeeting@nvidia.com.
Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the 2024 Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is not a quorum, a majority of the votes present may adjourn the 2024 Meeting to another date.
For Proposal 1, you may vote FOR or AGAINST any nominee to the Board, or you may ABSTAIN from voting. For each other matter to be voted on, you may vote FOR or AGAINST or ABSTAIN from voting.
Stockholder of Record
You are a stockholder of record if your shares were registered directly in your name with our transfer agent, Computershare, on April 29, 2024. You can vote shares, change your vote, or revoke your proxy before the final vote at the 2024 Meeting in any of the following ways:

	Vote	Change Your Vote	Revoke Your Proxy
Virtually attend and vote at the 2024 Meeting	✓	✓
Via mail, by signing and mailing your proxy card to us before the 2024 Meeting	✓
By telephone or online, by following the instructions provided in the Notice or your proxy materials	✓	✓
Submit another properly completed proxy card with a later date		✓
Send a written notice that you are revoking your proxy to NVIDIA Corporation, 2788 San Tomas Expressway, Santa Clara, California 95051, Attention: Timothy S. Teter, Secretary, or via email to shareholdermeeting@nvidia.com			✓
If you do not vote using any of the ways described above, your shares will not be voted.
Street Name Holder
If your shares were held through a nominee, such as a bank or broker, as of April 29, 2024, then you were the beneficial owner of shares held in “street name,” and you have the right to direct the nominee how to vote those shares for the 2024 Meeting. The nominee should provide you a separate Notice or voting instructions, and you should follow those instructions to tell the nominee how to vote. To vote by attending the 2024 Meeting virtually, you must obtain a valid proxy from your nominee.
If you are a beneficial holder and do not provide voting instructions to your nominee, the nominee will not be authorized to vote your shares on “non-routine” matters, including elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation), and the stockholder proposal. This is called a “broker non-vote.” However, the nominee can still register your shares as being present at the 2024 Meeting for determining quorum, and the nominee will have discretion to vote for matters considered by the NYSE to be “routine,” including Proposal 3 regarding the ratification of the selection of our independent registered public accounting firm. If you are a beneficial owner and want to ensure that all of the shares you beneficially own are voted in favor or against Proposal 3, you must give your broker or nominee specific instructions to do so or the broker will have discretion to vote on that proposal. In addition, you MUST give your nominee instructions in order for your vote to be counted on Proposals 1, 2 and 4, as these are “non-discretionary” items. We strongly encourage you to vote.

Any NVIDIA stockholder whose shares are held in street name by a member brokerage firm may revoke a proxy and vote their shares at the 2024 Meeting only in accordance with applicable rules and procedures of the national stock exchanges, as employed by the street name holder’s brokerage firm.

Vote Count
On each matter to be voted upon, stockholders have one vote for each share of NVIDIA common stock owned as of April 29, 2024. Votes will be counted by the inspector of election as follows:

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of twelve directors	Directors are elected if they receive more FOR votes than AGAINST votes	None	None
2	Advisory approval of our executive compensation	FOR votes from the holders of a majority of shares present, in person or represented by proxy, and entitled to vote on this matter	Against	None
3	Ratification of the selection of PwC as our independent registered public accounting firm for Fiscal 2025	FOR votes from the holders of a majority of shares present, in person or represented by proxy, and entitled to vote on this matter	Against	N/A (1)
4	Stockholder Proposal: Simple Majority Vote	FOR votes from the holders of a majority of shares present, in person or represented by proxy, and entitled to vote on this matter	Against	None
(1) Because this is a routine proposal, there are no broker non-votes.
If you are a stockholder of record and you return a signed proxy card without marking any selections, your shares will be voted FOR each of the nominees listed in Proposal 1, FOR Proposals 2 and 3, and, in accordance with our Board’s election to make no recommendation with respect to Proposal 4, no vote will be made by Jen-Hsun Huang or Timothy S. Teter as your proxyholder on Proposal 4. If any other matter is properly presented at the 2024 Meeting, one of those proxyholders will vote your shares using his best judgment.
Vote Results
Preliminary voting results will be announced at the 2024 Meeting. Final voting results will be published in a current report on Form 8-K, which will be filed with the SEC by July 2, 2024.
Proxy Materials
As permitted by SEC rules, we are making our proxy materials available to stockholders online at www.nvidia.com/proxy. On or about May 14, 2024, we sent stockholders who owned our common stock at the close of business on April 29, 2024 (other than those who previously requested electronic or paper delivery) a Notice containing instructions on how to access our proxy materials, vote online or by telephone, and elect to receive future proxy materials electronically or in printed form by mail.
If you choose to receive future proxy materials electronically (via www.proxyvote.com for stockholders of record and www.icsdelivery.com/nvda for street name holders), you will receive an email next year with links to the proxy materials and proxy voting site.
SEC rules also permit companies and intermediaries, such as brokers, to satisfy Notice and proxy material delivery requirements for multiple stockholders with the same address by delivering a single Notice or set of proxy materials addressed to those stockholders. We follow this practice, known as “householding,” unless we have received contrary instructions from any stockholder at that address.
If you received more than one Notice or full set of proxy materials, then your shares are either registered in more than one name or are held in different accounts. Please vote the shares covered by each Notice or proxy card. To modify your instructions so that you receive one Notice or proxy card for each account or name, please contact your broker. Your “householding” election will continue until you are notified otherwise or until you revoke your consent.
To make a change regarding the form in which you receive proxy materials (electronically or in print), or to request receipt of a separate set of documents to a household, contact our Investor Relations Department through our website at www.nvidia.com, by email to shareholdermeeting@nvidia.com, by phone at (408) 486-2000, or by mail at 2788 San Tomas Expressway, Santa Clara, California 95051.
We will pay the entire cost of soliciting proxies. Our directors and employees may also solicit proxies in person, by telephone, by mail, via the Internet, or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies. We have also retained MacKenzie Partners on an advisory basis for an approximate fee of $15,000 and they may help us solicit proxies from brokers, bank nominees, and other institutional owners. We may also reimburse brokerage firms, banks, and other agents for the cost of forwarding proxy materials to beneficial owners.

2025 Meeting Deadlines for Submission of Stockholder Proposals, Nomination of Directors, and Other Business of Stockholders
Proposals to be Considered for Inclusion in Our Proxy Materials Pursuant to Rule 14a-8
Stockholders who wish to present proposals pursuant to Rule 14a-8 promulgated under the Exchange Act for inclusion in the proxy materials to be distributed by us in connection with our 2025 Meeting must submit their proposals in writing to NVIDIA Corporation, 2788 San Tomas Expressway, Santa Clara, California 95051, Attention: Timothy S. Teter, Secretary, or by email to shareholdermeeting@nvidia.com, on or before January 14, 2025.
Director Nominations Under Our Proxy Access Bylaw
A stockholder (or a group of up to 20 stockholders) who has owned at least 3% of the voting power of our outstanding capital stock for at least three continuous years and has complied with the other requirements in our Bylaws may nominate and include in our proxy materials director nominees constituting up to the greater of (a) up to two director candidates or (b) up to 20% of the number of directors in office on the last day that a submission may be delivered. Notice of a proxy access nomination for consideration at our 2025 Meeting must be received following the above instructions not later than the close of business on March 28, 2025, and not earlier than February 26, 2025. In the event that we hold the 2025 Meeting more than 30 days prior to, or delayed by more than 30 days after, the first anniversary of the 2024 Meeting, for written notice by the stockholder to be timely, such notice must be delivered following the above instructions not earlier than the close of business on the 120th day prior to the 2025 Meeting and not later than the close of business on the 90th day prior to the 2025 Meeting or the 10th day following the day on which public announcement of the date of the 2025 Meeting is first made by us, whichever is later.
Other Director Nominations and Proposals
Apart from Rule 14a-8 and the proxy access provision of our Bylaws, under our Bylaws certain procedures must be followed for a stockholder to nominate a director or to introduce an item of business at an annual meeting of stockholders. If you wish to nominate a director or introduce an item of business at the 2025 Meeting that is not included in the proxy materials to be distributed by us in connection with our 2025 Meeting, you must do so in writing following the above instructions not later than the close of business on March 28, 2025, and not earlier than February 26, 2025. In the event that we hold the 2025 Meeting more than 30 days prior to, or delayed by more than 70 days after, the first anniversary of the 2024 Meeting, for written notice by the stockholder to be timely, such notice must be delivered following the above instructions not earlier than the close of business on the 120th day prior to the 2025 Meeting and not later than the close of business on the 90th day prior to the 2025 Meeting or the 10th day following the day on which public announcement of the date of the 2025 Meeting is first made by us, whichever is later.
Additional Requirements and Information
We also advise you to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals, director nominations, and proxy access nominations. We recognize the importance of the ability of our stockholders to nominate directors to our Board. Accordingly, our Board will take into account feedback we receive from our stockholder engagement process regarding the process and disclosure requirements of our Bylaws for nominating directors and other proposals. Our Board will engage with stockholders of various holdings size regarding any proposed amendments to our Bylaws that would require a nominating stockholder to disclose to us (i) such stockholder’s plans to nominate candidates to the board of directors of other public companies, or disclose prior director nominations or proposals that such stockholder privately submitted to other public companies or (ii) information about such stockholder’s limited partners or business associates beyond the existing requirements of our Bylaws.

Proposal 1—Election of Directors

What am I voting on? Electing the 12 director nominees identified below to hold office until the 2025 Meeting and until his or her successor is elected or appointed.
Vote required for approval: Directors are elected if they receive more FOR votes than AGAINST votes.
Effect of abstentions: None.
Effect of broker non-votes: None.

Our Board currently consists of 14 members, 12 of whom are standing for re-election at the 2024 Meeting. Our nominees include 11 independent directors, as defined by the rules and regulations of Nasdaq, and one NVIDIA officer: Mr. Huang, who serves as our President and CEO.
Mark L. Perry and Michael G. McCaffery are not seeking re-election and their Board service will end on the date of the 2024 Meeting. Mr. Perry served on the Board for nearly 20 years, including five years as Lead Director and over a decade as Chairperson of the AC, and contributed invaluable insights and perspectives based on his extensive governance and finance experience and a deep understanding of the roles and responsibilities of a corporate board. During Mr. McCaffery’s near-decade tenure on the Board and AC, including five years as Chairperson of the AC, he brought financial and public market expertise, as well as substantial executive management and corporate governance experience. We are grateful to Mr. Perry and Mr. McCaffery for their contributions to NVIDIA during times of significant company growth and transformation. Effective as of the date of the 2024 Meeting, the size of our Board will be reduced to 12 members.
All of our directors have one-year terms and stand for election annually. Each nominee, other than Ms. Lora, is currently a director of NVIDIA previously elected by our stockholders.
The Board expects the nominees will be available for election. If a nominee declines or is unable to act as a director, your proxy may be voted for any substitute nominee proposed by the Board or the size of the Board may be reduced.
Recommendation of the Board
The Board recommends that you vote FOR the election of each of the following nominees:

Name	Age	Director Since		Occupation	Independent	Financial Expert (1)	Committee Membership	Other Public Company Boards
Robert K. Burgess	66	2011		Independent Consultant	✓	✓	CC
Tench Coxe	66	1993		Former Managing Director, Sutter Hill Ventures	✓		CC	1
John O. Dabiri	44	2020		Centennial Professor of Aeronautics and Mechanical Engineering, California Institute of Technology	✓		CC
Persis S. Drell	68	2015		Professor of Materials Science and Engineering and Physics, and Former Provost, Stanford University	✓		NCGC
Jen-Hsun Huang	61	1993		President & CEO, NVIDIA Corporation
Dawn Hudson	66	2013		Former Chief Marketing Officer, National Football League	✓	✓	CC Chairperson	1
Harvey C. Jones	71	1993		Managing Partner, Square Wave Ventures	✓	✓	AC, CC, NCGC (2)
Melissa B. Lora	61	2023		Former President, Taco Bell International	✓	✓	AC	1
Stephen C. Neal (Lead Director)	75	2019		Chairman Emeritus & Senior Counsel, Cooley LLP	✓		NCGC Chairperson
A. Brooke Seawell	76	1997		Venture Partner, New Enterprise Associates	✓	✓	AC Chairperson	1
Aarti Shah	59	2020		Former Senior Vice President & Chief Information and Digital Officer, Eli Lilly and Company	✓		AC, CC (3)	1
Mark A. Stevens	64	2008	(4)	Managing Partner, S-Cubed Capital	✓		AC, NCGC
(1) Qualified as an AC financial expert.
(2) Mr. Jones will serve on the CC until the 2024 Meeting. After the 2024 Meeting, he will serve on the AC and continue to serve on the NCGC.
(3) Dr. Shah will serve on the CC and continue to serve on the AC after the 2024 Meeting.
(4) Previously served as a member of our Board from 1993 until 2006.

Director Qualifications and Nomination of Directors
The NCGC identifies, reviews and assesses the qualifications of existing and potential directors and selects nominees for recommendation to the Board for approval. In accordance with our Corporate Governance Policies and the NCGC Charter, the NCGC is committed to Board diversity and shall consider a nominee’s background and experience to ensure that a broad range of perspectives is represented on the Board. The NCGC may conduct appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates and may engage a professional search firm to identify and assist the committee in identifying, evaluating, and conducting due diligence on potential director nominees.  The NCGC has not established specific age, gender, education, experience, or skill requirements for potential members, and instead considers numerous factors regarding the nominee, taking into account our current and future business models, including the following:

•Integrity and candor
•Independence
•Senior leadership and operational experience
•Professional, technical and industry knowledge
•Financial expertise
•Financial community experience (including as an investor in other companies)
•Marketing, communications and brand management background
•Governance and public company board experience
•Experience with emerging technologies and new business models
•Regulatory, legal, and risk management expertise, including in cybersecurity matters

•Diversity, including race, ethnicity, sexuality, gender, or membership in another underrepresented community
•Human capital management experience
•Experience in academia
•Willingness and ability to devote substantial time and effort to Board responsibilities and Company oversight
•Ability to represent the interests of the stockholders as a whole rather than special interest groups or constituencies
•All relationships between the proposed nominee and any of our stockholders, competitors, customers, suppliers, or other persons with a relationship to NVIDIA
•For nominees for re-election, overall service to NVIDIA, including past attendance, participation and contributions to the activities of the Board and its committees

The NCGC and the Board understand the importance of Board refreshment, and strive to maintain an appropriate balance of tenure, diversity, professional experience and backgrounds, skills, and education on the Board. While the Board benefits from the experience and institutional knowledge that our longer-serving directors bring, it has also brought in new perspectives and ideas through the appointment of three new directors since 2020. The Board also regularly rotates committee membership and chairpersons to help promote a diversity of viewpoints on the Board committees. Our longer-tenured directors are familiar with our operations and business areas and have the perspective of overseeing our activities from a variety of economic and competitive environments, which enhances the Board’s oversight of strategy and risks. Given the growth of the Company and the breadth of our product offerings, as well as the increasingly complex macroeconomic and geopolitical factors we face, these experienced directors are a significant asset to the Board. Our newer directors have brought expertise in brand development and cybersecurity, familiarity with technology developments at leading academic institutions, and senior management and operating experience as well as finance experience, all of which are important to supporting NVIDIA as it enters new markets. Each year, the NCGC and Board review each director’s individual performance, including the director’s past contributions, outside experiences and activities, and committee participation, and determine how his or her experience and skills continue to add value to NVIDIA and the Board.
The Board and the NCGC continue to seek highly qualified women and individuals from underrepresented groups to include in the initial pool of director candidates. The Board’s commitment to achieving a diverse and inclusive membership is demonstrated by our director nominees. Four of our directors are women and three of our directors are ethnically and/or racially diverse. Our three newest members enhance the Board’s gender, ethnic, and/or racial diversity.

Below are the skills, competencies, and attributes that our Board considers important for our directors to have, considering our current business and future market opportunities:

Senior Leadership & Operations Experience	Directors with senior leadership and operations experience provide informed oversight of our business, and unique experiences and perspectives. They are uniquely positioned to contribute practical insight into business strategy and operations, driving growth, building and strengthening corporate culture, and supporting the achievement of strategic priorities and objectives.
Industry & Technical	Directors with industry experience and technical backgrounds facilitate within the Board a deeper understanding of innovations and a technical assessment of our products and services.
Financial/Financial Community	Experience in financial matters and the financial community assists our Board with review of our operations and finances, including overseeing our financial statements, capital structure and internal controls. Those with a venture capital background also offer valuable stockholder perspectives.
Governance & Public Company Board	Directors with experience in corporate governance, such as service on boards and board committees, or as executives of other large, public companies, are familiar with the dynamics and operation of a board of directors and the impact that governance policies have on a company. This experience supports our goals of strong Board and management accountability, transparency, and protection of stockholder interests. Public company board experience also helps our directors identify challenges and risks we face as a public company, including oversight of strategic, operational, compliance-related matters, and stockholder relations.
Emerging Technologies & Business Models	Experience in emerging technologies and business models is integral to our growth strategies given our unique business model and provides important insights as our business expands into new areas.
Marketing, Communications & Brand Management	Directors with experience in marketing, communications, and brand management offer guidance on our products directly marketed to consumers, important perspectives on expanding our market share, and communicating with our customers and other stakeholders.
Regulatory, Legal & Risk Management	Our business requires compliance with a variety of regulatory requirements in different jurisdictions. We face new regulatory matters and regulations as our business grows. We are also subject to multiple lawsuits. Directors with experience in governmental, public policy, legal, and risk management areas, including cybersecurity, help provide valuable insights and oversight for our Company.
Human Capital Management Experience	Our people are critical to our success. Directors with experience in organizational management, talent development, and developing values and culture in a large global workforce provide key insights. Human capital management experience also assists our Board in overseeing executive and employee compensation, development, and engagement.
Diversity	Directors with diverse backgrounds, experiences, and perspectives improve the dialogue and decision-making in the board room and contribute to overall Board effectiveness. In the director biographies below, this icon indicates gender or ethnic diversity.

Our Board believes that having a diverse mix of directors with complementary qualifications, expertise and attributes is essential to meeting its oversight responsibility. The table below reflects certain diversity information based on self-identification by each director.
Board Diversity Matrix (as of May 14, 2024)

	Gender Identity				Demographic Background
	Male	Female	Non-Binary	Did not disclose	African American or Black	Hispanic or Latinx	Asian	Native American or Alaskan Native	Native Hawaiian or Other Pacific Islander	White	Two or more races or ethnicities	LGBTQ+	Did not disclose

Burgess	✓									✓
Coxe	✓									✓
Dabiri	✓				✓
Drell		✓								✓
Huang	✓						✓
Hudson		✓								✓
Jones	✓									✓
Lora		✓								✓
Neal	✓									✓
Seawell	✓									✓
Shah		✓					✓
Stevens	✓									✓
The NCGC evaluates candidates proposed by stockholders using the same criteria as it uses for other candidates. Stockholders seeking to recommend a prospective nominee should follow the instructions under Stockholder Communications with the Board of Directors below. Stockholder submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director, and a representation that the nominating stockholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
Proxy Access
Our Board has voluntarily adopted proxy access. As a result, we will include in our proxy statement information regarding the greater of (i) up to two director candidates or (ii) up to 20% of the number of directors in office on the last day that a submission may be delivered, if nominated by a stockholder (or group of up to 20 stockholders) owning at least 3% of the voting power of our outstanding capital stock for at least three continuous years. The stockholder(s) must provide timely written notice of such nomination and the stockholder(s) and nominee must satisfy the other requirements specified in our Bylaws. This summary of our proxy access rules is not intended to be complete and is subject to limitations set forth in our Bylaws and Corporate Governance Policies, both of which are available on the Investor Relations section of our website at www.nvidia.com. Stockholders are advised to review these documents, which contain the requirements for director nominations. The NCGC did not receive any stockholder nominations during Fiscal 2024.

Our Director Nominees
The biographies below include information, as of the date of this proxy statement, regarding the particular experience, qualifications, attributes or skills of each director, relative to the skills matrix above, that led the NCGC and Board to believe that he or she should continue to serve on the Board.

ROBERT K. BURGESS
Robert K. Burgess has served as an independent investor and board member to technology companies since 2005. He was chief executive officer from 1996 to 2005 of Macromedia, Inc., a provider of internet and multimedia software, which was acquired by Adobe Systems Incorporated; he also served from 1996 to 2005 on its board of directors, as chairman of its board of directors from 1998 to 2005 and as executive chairman for his final year. Previously, he held key executive positions from 1984 to 1991 at Silicon Graphics, Inc. (SGI), a graphics and computing company; from 1991 to 1995, served as chief executive officer and a board member of Alias Research, Inc., a publicly traded 3D software company, until its acquisition by SGI; and resumed executive positions at SGI during 1996. Mr. Burgess was a director of Adobe from 2005 to 2019 and of Rogers Communications Inc., a communications and media company, from 2016 to 2019. He holds a BCom degree from McMaster University.
Mr. Burgess brings to the Board senior management and operating experience and expertise in the areas of financial and risk management. He has been in the computer graphics industry since 1984. He has a broad understanding of the roles and responsibilities of a corporate board and provides valuable insight on a range of issues in the technology industry.

Independent Consultant
Age: 66
Director Since: 2011
Committees: CC
Independent Director
Financial Expert
Other Current Public Company Boards: None
Senior Leadership & Operations Experience
Financial/Financial Community
Governance & Public Company Board
Emerging Technologies & Business Models
Human Capital Management Experience

TENCH COXE
Tench Coxe was a managing director of Sutter Hill Ventures, a venture capital investment firm, from 1989 to 2020, where he focused on investments in the IT sector. Prior to joining Sutter Hill Ventures in 1987, he was director of marketing and MIS at Digital Communication Associates. He serves on the board of directors of Artisan Partners Asset Management Inc., an institutional money management firm. He was a director of Mattersight Corp., a customer loyalty software firm, from 2000 to 2018. Mr. Coxe holds a BA degree in Economics from Dartmouth College and an MBA degree from Harvard Business School.
Mr. Coxe brings to the Board expertise in financial and transactional analysis and provides valuable perspectives on corporate strategy and emerging technology trends. His significant financial community experience gives the Board an understanding of the methods by which companies can increase value for their stockholders.

Former Managing Director, Sutter Hill Ventures
Age: 66
Director Since: 1993
Committees: CC
Independent Director
Other Current Public Company Boards: •Artisan Partners Asset Management Inc. (since 1995)
Financial/Financial Community
Governance & Public Company Board
Emerging Technologies & Business Models
Human Capital Management Experience

JOHN O. DABIRI
John O. Dabiri is the Centennial Professor of Aeronautics and Mechanical Engineering at the California Institute of Technology. He is the recipient of a MacArthur Foundation "Genius Grant," the National Science Foundation Alan T. Waterman Award, and the Presidential Early Career Award for Scientists and Engineers. He heads the Dabiri Lab, which conducts research at the intersections of fluid mechanics, energy and environment, and biology. From 2015 to 2019, he served as a Professor of Civil and Environmental Engineering and of Mechanical Engineering at Stanford University, where he was recognized with the Eugene L. Grant Award for Excellence in Teaching. From 2005 to 2015, he was a Professor of Aeronautics and Bioengineering at the California Institute of Technology, during which time he also served as Director of the Center for Bioinspired Wind Energy, Chair of the Faculty, and Dean of Students. Dr. Dabiri is a Fellow of the American Physical Society, where he previously served as Chair of the Division of Fluid Dynamics. He serves on President Biden's Council of Advisors on Science and Technology (PCAST) and Energy Secretary Granholm's Energy Advisory Board (SEAB). He also serves on the Board of Trustees of the Gordon and Betty Moore Foundation and previously served as a member of the National Academies’ Committee on Science, Technology, and Law. Dr. Dabiri holds a PhD degree in Bioengineering and an MS degree in Aeronautics from the California Institute of Technology, and a BSE degree summa cum laude in Mechanical and Aerospace Engineering from Princeton University.
Dr. Dabiri brings to the Board a versatile research background and cutting-edge expertise in various engineering fields, along with a proven record of successful innovation.

Centennial Professor of Aeronautics and Mechanical Engineering, California Institute of Technology
Age: 44
Director Since: 2020
Committees: CC
Independent Director
Other Current Public Company Boards: None
Industry & Technical
Emerging Technologies & Business Models
Diversity

PERSIS S. DRELL
Persis S. Drell is a Professor of Materials Science and Engineering and Professor of Physics of Stanford University. Dr. Drell has been on the faculty at Stanford since 2002 and was the Dean of the Stanford School of Engineering from 2014 to 2017 and the Provost of Stanford University from 2017 to 2023. She also served as the Director of SLAC from 2007 to 2012. Dr. Drell is a member of the National Academy of Sciences and the American Academy of Arts and Sciences, and is a fellow of the American Physical Society and a fellow of the American Association for the Advancement of Science. She has been the recipient of a Guggenheim Fellowship and a National Science Foundation Presidential Young Investigator Award. Dr. Drell holds a PhD from the University of California, Berkeley and an AB degree in Mathematics and Physics from Wellesley College.
An accomplished researcher and educator, Dr. Drell brings to the Board expert leadership in guiding innovation in science and technology.

Professor of Materials Science and Engineering and Physics, and Former Provost, Stanford University
Age: 68
Director Since: 2015
Committees: NCGC
Independent Director
Other Current Public Company Boards: None
Senior Leadership & Operations Experience
Industry & Technical
Governance & Public Company Board
Emerging Technologies & Business Models
Human Capital Management Experience
Diversity

JEN-HSUN HUANG
Jen-Hsun Huang founded NVIDIA in 1993 and has served since its inception as president, chief executive officer, and a member of the board of directors.
Since its founding, NVIDIA has pioneered accelerated computing. The company’s invention of the GPU in 1999 sparked the growth of the PC gaming market, redefined computer graphics, and ignited the era of modern AI. NVIDIA is now driving the platform shift of accelerated computing and generative AI, transforming the world's largest industries and profoundly impacting society.
Mr. Huang has been elected to the National Academy of Engineering and is a recipient of the Semiconductor Industry Association’s highest honor, the Robert N. Noyce Award; the IEEE Founder’s Medal; the Dr. Morris Chang Exemplary Leadership Award; and honorary doctorate degrees from Taiwan’s National Chiao Tung University, National Taiwan University, and Oregon State University. He has been named the world’s best CEO by Fortune, the Economist, and Brand Finance, as well as one of TIME magazine’s 100 most influential people.
Prior to founding NVIDIA, Mr. Huang worked at LSI Logic, a semiconductor and software company, and Advanced Micro Devices, a global semiconductor company. He holds a BSEE degree from Oregon State University and an MSEE degree from Stanford University.
Mr. Huang is one of the technology industry’s most respected executives, having taken NVIDIA from a startup to a world leader in accelerated computing. Under his guidance, NVIDIA has compiled a record of consistent innovation and sharp execution, marked by products that have gained strong market share.

President and Chief Executive Officer, NVIDIA Corporation
Age: 61
Director Since: 1993
Committees: None
Other Current Public Company Boards: None
Senior Leadership & Operations Experience
Industry & Technical
Financial/Financial Community
Governance & Public Company Board
Emerging Technologies & Business Models
Marketing, Communications & Brand Management
Regulatory, Legal & Risk Management
Human Capital Management Experience
Diversity

DAWN HUDSON
Dawn Hudson serves on the boards of various companies. From 2014 to 2018, Ms. Hudson served as Chief Marketing Officer for the National Football League. Previously, she served from 2009 to 2014 as vice chairman of The Parthenon Group, an advisory firm focused on strategy consulting. She was president and chief executive officer of Pepsi-Cola North America, the beverage division of PepsiCo, Inc. for the U.S. and Canada, from 2005 to 2007 and president from 2002, and simultaneously served as chief executive officer of the foodservice division of PepsiCo, Inc. from 2005 to 2007. Previously, she spent 13 years in marketing, advertising and branding strategy, holding leadership positions at major agencies, such as D’Arcy Masius Benton & Bowles and Omnicom Group Inc. Ms. Hudson currently serves on the board of directors of The Interpublic Group of Companies, Inc., an advertising holding company, and a private skincare company. She was a director of P.F. Chang’s China Bistro, Inc., a restaurant chain, from 2010 to 2012; of Allergan, Inc., a biopharmaceutical company, from 2008 to 2014; of Lowes Companies, Inc., a home improvement retailer, from 2001 to 2015; of Amplify Snack Brands, Inc., a snack food company, from 2014 to 2018; and of Modern Times Group MTG AB, a gaming company, from 2020 to 2023. She holds a BA degree in English from Dartmouth College.
Ms. Hudson brings to the board experience in executive leadership. As a longtime marketing executive, she has valuable expertise and insights in leveraging brands, brand development and consumer behavior. She also has considerable corporate governance experience, gained from more than a decade of serving on the boards of public companies.

Former Chief Marketing Officer, National Football League
Age: 66
Director Since: 2013
Committees: CC
Independent Director
Financial Expert
Other Current Public Company Boards: •The Interpublic Group of Companies, Inc. (since 2011)
Senior Leadership & Operations Experience
Financial/Financial Community
Governance & Public Company Board
Marketing, Communications & Brand Management
Human Capital Management Experience
Diversity

HARVEY C. JONES
Harvey C. Jones has been the managing partner of Square Wave Ventures, a private investment firm, since 2004. Mr. Jones has been an entrepreneur, high technology executive, and active venture investor for over 30 years. In 1981, he co-founded Daisy Systems Corp., a computer-aided engineering company, ultimately serving as its president and chief executive officer until 1987. Between 1987 and 1998, he led Synopsys, Inc., a major electronic design automation company, serving as its chief executive officer for seven years and then as executive chairman. In 1997, Mr. Jones co-founded Tensilica Inc., a privately held technology IP company that developed and licensed high performance embedded processing cores. He served as chairman of the Tensilica board of directors from inception through its 2013 acquisition by Cadence Design Systems, Inc. He was a director of Tintri Inc., a company that built data storage solutions for virtual and cloud environments, from 2014 until 2018. Mr. Jones holds a BS degree in Mathematics and Computer Sciences from Georgetown University and an MS degree in Management from Massachusetts Institute of Technology.
Mr. Jones brings to the board an executive management background, an understanding of semiconductor technologies and complex system design. He provides valuable insight into innovation strategies, research and development efforts, as well as management and development of our technical employees. His significant financial community experience gives the Board an understanding of the methods by which companies can increase value for their stockholders.

Managing Partner, Square Wave Ventures
Age: 71
Director Since: 1993
Committees: AC, CC, NCGC *
Independent Director
Financial Expert
Other Current Public Company Boards: None
Senior Leadership & Operations Experience
Industry & Technical
Financial/Financial Community
Governance & Public Company Board
Emerging Technologies & Business Models
Marketing, Communications & Brand Management
Human Capital Management Experience
* Mr. Jones will serve on the CC until the 2024 Meeting and start to serve on the AC after the 2024 Meeting.

MELISSA B. LORA
Melissa B. Lora has served in several senior executive roles over her 31-year career at Taco Bell Corp., a subsidiary of Yum! Brands, Inc., one of the world’s largest restaurant companies, including as President of Taco Bell International at her retirement in 2018 and Global Chief Financial and Development Officer and Chief Financial and Development Officer at Taco Bell Corp. Ms. Lora served on the board of directors of KB Home, a homebuilding company, from 2004 to April 2024, and was a lead independent director thereof from 2016. She has served on the board of directors of Conagra Brands, Inc., a consumer packaged goods holding company, since 2019 and is the chair of the audit & finance committee. Ms. Lora previously served on the board of directors of MGIC Investment Corporation from 2018 to 2022. Ms. Lora holds a BS degree in Finance from California State University-Long Beach and an MBA degree emphasizing Corporate Finance from the University of Southern California.
Ms. Lora brings to the Board senior management and operating experience as well as finance experience gained in a large corporate setting. She also has considerable corporate governance experience, gained from over two decades of serving on the boards of public companies in a variety of industries.

Former President, Taco Bell International
Age: 61
Director Since: 2023
Committees: AC
Independent Director
Financial Expert
Other Current Public Company Boards: •Conagra Brands, Inc. (since 2019)
Senior Leadership & Operations Experience
Financial/Financial Community
Governance & Public Company Board
Emerging Technologies & Business Models
Marketing, Communications & Brand Management
Human Capital Management Experience
Diversity

STEPHEN C. NEAL
Stephen C. Neal serves as Chairman Emeritus and Senior Counsel of the law firm Cooley LLP, where he was also Chief Executive Officer from 2001 until 2008. In addition to his extensive experience as a trial lawyer on a broad range of corporate issues, Mr. Neal has represented and advised numerous boards of directors, special committees of boards, and individual directors on corporate governance and other legal matters. Prior to joining Cooley in 1995, Mr. Neal was a partner of the law firm Kirkland & Ellis LLP. Mr. Neal served on the board of directors of Levi Strauss & Co. from 2007 to 2021 and as Chairman from 2011 to 2021. Mr. Neal also is Chairman of the Oversight Board Trust, a perpetual Delaware special purpose trust. Previously, Mr. Neal served as Chairman of the boards of the William and Flora Hewlett Foundation and of the Monterey Bay Aquarium. Mr. Neal holds an AB degree from Harvard University and a JD degree from Stanford Law School.
Mr. Neal brings to the Board deep knowledge and broad experience in corporate governance as well as his perspectives drawn from advising many companies throughout his career.

Chairman Emeritus and Senior Counsel, Cooley LLP
Age: 75
Director Since: 2019
Committees: NCGC
Lead Director
Independent Director
Other Current Public Company Boards: None
Senior Leadership & Operations Experience
Governance & Public Company Board
Marketing, Communications & Brand Management
Regulatory, Legal & Risk Management
Human Capital Management Experience

A. BROOKE SEAWELL
A. Brooke Seawell has served since 2005 as a venture partner at New Enterprise Associates, and was a partner from 2000 to 2005 at Technology Crossover Ventures. He was executive vice president from 1997 to 1998 at NetDynamics, Inc., an application server software company, which was acquired by Sun Microsystems, Inc. He was senior vice president and chief financial officer from 1991 to 1997 of Synopsys, Inc., an electronic design automation software company. He serves on the board of directors of Tenable Holdings, Inc., a cybersecurity company, and several privately held companies. Mr. Seawell served on the board of directors of Glu Mobile, Inc., a publisher of mobile games, from 2006 to 2014, of Informatica Corp., a data integration software company, from 1997 to 2015, of Tableau Software, Inc., a business intelligence software company, from 2011 to 2019, and of Eargo, Inc., a medical device company, from 2020 to 2022. He also previously served as a member of the Stanford University Athletic Board and on the Management Board of the Stanford Graduate School of Business. Mr. Seawell holds a BA degree in Economics and an MBA degree in Finance from Stanford University.
Mr. Seawell brings to the Board operational expertise and senior management experience, including knowledge of the complex issues facing public companies, and a deep understanding of accounting principles and financial reporting. His significant financial community experience gives the Board an understanding of the methods by which companies can increase value for their stockholders.

Venture Partner, New Enterprise Associates
Age: 76
Director Since: 1997
Committees: AC
Independent Director
Financial Expert
Other Current Public Company Boards: •Tenable Holdings, Inc. (since 2017)
Senior Leadership & Operations Experience
Financial/Financial Community
Governance & Public Company Board
Emerging Technologies & Business Models
Human Capital Management Experience

AARTI SHAH
Aarti Shah serves on the boards of various companies and non-profit organizations. Dr. Shah worked at Eli Lilly and Company for 27.5 years and served in several functional and business leadership roles, most recently as senior vice president and chief information and digital officer, as well as senior statistician, research scientist, vice president for biometrics, and global brand development leader in Lilly’s Bio-Medicines business unit. Dr. Shah has served on the board of Sandoz International GmbH, a pharmaceutical company, since 2023. Dr. Shah has served on the board of trustees of Northwestern Mutual since 2020. She also serves as a trustee of the non-profit organization, Shrimad Rajchandra Love & Care USA. She served on the Indianapolis Public Library Foundation board for the full term of 9 years and on the Center for Interfaith Cooperation for the full term of 4 years. Dr. Shah received her bachelor’s and master’s degrees in Statistics and Mathematics in India before completing her PhD in Applied Statistics from the University of California, Riverside.
Dr. Shah brings to the Board executive leadership and senior operating experience. Additionally she brings expertise in drug development and technical expertise in the areas of information technology, cybersecurity, advanced analytics, data sciences, and digital health.

Former Senior Vice President & Chief Information and Digital Officer, Eli Lilly and Company
Age: 59
Director Since: 2020
Committees: AC, CC *
Independent Director
Other Current Public Company Boards:
•Sandoz International GmbH
Senior Leadership & Operations Experience
Industry & Technical
Governance & Public Company Board
Emerging Technologies & Business Models
Marketing, Communications & Brand Management
Regulatory, Legal & Risk Management
Human Capital Management Experience
Diversity
* Dr. Shah will start to serve on the CC after the 2024 Meeting.

MARK A. STEVENS
Mark A. Stevens has been the managing partner of S-Cubed Capital, a private family office investment firm, since 2012. He was a managing partner from 1993 to 2011 of Sequoia Capital, a venture capital investment firm, where he had been an associate for the preceding four years. Previously, he held technical sales and marketing positions at Intel Corporation, and was a member of the technical staff at Hughes Aircraft Co. Mr. Stevens is a Trustee of the University of Southern California. He was a director of Quantenna Communications, Inc., a provider of Wi-Fi solutions, from 2016 until 2019. Mr. Stevens holds a BSEE degree, a BA degree in Economics and an MS degree in Computer Engineering from the University of Southern California, and an MBA degree from Harvard Business School.
Mr. Stevens brings to the Board a deep understanding of the technology industry, and the drivers of structural change and high-growth opportunities. He provides valuable insight regarding corporate strategy development and the analysis of acquisitions and divestitures. His significant financial community experience gives the Board an understanding of the methods by which companies can increase value for their stockholders.

Managing Partner, S-Cubed Capital
Age: 64
Director Since: 2008 (previously served 1993-2006)
Committees: AC, NCGC
Independent Director
Other Current Public Company Boards: None
Industry & Technical
Financial/Financial Community
Governance & Public Company Board
Emerging Technologies & Business Models

Information About the Board of Directors and Corporate Governance
Independence of the Members of the Board of Directors
Nasdaq rules and our Corporate Governance Policies (as further described below) require that a majority of our directors not have a relationship that would interfere with their exercise of independent judgment in carrying out their responsibilities and that they meet any other qualification requirements required by the SEC and Nasdaq.
Dr. Drell served as Provost of Stanford University from 2017 to 2023. NVIDIA has entered into transactions, relationships, or arrangements during the past three fiscal years with Stanford University for the support of research and activities related to NVIDIA’s industry and line of business. The amount that NVIDIA paid in each of the last three fiscal years to Stanford University, and the amount received in each fiscal year by NVIDIA from Stanford University, did not, in any of the previous three fiscal years, exceed the greater of $200,000 or 1% of either entity’s consolidated gross revenues.
After considering the above arrangements, and all other relevant relationships and transactions, our Board determined that, except for Mr. Huang, all of our directors are “independent” as defined by Nasdaq’s rules and regulations. The Board also determined that all members of our AC, CC, and NCGC are independent under applicable Nasdaq listing standards, and that each of Mr. Seawell and Ms. Lora of the AC, and Mr. Jones who will join the AC after the Annual Meeting, are “audit committee financial experts” as defined under applicable SEC rules.
Board Leadership Structure
Our Board ensures that each member has an equal voice in the affairs and the management of NVIDIA by having an independent Lead Director, rather than a chairperson, which the Board believes best serves our stockholders. Our Lead Director is an integral part of our Board structure and critical to our effective corporate governance. The independent directors consider the role and designation of the person to serve as Lead Director on an annual basis. The Board recognizes that different board leadership structures may be appropriate under different circumstances and its annual review includes consideration of whether having a Lead Director continues to best meet NVIDIA’s evolving needs and serves in the best interest of its stockholders.
Our Board believes its current leadership structure is appropriate because the active involvement of each of our independent directors, combined with the qualifications, significant responsibilities, and strong oversight by our Lead Director, provide balance on the Board and promote independent oversight of our management and affairs. Our Board also believes its current leadership structure is appropriate because it effectively allocates authority, responsibility, and oversight between management and our independent directors and it provides the right foundation to pursue the Company’s strategic and operational objectives, particularly in light of the evolution of our business and operating environment. Our CEO has primary responsibility for the operational leadership and strategic direction of the Company, and the Lead Director facilitates our Board’s independent oversight of management, promotes communication between management and our Board, and supports our Board’s consideration of key governance matters. This arrangement promotes open dialogue among the Board, including discussions of the independent directors during quarterly executive sessions without the presence of our CEO, which are led by our Lead Director. We believe that our current structure best serves stockholders, without the need to appoint a person to serve as chairperson of the Board.

Under our corporate governance policies, the Board may select a chairperson in its discretion, but, if it does not, a Lead Director shall be designated annually by a majority of the independent directors and identified in the Company’s proxy statement. These policies help to ensure a robust independent leadership structure on our Board.
While the Board has the discretion to consider other leadership structures, including having the Lead Director (or chairperson, if any) and CEO roles filled by a single individual, it would only consider a change if it best aligned with the interests of our stockholders, management, and the Board, and it complied with applicable laws and regulations. If in the future our CEO were to take a leadership position on the Board, such as chairperson, we expect that the Board would continue to appoint an independent Lead Director to maintain a balanced and strong leadership structure and otherwise represent the Board independently from the Company’s management team. Any changes to the Board’s leadership structure would take into account stockholder views, including through our ongoing stockholder outreach, and would be communicated to stockholders on our Investor Relations website and in our proxy statement.
Mr. Neal has served as our Lead Director since 2023 and currently serves as the Chairperson of the NCGC. Our Lead Director may provide input on the design of the Board as requested by the NCGC. In his role as NCGC Chairperson, our Lead Director will continue to lead discussions, provide input, and oversee the design of the Board itself.

Mr. Neal has served as a director since 2019 and has extensive experience as a trial lawyer and has advised numerous companies, boards of directors, and individuals on corporate governance and legal matters. He has also helped clients manage internal and government investigations. Mr. Neal also has executive experience from his time serving as Cooley LLP’s CEO, and board and chairman experience from serving on the Levi Strauss & Co. board of directors. The Board believes Mr. Neal’s experience, breadth of knowledge, and contributions to the Board position him well to provide strong leadership and oversight of ongoing Board matters and to contribute valuable insight with respect to the Company’s business. The Board believes that Mr. Neal is highly qualified to assist the Board in overseeing the identification, assessment, and management of the Company’s exposure to various risks as a result of his extensive risk management, legal, and executive experience. The Board believes that Mr. Neal will be able to provide leadership and help guide the Board’s independent oversight of the Company’s risk exposures through his role as Lead Director. Further information on the Board’s oversight of risk management is detailed below under Role of the Board in Risk Oversight.

Our Lead Director has significant responsibilities, which are set forth in our Corporate Governance Policies, and include the duties listed below.

Duties of Our Lead Director
✓
Determining an appropriate schedule of Board meetings and seeking to ensure that the independent members of the Board can perform their duties responsibly while not interfering with the flow of our operations

✓	Working with the CEO, and seeking input from other directors and relevant management, as to the preparation of the agendas for Board meetings
✓
Advising the CEO on a regular basis as to the quality, quantity, and timeliness of the flow of information requested by the Board from our management with the goal of providing what is necessary for the independent members of the Board to effectively and responsibly perform their duties, and, although our management is responsible for the preparation of materials for the Board, the Lead Director may specifically request the inclusion of certain material

✓	Coordinating, developing the agenda for, and moderating executive sessions of the independent members of the Board and acting as principal liaison between them and the CEO on sensitive issues
✓	Presiding over Board meetings when the CEO is not present
✓	Convening meetings of the independent directors, as necessary or appropriate
✓	Being available to engage with stockholders, as necessary or appropriate
✓	Performing such other duties as the Board may determine from time to time
Our Lead Director may require Board consideration of risk matters, including adding them to board agendas or as topics for executive sessions of the independent members of the Board. As discussed further below, the Board maintains oversight of strategic risks for the Company and works with the CEO to address risk management matters.
In addition, our Lead Director may represent the Board in communications with stockholders and other stakeholders. The Lead Director makes themself available for consultation with major stockholders pursuant to our Corporate Governance Policies. As Lead Director, Mr. Neal has participated in our annual stockholder outreach meetings and we expect this practice to continue.

Committees of the Board of Directors
The Board has three committees: an AC, a CC, and a NCGC. Each of these committees operates under a written charter, which may be viewed under Governance in the Investor Relations section of our website at www.nvidia.com.
Committee assignments are determined based on background and the expertise which individual directors can bring to a committee. Our Board believes regular committee rotations are a good corporate governance practice which introduces diverse perspectives and ideas, more fully informs its members regarding the full scope of the Board and our activities, and benefits each committee and the Board as a whole. The composition and functions of our committees are set forth below.

AC
Current Members	Members as of our 2024 Meeting
•A. Brooke Seawell (Chairperson) •Melissa B. Lora •Michael G. McCaffery •Mark L. Perry •Aarti Shah •Mark A. Stevens	•A. Brooke Seawell (Chairperson) •Harvey C. Jones •Melissa B. Lora •Aarti Shah •Mark A. Stevens

In Fiscal 2024, the AC met four times. Selected highlights from its agenda topics included: capitalization review and strategy, tax, treasury, internal audit, information security, and insurance reviews.

Committee Role and Responsibilities

•Oversees our corporate accounting and financial reporting process;
•Oversees our internal audit function;
•Determines and approves the engagement, retention, and termination of the independent registered public accounting firm;
•Evaluates the performance of and assesses the qualifications of our independent registered public accounting firm;
•Reviews and approves the retention of the independent registered public accounting firm for permissible audit and non-audit services;
•Confers with management and our independent registered public accounting firm regarding the results of the annual audit, our quarterly financial statements and results, and the effectiveness of internal control over financial reporting, including those regarding information security;
•Reviews the financial statements to be included in our quarterly reports on Form 10-Q and annual report on Form 10-K;
•Reviews earnings press releases and the substance of financial information and outlook provided to investors and analysts on earnings calls;
•Adopts and maintains policies regarding preapproval of employment of individuals employed or formerly employed by auditors and engaged on our account;
•Prepares the report required to be included by SEC rules in our annual proxy statement or Form 10-K;
•Establishes procedures for the receipt, retention, and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;
•Oversees risks related to financial reporting and exposures, internal audit functions, regulatory, and accounting policies; and
•Reviews and reports on the adequacy and effectiveness of the Company’s information security policies and practices and the internal controls regarding information security risks

CC
Current Members	Members as of our 2024 Meeting
•Dawn Hudson (Chairperson) •Robert K. Burgess •Tench Coxe •John O. Dabiri •Harvey C. Jones	•Dawn Hudson (Chairperson) •Robert K. Burgess •Tench Coxe •John O. Dabiri •Aarti Shah

In Fiscal 2024, the CC met four times. Selected highlights from its agenda topics included: executive, employee, and director compensation, review of benefits, wellness and retirement programs, regulatory updates related to compensation, and review of pay transparency, human capital management, and employee demographics, including diversity.

Committee Role and Responsibilities

•Reviews and approves our overall compensation strategy and policies;
•Reviews and recommends to the Board the compensation of our Board members;
•Reviews and approves the compensation and other terms of employment of Mr. Huang and other executive officers;
•Reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management;
•Reviews and approves the disclosure contained in CD&A and for inclusion in the proxy statement and Form 10-K;
•Administers our stock purchase plans, variable compensation plans, and other similar programs;
•Oversees our human capital management practices including policies related to diversity, inclusion, and belonging;
•Assesses and monitors whether our compensation policies and programs have the potential to create material risks; and
•Oversees risks related to compensation plans, programs and policies, and human capital management

NCGC
Current Members	Members as of our 2024 Meeting
•Stephen C. Neal (Chairperson) •Persis S. Drell •Harvey C. Jones •Mark L. Perry •Mark A. Stevens	•Stephen C. Neal (Chairperson) •Persis S. Drell •Harvey C. Jones •Mark A. Stevens

In Fiscal 2024, the NCGC met three times. Selected highlights from its agenda topics included: consideration of Board recruiting matters and current Board member backgrounds and skills, trade compliance and regulatory matters, the Company’s CS efforts, corporate governance matters, and addressing stockholder concerns.

Committee Role and Responsibilities

•Identifies, reviews, and evaluates candidates to serve as directors;
•Recommends candidates for election to our Board;
•Makes recommendations to the Board regarding committee membership and chairpersons;
•Assesses the performance of the Board and its committees;
•Reviews and assesses our corporate governance principles and practices;
•Monitors changes in corporate governance practices and rules and regulations;
•Approves related party transactions;
•Reviews and assesses our CS strategy, risks, and opportunities periodically, including related programs and initiatives;
•Oversees and reviews policies and practices on trade compliance, regulatory matters, and related risks;
•Establishes procedures for the receipt, retention, and treatment of complaints we receive regarding violations of our Code of Conduct;
•Monitors the effectiveness of our anonymous tip process; and
•Oversees the Company’s policies, practices, and investigation procedures in connection with the Company’s compliance program

Role of the Board in Risk Oversight
The Board oversees risk management at NVIDIA and delegates oversight of appropriate topics to its committees. The oversight responsibility of our Board and its committees is enabled by management reporting processes, including our ERM process, that are designed to provide visibility to our Board about the identification, assessment, and management of critical risks and management’s risk mitigation strategies. Our Board retains direct oversight of strategic risks to NVIDIA and other risk areas not delegated to one of its committees.

RISK OVERSIGHT AT NVIDIA

Board of Directors
Oversees management of major risks
✓	Business Model	✓	Strategic Execution	✓	Product Quality and Safety
✓	Operational, including Supply Chain and Sourcing	✓	Regulatory, Public Policy, Legal, Intellectual Property, and Compliance	✓	Financial and Macroeconomic
✓	Information Security, including Cybersecurity	✓	Brand and Reputation	✓	Business Continuity
✓	Corporate Development and Acquisitions	✓	Management Development	✓	Enterprise Resource Planning
AC		CC		NCGC
✓ Financial statement and earnings materials integrity and reporting
✓ Financial risk exposures, including investments, cash management, and foreign exchange management
✓ Disclosure controls and procedures
✓ Information security and cybersecurity policies and practices and the internal controls regarding information security risks
✓ Oversees the performance of the internal audit function, including auditor functions, performance, and independence
✓ Accounting and audit principles and policies, and regulatory and accounting initiatives
✓ Legal and regulatory compliance, particularly as related to the above matters

✓ Compensation policies, plans, practices and programs for directors, executives, and employees
✓ Human capital management, including recruiting, retention, development, diversity, inclusion, and belonging

✓ Governance structure, processes and policies, including as it relates to regulatory changes and other developments
✓ Stockholder concerns, and policies and procedures for communication
✓ Compliance program and effectiveness of our anonymous tip process
✓ Corporate sustainability, including environmental, social, and corporate governance matters
✓ Trade compliance and non-financial regulatory matters
✓ Board and committee composition and refreshment, and board performance assessment
✓ Related party transactions
✓ Policies and practices related to government relations, public policy, and related expenditures

Management
Management identifies, evaluates, and mitigates business risks and reports to the Board on them
Internal Audit
Provides independent assurance on design and effectiveness of internal controls and governance processes
A review of risk and risk management by our Board, including strategic and information security matters, is integral to NVIDIA’s long-term objectives, and by retaining oversight of risks at the Board level, we believe we have established a process allowing for thorough assessment of these matters. Given the importance of topics like information security to our business, which includes cybersecurity, the Board has determined that these matters should remain under the full Board’s oversight. The AC also reviews the adequacy and effectiveness of the Company’s information security policies and practices and the internal controls regarding information security risks. The AC receives regular information security updates from management, including our Chief Security Officer and members of our security team. The Board also receives annual reports on information security matters from our Chief Security Officer and members of our security team.

The involvement of our Board committees is designed to increase the effectiveness of the Board's risk oversight by allocating authority and responsibility, as set forth in committee charters, to the particular committee that is best equipped to provide guidance and oversight regarding the operations, issues and risks presented, with escalation to the full Board as appropriate. The AC also meets in executive session with the leaders of our key control functions, which ensures that Board members have direct access to these teams, and that these teams are appropriately staffed and resourced. Committee chairpersons provide regular reports to the full Board regarding matters reviewed by their committees, including key risks, and the committees work together with the full Board to facilitate the receipt of the information deemed necessary to fulfill their oversight responsibilities over our risk management activities. Our Board believes that our Board leadership structure helps to facilitate its oversight of risk at the Company because its strong independent Lead Director and independent committees proactively provide oversight of and engage with management on the Company’s key risks. For further discussion, please see Board Leadership Structure above.

Each year management leads an ERM process, which includes a formal assessment of the Company’s risk environment and facilitates the provision of regular reports to senior management, including the CEO, regarding the actions, strategies, processes, controls, and procedures specific to managing, mitigating, and anticipating significant risks. The ERM process is overseen and reviewed by the Board and the AC on an annual basis. Our ERM process identifies, assesses, and manages the Company’s most significant risks and uncertainties that could materially impact the long-term health of the Company or prevent the achievement of strategic objectives.

Our ERM team works with senior management, as well as our Lead Director and committee chairpersons, to identify major risks to the Company. We do not have a member of senior management with the title of Chief Compliance Officer. Instead, our ERM process and action plan are reviewed by our CEO and other NEOs who report directly to our CEO, other members of senior management, and our internal audit team. This full team of leaders is responsible for managing key risks specific to their functional areas.

The ERM process facilitates the incorporation of risk assessment and evaluation into the strategic planning process. Because risks are considered in conjunction with the Company’s operations and strategies, including long-term strategies, risks are identified and evaluated across different timeframes, including in the short-, intermediate-, and long-term, depending on the specific risk. In evaluating top risks, the Board and management consider short-, intermediate-, and long-term potential impacts on the Company’s business, financial condition, and results of operations, which involves looking at the internal and external environment when evaluating risks, risk amplifiers, and emerging trends, and they consider the risk horizon as part of prioritizing the Company’s risk mitigation efforts. The Company’s significant risks identified through the ERM process are reviewed periodically, but at least annually with the Board and AC, including the potential impact and likelihood of the risks materializing over the relevant timeframe, future threats and trends, and the actions, strategies, processes, controls, and procedures used or to be implemented to manage and mitigate the risks. As a part of this annual process, the Board provides feedback on risk management strategies, as well as the ERM process.

The Board and its committees receive updates, as appropriate, during the year from management regarding the risk management processes, operations and organization, the mitigation of key existing and emerging risks and, as appropriate, provide feedback to address these matters, including those related to cybersecurity, trade compliance, and strategy. Management’s regular attendance at Board and committee meetings provides Board members direct access to our management team and the opportunity for the Board to receive updates on our risk exposure. Further, the agendas for each Board meeting, as determined by our CEO and Lead Director, are developed and adjusted throughout the year, to adapt to any emerging risks or key topics.

The Company’s ERM process is designed so that the Board can respond to risks in a manner that closely aligns to the Company’s disclosure controls and procedures. The ERM results are reviewed and considered by members of management who are responsible for our public reporting and the Board. Our public reports are prepared by management who participate in the ERM process, and are reviewed by the Board or its committees, as appropriate, and this process contributes to the effective functioning of our disclosure controls and procedures. Our risk oversight processes and disclosure controls and procedures are designed to appropriately identify potential risks for disclosure.

The Board, each of its committees, and senior management have in the past and may continue to engage outside advisors, experts, and consultants, to help develop and analyze the Company’s risk management and mitigation efforts and associated controls and procedures, as well as to help the Company anticipate future threats and trends which could have an impact on our business.
Corporate Governance Policies of the Board of Directors
The Board has adopted Corporate Governance Policies to ensure that the Board has the necessary authority and processes in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. These policies include practices the Board follows with respect to its composition and selection, regular evaluations of the Board and its committees, Board meetings and involvement of senior management, senior management performance evaluation, and Board committees and compensation. These policies may be viewed under Governance in the Investor Relations section of our website at www.nvidia.com.
Executive Sessions of the Board
As required under Nasdaq’s listing standards, our independent directors meet regularly in scheduled executive sessions at which only independent directors are present, as well as in sessions with the CEO. In Fiscal 2024, our independent directors met in both types of executive sessions at four of our scheduled quarterly Board meetings.

Director Attendance at Annual Meeting
We expect that our directors will attend each annual meeting, absent a valid reason. All Board members as of our 2023 Meeting attended our 2023 Meeting.
Board Self-Assessments
The NCGC oversees an evaluation process, conducted at least annually, whereby outside legal counsel for NVIDIA interviews each director to obtain his or her evaluation of the Board as a whole, and of the committees on which he or she serves. The interviews solicit ideas from the directors about, among other things, improving the quality of Board and/or committee oversight effectiveness regarding strategic direction, financial and audit matters, executive compensation, acquisition activity, and other key matters. The interviews also focus on Board process and identifying specific issues which should be discussed in the future. After these evaluations are complete, our outside corporate counsel summarizes the results, reviews them with our Lead Director, and then submits the summary for discussion by the NCGC.
In response to the evaluations conducted in Fiscal 2024, our Board determined to focus on competitive advantage, growth management, vertical initiatives, AI regulations, supply chain, management development and company culture, and geopolitical and regulatory risks. The Board also determined to continue to focus on the Board’s composition and process for Board refreshment.
Director Orientation and Continuing Education
The NCGC and our General Counsel are responsible for new director orientation and for administering or approving eligible director continuing education programs. Continuing education programs for directors may include a combination of internally developed materials and presentations, programs presented by third parties, and financial and administrative support for attendance at qualifying academic or other independent programs.
Director Time Commitment and Outside Board Memberships
Our directors are expected to devote sufficient time to Board and committee duties and to understanding the Company’s business. The NCGC reviews the other commitments of potential Board candidates, and does so annually for existing Board members, to determine if this expectation can be met. In making this determination, the NCGC considers, among other factors, stakeholder guidelines regarding numerical limits on public company boards on which a director may sit. None of our directors serve on more than two public company boards (including NVIDIA), and none of our non-employee directors serve as a CEO or executive officer of a public company.
Director Stock Ownership Guidelines
Our Corporate Governance Policies require each non-employee director to hold shares of our common stock with a total value equal to six times the annual cash retainer for Board service during the period in which he or she serves as a director (or six times his base salary, in the case of the CEO). The shares may include vested deferred stock, shares held in trust, and shares held by immediate family members, but unvested or unexercised equity awards do not count for purposes of this ownership calculation. Non-employee directors have five years after their Board appointment to reach the ownership threshold. Our stock ownership guidelines are intended to further align director interests with stockholder interests.
Each non-employee director and Mr. Huang currently meets or exceeds the stock ownership requirements, with the exception of Ms. Lora, who joined our Board in 2023 and has five years from joining the Board to reach the ownership threshold.
Hedging and Pledging Policy
Under our Insider Trading Policy, our directors, executive officers, employees, and their designees may not hedge their ownership of NVIDIA stock, including but not limited to trading in options, puts, calls, or other derivative instruments related to NVIDIA stock or debt. Additionally, directors, executive officers, employees, and their designees may not purchase NVIDIA stock on margin, borrow against NVIDIA stock held in a margin account, or pledge NVIDIA stock as collateral for a loan.
Senior Management Development
We believe in extensive leadership development. Our management structure ensures that over 60 senior managers work directly with our CEO to execute our corporate strategies. This approach results in strategic alignment, exposes leaders to a broad spectrum of corporate activities, and presents the Board with a pool of excellent candidates for future promotion. Our CEO also selects senior leaders to engage directly with the Board on key initiatives and provides periodic updates to our Board on management development.

Outside Advisors
The Board and each of its principal committees may retain outside advisors and consultants of their choosing at our expense. The Board need not obtain management’s consent to retain outside advisors. In addition, the principal committees need not obtain either the Board’s or management’s consent to retain outside advisors.
Code of Conduct
Our directors, executives, and employees are expected to conduct themselves with the highest degree of integrity, ethics, and honesty. Our credibility and reputation depend upon their good judgment, ethical standards, and personal integrity. Our Code of Conduct applies to all executive officers, directors, and employees, including our principal executive officer, principal financial officer, and principal accounting officer. The Financial Team Code of Conduct applies to our executive officers, directors, members of our finance department, and all employees involved in the preparation and review of externally-reported periodic financial reports, filings, and documents. We regularly review our Code of Conduct and related policies to ensure that they provide clear guidance to our directors, executives, and employees. We also regularly train our employees on our Code of Conduct and other policies.
The Code of Conduct and the Financial Team Code of Conduct may be viewed under Governance in the Investor Relations section of our website, at www.nvidia.com. If we make any amendments to either code, or grant any waiver from a provision of either code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website or in a report on Form 8-K. Information contained on our website is not incorporated by reference into this or any other report we file with the SEC.
Corporate Hotline
We have established an independent corporate hotline to allow any employee, contractor, customer, or partner to confidentially and anonymously submit a complaint about any accounting, internal controls, auditing, Code of Conduct, or other matter of concern (unless prohibited by local privacy laws).
Stockholder Communications with the Board of Directors
Stockholders who wish to communicate with the Board regarding nominations of directors or other matters may do so by sending electronic written communications addressed to Timothy S. Teter, our Secretary, at shareholdermeeting@nvidia.com. All stockholder communications we receive that are addressed to the Board will be compiled by our Secretary. If no particular director is named, letters will be forwarded, depending on the subject matter, to the chairperson of the AC, CC, or NCGC. Matters put forth by our stockholders will be reviewed by the NCGC, which will determine whether these matters should be presented to the Board. The NCGC will give serious consideration to all such matters and will make its determination in accordance with its charter and applicable laws.
Majority Vote Standard
Under our Bylaws, in an uncontested election, stockholders will be given the choice to cast votes FOR or AGAINST the election of directors or to ABSTAIN from such vote and shall not have the ability to cast any other vote with respect to such election of directors. A director shall be elected by the affirmative vote of the majority of the votes cast with respect to that director, meaning the number of shares voted FOR a director must exceed the number of votes cast AGAINST that director. If the votes cast FOR an incumbent director in a non-contested election do not exceed the number of AGAINST votes, such incumbent director shall offer to tender his or her resignation to the Board. The NCGC or other committee that may be designated by the Board will make a recommendation to the Board on whether to accept or reject the resignation or whether other action should be taken. The Board will act on such committee’s recommendation and publicly disclose its decision and the rationale within 90 days from the date of certification of the election results. In making their decision, such committee and the Board will evaluate the best interests of the Company and its stockholders and shall consider all factors and information deemed relevant. The director who tenders his or her resignation will not participate in such committee’s recommendation or the Board’s decision.
In a contested election, in which the number of nominees exceeds the number of directors to be elected, stockholders will be given the choice to cast FOR or WITHHOLD votes for the election of directors and shall not have the ability to cast any other vote with respect to such election of directors. Our directors will be elected by a plurality of the shares represented at any such meeting or by proxy and entitled to vote on the election of directors at that meeting. The directors receiving the greatest number of FOR votes will be elected.
In either case, abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will have no effect on the vote.
Stockholder Special Meeting Right
As part of our Board and management’s comprehensive review of current corporate governance practices, our Board adopted an amendment to our Bylaws in March 2024 to permit stockholders who own at least 15% of the voting power of all the then-outstanding shares of voting stock of the Company, and who have owned such shares continuously for at least one year, to request a special meeting of stockholders, provided that the stockholders satisfy the disclosure, timing and other requirements set forth in our Bylaws intended to ensure that stockholders receive adequate, timely, and accurate information in connection with a special meeting. Our Board believes that this special meeting right strikes an appropriate balance by ensuring that stockholders have a meaningful right to call a special meeting to act on extraordinary, pressing events, while also protecting the Company and its broader stockholder base against narrow and short-term interests.
Board Meeting Information
The Board met four times during Fiscal 2024, including meetings during which the Board discussed the strategic direction of NVIDIA, explored and discussed new business and strategic opportunities and the product roadmap, and other matters facing NVIDIA. We expect each Board member to attend each meeting of the Board and the committees on which he or she serves. Each Board member attended 75% or more of the applicable meetings of the Board and of each committee on which he or she served during Fiscal 2024.

Corporate Sustainability
NVIDIA invents computing technologies that improve lives and address global challenges. Our goal is to integrate sound CS principles and practices into every aspect of the Company. Our Board and management believe that environmental stewardship, social responsibility, and solid governance are important to our business strategy and long-term value creation. While the full Board has ultimate responsibility for CS matters that impact our business, each committee of the Board oversees CS matters across our business operations in the areas that align with their respective responsibilities. The NCGC is responsible for reviewing and discussing with management our policies, issues, and reporting related to sustainability, including overall sustainability strategy, risks, and opportunities, and related programs and initiatives. Our CS team updates the NCGC at least semiannually on these topics, as well as pertinent regulations and stakeholder inputs, and gathers feedback from the NCGC on issues such as climate change, human rights, and diversity and inclusion. The CS team also reports on sustainability issues to the full Board annually.
In Fiscal 2024, we launched a Corporate Sustainability Steering Committee, or the CSSC, comprised of members of our executive leadership team. The CSSC is responsible for overseeing and providing input on our sustainability strategy and program. Feedback from the Board, the NCGC and CSSC, along with specific input from our executive team, helps to determine the focus and scope of our sustainability strategy and program.
The following sections provide an overview of our principles and practices. More information can be found on the Corporate Sustainability section of our website and in our annual Sustainability Report. Information contained on our website or in our annual Sustainability Report is not incorporated by reference into this or any other report we file with the SEC. Refer to “Item 1A. Risk Factors” in our Form 10-K for a discussion of risks and uncertainties we face related to CS.
Climate and Efficiency

We assess our carbon footprint across our product lifecycle and assess climate risks, including current and emerging regulations and market impacts. Improving performance and energy efficiency is a principal goal in each step of our research, development, and design processes. NVIDIA GPUs powered 24 of the top 30 systems on the November 2023 Green500 list, including the No. 1 spot with the H100 GPU-based Henri system. Our Earth-2 initiative aims to harness AI and high-performance computing to unlock the potential of vast quantities of climate data to inform decision-making.
We commit to the following greenhouse gas emissions, or GHG emissions, reduction goals:

•Scope 1 and 2: By the end of Fiscal 2025, and annually thereafter, we expect to achieve and maintain 100% renewable electricity for offices and data centers under our operational control. By delivering on this commitment, we aim to reduce our Scope 1 and 2 emissions in line with prevalent climate science standards.

•Scope 3: By the end of Fiscal 2026, we expect to engage manufacturing suppliers comprising at least 67% of NVIDIA’s scope 3 category 1 GHG emissions, with the goal of effecting supplier adoption of science-based targets.

Human Capital Management

We believe that our employees are our greatest assets, and they play a key role in creating long-term value for our stakeholders. The CC provides oversight of the Company’s human capital management, including policies and strategies regarding recruiting, development, retention, diversity, inclusion, and belonging.

Recruitment, Development, and Retention
As the demand for global technical talent continues to be competitive, we have grown our technical workforce and have been successful in attracting top talent to NVIDIA. We have attracted talent globally through our strong employer brand and differentiated hiring strategies for college, professional, and leadership talent. Our workforce is 83% technical and 49% hold advanced degrees. Additionally, we have increased focus on diversity recruiting, resulting in an increase in global female hiring in each channel. Our own employees help to surface top talent, with over 40% of our new hires in Fiscal 2024 coming from employee referrals.
To support employee development, we provide opportunities to learn on-the-job through training courses, targeted development programs, mentoring and peer coaching and ongoing feedback. We offer tuition reimbursement programs to subsidize educational programs and advanced certifications. We implemented a career coaching service to provide one-on-one guidance to employees, and encourage internal job mobility. We have implemented specifically designed mentoring and development programs for women and employees from traditionally underrepresented groups to ensure widespread readiness for future advancement.
We want NVIDIA to be a place where people can build their careers over their lifetime. Our employees tend to come and stay. In Fiscal 2024, our overall turnover rate was 2.7%.

Compensation, Benefits, and Well-Being
Our compensation program rewards performance and is structured to encourage employees to invest in the Company’s future. Employees receive equity, except where unavailable due to local regulations, that is tied to the value of our stock price and vests over time to retain employees while simultaneously aligning their interests with those of our stockholders.
We offer comprehensive benefits to support our employees’ and their families’ physical health, well-being, and financial health. We are committed to providing tailored benefits based on the needs of our Community Resource Groups and continuing our support for parents, both new birth parents and those who wish to become parents.
Our support has been enhanced during times of crisis, such as war or economic volatility, to take care of our existing team of world-class talent and their families.
Diversity, Inclusion, and Belonging
We believe that diverse teams fuel innovation, and we are committed to creating an inclusive culture that supports all employees.
When recruiting for new talent or developing our current employees, we strive to build a diverse talent pipeline that includes those underrepresented in the technology field, including women, Black/African American, and Hispanic/Latino candidates.
To this end, we have been:
•Partnering with institutions and professional organizations serving historically underrepresented communities;
•    Embedding dedicated recruiting teams to business areas to shepherd underrepresented candidates through the interview process and find internal opportunities;
•    Supporting the development of women employees through programs aimed at building a pipeline of future leaders;
•    Providing peer support and executive sponsors for our internal community resource groups;
•    Providing training and education to managers and peers on fostering supportive environments and recruiting for diversity;
•    Tracking equity and parity in retention, promotions, pay, and employee engagement scores; and
•    Measuring year over year progress and providing leadership visibility on diversity efforts.
As of the end of Fiscal 2024, our global workforce was 79% male, 20% female, and 1% not declared, with 6% of our workforce in the United States composed of Black or African American and Hispanic or Latino employees.
We strive to provide equitable compensation and opportunities for advancement to all employees and to achieve promotion parity based on gender, race, and ethnicity.
Since 2020, we have used a third-party firm to analyze our pay practices and promotion activity across rating, education, years of experience, job function, family, and level. The review has determined that we’ve achieved pay parity, defined as no statistically significant differences in compensation based on gender, race, or ethnicity, for the past several years, and we plan to continue doing so.
In Fiscal 2024, as we promoted many in our workforce, women continue to be promoted at an approximately equal rate to men.
Flexible Working Environment
We support a flexible work environment, understanding that many employees want the ability to work from home under certain conditions. This flexibility supports diverse hiring, retention, and employee engagement, which we believe makes NVIDIA a great place to work.
During Fiscal 2025, we will continue to have a flexible work environment and maintain our company wide 2-days off a quarter for employees to rest and recharge.
Product Value Chain
We seek to promote human rights throughout our supply chain and expect our suppliers to respect human rights whenever they provide products or services for us.

We are a full member of the RBA, an international industry organization dedicated to corporate social responsibility in global supply chains. Since adopting the RBA Code of Conduct in 2007 when we first became an RBA member, we have continued to integrate its elements into our processes, including auditing strategic suppliers and conducting internal assessments to confirm that we are addressing all aspects of responsible supply chain management. All of our manufacturing suppliers are expected to comply with the RBA Code of Conduct and associated NVIDIA policies, including an Agreement for Manufacturer Environmental Compliance.
We expect our suppliers to maintain progressive employment, environmental, health, safety, and ethical practices that meet or exceed applicable laws, the RBA Code of Conduct, our Code of Conduct, and our Human Rights Policy. We also encourage suppliers to use the RBA Code of Conduct as a platform to go above and beyond compliance. We monitor our supply chain through Validated Assessment Program audits and work directly with suppliers to implement any corrective actions.
Our goal is to use only conflict-free gold, tantalum, tungsten, and tin (3TG) in our products and to achieve 100% Responsible Minerals Assurance Process-compliant tantalum, tin, tungsten, and gold processing facilities, as explained in more detail in our Responsible Minerals Policy.
Human Rights
We define human rights as the fundamental rights, freedoms, and standards of treatment belonging to all humans. We follow the laws of the countries in which we operate, and endorse internationally recognized principles, including the United Nations Global Compact, the United Nations Guiding Principles, the Universal Declaration of Human Rights, the International Covenant on Civil and Political Rights, the International Covenant on Economic, Social and Cultural Rights, the Core Conventions of the International Labour Organization, and the International Labour Organization Declaration on Fundamental Principles and Rights at Work.
We have codified our approach to human rights in our Human Rights Policy and work to embed human rights considerations into decision-making processes throughout the Company.
Trustworthy AI
Our trustworthy artificial intelligence, or AI, principles, which we share with customers and partners, reflect our core values and our Code of Conduct. We endeavor to deliver AI models that comply with privacy and data protection laws, perform safely and as intended, provide transparency about a model’s design and limitations, minimize unwanted bias, and give equal opportunity to benefit from AI.
Our products are programmable and general purpose in nature. When we provide tools to help developers create applications for specific industries, we focus on creating products and services that enable developers to create and accelerate socially beneficial applications.
Public Policy Engagement and Accountability
Our NCGC oversees our public policy engagement and accountability. Our Government Relations team engages in public policy advocacy to affect government action on issues of importance to our business, customers, stockholders, and employees, and to provide thought leadership to global governments on issues that directly affect our business. It is also a platform for educating policymakers through demonstrations of NVIDIA’s technology, amplifying our work in targeted areas, and collaborating with various organizations on issues of shared interest. We focus our public policy activities in AI, specifically to promote investment in core AI research, support workforce development around AI, and provide educational resources to technology policy advisors. NVIDIA may incur expenditures to support or educate viewpoints on public policy issues, including expenditures for intermediaries that advocate on our behalf if it is in our best interest.
NVIDIA does not make contributions of any kind (money, employee time, goods or services, or employee expense reimbursements) to political parties or candidates, including any direct contributions to any intermediary organizations, such as political action committees, or PACs, or lobbyists, campaign funds, or trade or industry associations or super PACs. This policy applies in all countries and across all levels of government, even where such contributions are permitted by law.
We belong to trade associations worldwide, representing the interests of the technology industry, industries in which we operate and the broader business community. Where required by law, we file lobbying disclosure reports with applicable governments.
Management reports to the NCGC about our policies and practices in connection with governmental relations, public policy advocacy, and related expenditures.
NVIDIA’s policies and practices related to public policy matters, including lobbying activities, trade association memberships, and related expenditures, are available on our website at https://investor.nvidia.com/governance/governance-documents.

Director Compensation
The CC reviews our non-employee director compensation annually with the assistance of Exequity LLP, the CC’s independent compensation consultant. Exequity prepares peer group data and informs the CC on trends in director compensation and corporate governance best practices.
For our non-employee director compensation program for the year starting on the date of our 2023 Meeting, or the 2023 Program, the CC recommended, and the Board approved, maintaining the same compensation as the previous year with an approximate value of $340,000, slightly below the median paid by the peer group (most recently approved by the CC at the time of its recommendation) to their non-employee directors:
(1) Annual amount, paid quarterly.
(2) Target annual value of RSUs granted on the first trading day following the date of our 2023 Meeting, or the 2023 Program RSUs. To correlate vesting with Board service, 50% of the RSUs vested on the third Wednesday in November 2023 and 50% will vest on the third Wednesday in May 2024, subject to the director’s continuous service with us. If a director’s service terminates due to death, their RSU grants will immediately vest in full.
We do not pay additional fees for serving as a Lead Director, as chairperson or member of our committees, or for meeting attendance. Directors who are also employees do not receive compensation for service on the Board.
The number of shares subject to each director’s 2023 Program RSUs and to the Initial Lora RSUs (as defined below) equaled the target value of the grant divided by the 30-calendar day trailing average closing price of our common stock that ended the business day before the 2023 Meeting and Ms. Lora’s appointment to the Board, respectively, to smooth the effects of possible market volatility. The CC considered various approaches to calculating the number of shares underlying the 2023 Program RSUs and Initial Lora RSUs and determined the process described above was appropriate.
Non-employee directors can elect to defer settlement of RSUs upon vesting for tax planning purposes to the earlier of (i) a future year (no sooner than 2025 for the 2023 Program RSUs and 2023 Program Lora RSUs (as defined below), and no sooner than 2027 for the Initial Lora RSUs) or (ii) in connection with the director’s cessation of service or certain change in control events, in accordance with the rules under Section 409A of the Internal Revenue Code. Messrs. Coxe, Jones, McCaffery, and Neal, and Dr. Shah elected to defer settlement of their 2023 Program RSUs, and Ms. Lora elected to defer settlement of her Initial Lora RSUs and 2023 Program Lora RSUs. Directors do not receive dividends on unvested, or vested but deferred, RSUs.
Other Compensation/Benefits
Our directors are reimbursed for expenses incurred in attending Board and committee meetings and continuing educational programs pursuant to our Corporate Governance Policies. We do not offer change-in-control benefits to our directors, except for vesting acceleration under our equity plans that applies to all award holders under such plans if an acquirer does not assume or substitute for those awards, provided that the award holder’s continuous service with us has not terminated prior to the applicable change-in-control.

Director Compensation for Fiscal 2024

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)		Total ($)
Robert K. Burgess	85,000	274,268		359,268
Tench Coxe	85,000	274,268		359,268
John O. Dabiri	85,000	274,268		359,268
Persis S. Drell	85,000	274,268		359,268
Dawn Hudson	85,000	274,268		359,268
Harvey C. Jones	85,000	274,268		359,268
Melissa B. Lora (2)	56,000	525,372	(3)	581,372
Michael G. McCaffery	85,000	274,268		359,268
Stephen C. Neal	85,000	274,268		359,268
Mark L. Perry	85,000	274,268		359,268
A. Brooke Seawell	85,000	274,268		359,268
Aarti Shah	85,000	274,268		359,268
Mark A. Stevens	85,000	274,268		359,268

(1)     Amounts shown do not reflect amounts actually received by the director. Instead, these amounts reflect the aggregate full grant date fair value, calculated in accordance with ASC 718, for RSU awards granted during Fiscal 2024. The assumptions used in the calculation of award values are set forth in Note 4 to our consolidated financial statements titled Stock-Based Compensation in our Form 10-K. On June 23, 2023, each non-employee director then serving on the Board received their RSU grant for 650 shares, representing their 2023 Program RSUs. The grant date fair value per share for these awards as determined under ASC 718 was $421.95.
(2)     Reflects a pro-rated annual cash retainer for service commencing with Ms. Lora’s appointment to the Board in July 2023.
(3)     Ms. Lora was awarded on August 8, 2023: (a) in connection with her appointment to the Board in July 2023, an initial RSU grant for 587 shares with a target value of $255,000, or the Initial Lora RSUs, with a grant date fair value per share as determined under FASB ASC Topic 718 of $446.21, and (b) as compensation for her service on the Board through the date of the 2024 Meeting, a pro-rated 2023 Program RSU grant for 590 shares, with a grant date fair value per share as determined under FASB ASC Topic 718 of $446.52, reflecting the period of service between her appointment date and the date of the 2024 Meeting, or the 2023 Program Lora RSUs. The Initial Lora RSUs vested as to 1/6th of the shares on December 13, 2023 and will vest as to 1/6th of the shares approximately every six months thereafter, subject to Ms. Lora’s continuous service with us. A pro rata amount of the 2023 Program Lora RSUs vested on November 15, 2023 and the remainder will vest on May 15, 2024, subject to Ms. Lora’s continuous service with us. If Ms. Lora’s service terminates due to death, her RSU grants will immediately vest in full.
The following table provides information regarding the aggregate number of unvested RSUs held by each of our non-employee directors as of January 28, 2024:

Name	RSUs	Name	RSUs
Robert K. Burgess	325	Michael G. McCaffery	325
Tench Coxe	325	Stephen C. Neal	325
John O. Dabiri	325	Mark L. Perry	325
Persis S. Drell	325	A. Brooke Seawell	325
Dawn Hudson	325	Aarti Shah	325
Harvey C. Jones	325	Mark A. Stevens	325
Melissa B. Lora	815
None of our non-employee directors held unexercised stock options as of January 28, 2024.
The following aggregate number of vested RSUs for which settlement was previously deferred were ultimately issued in Fiscal 2024: 1,716 RSUs for Ms. Hudson, 8,884 RSUs for Mr. Jones, 1,716 RSUs for Mr. McCaffery, and 2,848 RSUs for Mr. Neal.

Review of Transactions with Related Persons
Employees, officers, and directors must avoid any activity that conflicts with, or has the appearance of conflicting with, our interests. This policy is included in our Code of Conduct and our Financial Team Code of Conduct. We regularly conduct a review of all related party transactions for potential conflicts of interest and all transactions involving executive officers or directors must be approved by the NCGC in compliance with the Company’s policies and the Listing Standards of The Nasdaq Global Select Market. Except as discussed below, there were no transactions with related persons in Fiscal 2024 that would require disclosure in this proxy statement or approval by the NCGC.
Transactions with Related Persons
The daughter and son of Jen-Hsun Huang, our President and Chief Executive Officer and a member of our Board, are employed by the Company. Neither of them shares a household with Mr. Huang, is one of our executive officers, or reports directly to Mr. Huang. Additionally, the son of Dr. Shah, one of our directors, has been employed by the Company since February 2024. He does not share a household with Dr. Shah and is not one of our executive officers.
The compensation of these individuals was determined in accordance with NVIDIA’s compensation practices applicable to employees with comparable qualifications and responsibilities and holding similar positions and without the involvement of Mr. Huang or Dr. Shah, respectively. The total compensation for Fiscal 2024 of the daughter and son of Mr. Huang was approximately $370,000 and $330,000, respectively. The total compensation for Fiscal 2025 of the son of Dr. Shah is expected to be approximately $450,000.
Each of them has received and continues to be eligible for equity awards on the same general terms and conditions as applicable to employees in similar positions who do not have such family relationships.
We have entered into indemnity agreements with our executive officers and directors which provide, among other things, that we will indemnify such executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines, and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, executive officer or other agent of NVIDIA, and otherwise to the fullest extent permitted under Delaware law and our Bylaws. We intend to execute similar agreements with our future executive officers and directors.
See Employment, Severance, and Change-in-Control Arrangements below for a description of the terms of the 2007 Plan, related to a change-in-control of NVIDIA.
During Fiscal 2024, we granted RSUs to our non-employee directors, and RSUs and PSUs to our executive officers (other than Mr. Huang, who received PSUs only). See Director Compensation above and Executive Compensation below.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information as of March 25, 2024 as to shares of our common stock beneficially owned by each of our NEOs, each of our directors, all of our directors and executive officers as a group, and all known by us to be beneficial owners of 5% or more of our common stock. Beneficial ownership is determined in accordance with the SEC’s rules and generally includes voting or investment power with respect to securities as well as shares of common stock subject to options exercisable, or PSUs or RSUs that will vest, within 60 days of March 25, 2024.
This table is based upon information provided to us by our executive officers and directors. Information about principal stockholders, other than percentages of beneficial ownership, is based solely on Schedules 13G/A filed with the SEC. Unless otherwise indicated and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned. Percentages are based on 2,463,726,581 shares of our common stock outstanding as of March 25, 2024, adjusted as required by SEC rules.

Name of Beneficial Owner	Shares Owned		Shares Issuable Within 60 Days	Total Shares Beneficially Owned	Percent
NEOs:
Jen-Hsun Huang	93,463,791	(1)	—	93,463,791	3.79%
Colette M. Kress	515,421	(2)	—	515,421	*
Ajay K. Puri	409,688	(3)	—	409,688	*
Debora Shoquist	201,610	(4)	—	201,610	*
Timothy S. Teter	231,305	(5)	—	231,305	*
Directors, not including Mr. Huang:
Robert K. Burgess	29,903		325	30,228	*
Tench Coxe	3,785,524	(6)	—	3,785,524	*
John O. Dabiri	1,730		325	2,055	*
Persis S. Drell	28,503	(7)	325	28,828	*
Dawn Hudson	70,175		325	70,500	*
Harvey C. Jones	743,328	(8)	—	743,328	*
Melissa B. Lora	—	(9)	—	—	*
Michael G. McCaffery	10,068	(10)	—	10,068	*
Stephen C. Neal	15,386	(11)	—	15,386	*
Mark L. Perry	138,287	(12)	325	138,612	*
A. Brooke Seawell	501,763	(13)	325	502,088	*
Aarti Shah	—	(14)	—	—	*
Mark A. Stevens	4,102,556	(15)	325	4,102,881	*
Directors and executive officers as a group (18 persons)	104,249,038	(16)	2,275	104,251,313	4.23%
5% Stockholders:
The Vanguard Group, Inc.	204,504,938	(17)	—	204,504,938	8.30%
BlackRock, Inc.	180,593,555	(18)	—	180,593,555	7.33%
FMR LLC	127,855,229	(19)	—	127,855,229	5.19%
* Represents less than 1% of the outstanding shares of our common stock.
(1)Includes (a) 60,483,228 shares of common stock held by Jen-Hsun Huang and Lori Huang, as co-trustees of the Jen-Hsun and Lori Huang Living Trust, u/a/d May 1, 1995, or the Huang Trust; (b) 4,948,956 shares of common stock held by J. and L. Huang Investments, L.P., of which the Huang Trust is the general partner; (c) 2,228,000 shares of common stock held by The Huang 2012 Irrevocable Trust, of which Mr. Huang and his wife are co-trustees; (d) 2,968,428 shares of common stock held by The Jen-Hsun Huang 2016 Annuity Trust II, of which Mr. Huang is trustee; (e) 2,968,428 shares of common stock held by The Lori Lynn Huang 2016 Annuity Trust II, of which Mr. Huang’s wife is trustee; (f) 5,007,800 shares of common stock held by The Huang Irrevocable Remainder Trust u/a/d 2/19/2016, of which Mr. Huang and his wife are co-trustees; and (g) 6,813,073 shares of common stock held by The Jen-Hsun & Lori Huang Foundation, or the Huang Foundation, of which Mr. Huang and his wife are board members. By virtue of their status as co-trustees of the Huang Trust, The Huang 2012 Irrevocable Trust, and The Huang Irrevocable Remainder Trust, each of Mr. Huang and his wife may be deemed to have shared beneficial ownership of the shares referenced in (a), (b), (c), and (f), and to have shared power to vote or to direct the vote or to dispose of or direct the disposition of such shares. By virtue of their status as board members of the Huang Foundation since 2007, Mr. Huang and his wife may be deemed to have shared beneficial ownership of the shares referenced in (g), and to have shared power to vote or to direct the vote or to dispose of or direct the disposition of such shares, and therefore the Huang Foundation’s shares are being reported in accordance with Item 403 of Regulation S-K. Mr. Huang and his wife have no pecuniary interest in the Huang Foundation’s shares.
(2)Includes 400 shares held by son 1, 400 shares held by son 2, and 76,768 shares held by a limited liability company, the sole member of which is an irrevocable trust of which the trustee is an independent institution.
(3)Includes (a) 358,148 shares of common stock held by the Ajay K Puri Revocable Trust dtd 12/10/2015, of which Mr. Puri is the trustee and of which Mr. Puri exercises sole voting and investment power, and (b) 4,636 shares of common stock held by The Puri 2019 Irrevocable Children’s Trust dtd 12/06/2019, of which Mr. Puri is one of the trustees. Mr. Puri disclaims beneficial ownership of the shares held by The Puri 2019 Irrevocable Children’s Trust, except to the extent of his pecuniary interest therein.
(4)Includes 185,363 shares of common stock held by the Debora C. Shoquist Revocable Living Trust dtd 6/13/2002, of which Ms. Shoquist is the trustee.
(5)Represents shares of common stock held by the Horne Teter Family Living Trust, dated February 1, 2019, of which Mr. Teter is a co-trustee and exercises shared voting and investment power.
(6)Includes (a) 685,248 shares of common stock held in a retirement trust over which Mr. Coxe exercises sole voting and investment power, and (b) 3,097,136 shares of common stock held in The Coxe Revocable Trust, of which Mr. Coxe and his wife are co-trustees and of which Mr. Coxe exercises shared voting and investment power. Mr. Coxe disclaims beneficial ownership on the shares held by The Coxe Revocable Trust, except to the extent of his pecuniary interest therein. Mr. Coxe shares pecuniary interest in shares held in his individual name pursuant to a contractual relationship.  Mr. Coxe disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.
Does not include an additional 1,763 shares of common stock that Mr. Coxe has deferred for future issuance.
(7)Includes (a) 2,106 shares of common stock held by The Welch-Drell 2009 Revocable Trust U/A DTD 04/16/2009, of which Dr. Drell and her husband are co-trustees and of which Dr. Drell exercises shared voting and investment power, (b) 68 shares of common stock owned by Cornelia I Welch, (c) 68 shares of common stock owned by Joseph Welch, and (d) 68 shares of common stock owned by Rose I Welch.
(8)Represents shares of common stock held in the H.C. Jones Living Trust, of which Mr. Jones is trustee and of which Mr. Jones exercises sole voting and investment power.
Does not include an additional 6,327 shares of common stock that Mr. Jones has deferred for future issuance.
(9)Does not include 362 shares of common stock that Ms. Lora has deferred for future issuance.
(10)Does not include an additional 3,173 shares of common stock that Mr. McCaffery has deferred for future issuance.
(11)Includes (a) 1,900 shares of shares of common stock held by the 2013 Stephen C. Neal Revocable Trust, of which Mr. Neal is trustee and of which Mr. Neal exercises sole voting and investment power, and (b) 1,252 shares of common stock held by the Neal/Rhyu Revocable Trust dated 05/02/2017, of which Mr. Neal is a co-trustee and exercises shared voting and investment power.
Does not include an additional 5,357 shares of common stock that Mr. Neal has deferred for future issuance.
(12)Includes (a) 123,000 shares of common stock held by The Perry & Pena Family Trust, of which Mr. Perry and his wife are co-trustees and of which Mr. Perry exercises shared voting and investment power, (b) 1,000 shares of common stock held by The Zoe Blue Perry 2020 Irrevocable Trust, of which Mr. Perry and his wife are co-trustees and of which Mr. Perry exercises shared voting and investment power, and (c) 1,000 shares of common stock held by The Taylor William Perry 2023 Irrevocable Trust, of which Mr. Perry and his wife are co-trustees and of which Mr. Perry exercises shared voting and investment power.
(13)Includes 500,000 shares of common stock held by the Rosemary & A. Brooke Seawell Revocable Trust U/A dated 1/20/2009, of which Mr. Seawell and his wife are co-trustees and of which Mr. Seawell exercises shared voting and investment power.
(14)Does not include an additional 6,787 shares of common stock that Dr. Shah has deferred for future issuance.
(15)Includes (a) 1,085,833 shares of common stock held by the 3rd Millennium Trust, of which Mr. Stevens and his wife are co-trustees and of which Mr. Stevens exercises shared voting and investment power, and (b) 1,725,195 shares of common stock held by the Envy Trust u/a/d December 7, 2021, of which Mr. Stevens is trustee.
(16)Includes shares owned by all directors and executive officers.
(17)This information is based solely on a Schedule 13G/A, dated February 13, 2024, filed with the SEC on February 13, 2024 by The Vanguard Group, Inc. reporting its beneficial ownership as of December 29, 2023. The Schedule 13G/A reports that Vanguard has shared voting power with respect to 3,257,646 shares, sole dispositive power with respect to 193,993,095 shares and shared dispositive power with respect to 10,511,843 shares. Vanguard is located at 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(18)This information is based solely on a Schedule 13G/A, dated January 26, 2024, filed with the SEC on January 26, 2024 by BlackRock, Inc. reporting its beneficial ownership as of December 31, 2023. The Schedule 13G/A reports that BlackRock has sole voting power with respect to 162,856,513 shares and sole dispositive power with respect to 180,593,555 shares. BlackRock is located at 50 Hudson Yards, New York, New York 10001.
(19)This information is based solely on a Schedule 13G/A, dated February 8, 2024, filed with the SEC on February 9, 2024 by FMR LLC reporting its beneficial ownership as of December 29, 2023. The Schedule 13G/A reports that FMR has sole voting power with respect to 121,060,256 shares and sole dispositive power with respect to 127,855,229 shares. FMR is located at 245 Summer Street, Boston, Massachusetts 02210.

Proposal 2—Advisory Approval of Executive Compensation

What am I voting on? A non-binding vote, known as “say-on-pay,” to approve our Fiscal 2024 NEO compensation.
Vote required for approval: A majority of the shares present, in person or represented by proxy, and entitled to vote on this matter.
Effect of abstentions: Same as a vote AGAINST.
Effect of broker non-votes: None.

In accordance with Section 14A of the Exchange Act, we are asking our stockholders to vote on an advisory basis, commonly referred to as “say-on-pay,” to approve the Fiscal 2024 compensation paid to our NEOs as disclosed in the CD&A, the compensation tables and the accompanying narrative discussion. This vote is intended to address the overall compensation of our NEOs and the philosophy, policies, and practices described in this proxy statement, rather than any specific compensation component.
In response to our stockholders’ preference, our Board has adopted a policy of providing for annual “say-on-pay” votes.
This advisory proposal is not binding on the Board nor us. Nevertheless, the views expressed by our stockholders are important to the Board and, accordingly, the Board and the CC intend to consider the results of this vote in making future NEO compensation decisions.
Recommendation of the Board
The Board recommends that our stockholders adopt the following resolution:
“RESOLVED, that the Fiscal 2024 compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.”

Executive Compensation
Compensation Discussion and Analysis
This CD&A describes our Fiscal 2024 executive compensation philosophy, design, and process, and how our corporate results affected the payout of performance-based awards. Our Fiscal 2024 NEOs were:

Jen-Hsun Huang	Colette M. Kress	Ajay K. Puri	Debora Shoquist	Timothy S. Teter
President and CEO	EVP and CFO	EVP, Worldwide Field Operations	EVP, Operations	EVP, General Counsel and Secretary
Fiscal 2024 Executive Compensation Summary
Continued Focus on Pay for Performance
NVIDIA’s executive compensation program in Fiscal 2024 continued to be guided by a pay for performance philosophy to link competitive NEO pay with our stockholders’ interests. Approximately 96% of our CEO’s, and approximately 56% of our other NEOs’, total target pay was dependent on corporate performance in the form of SY PSUs, MY PSUs, and variable cash.
Executive Pay Heavily Weighted Towards Equity Awards
The vast majority of our NEOs’ total target pay for Fiscal 2024 was comprised of equity awards:
•SY PSUs based on annual Non-GAAP Operating Income performance (with an opportunity to earn Additional SY PSUs based on annual Non-GAAP Gross Margin performance), vesting over 4 years
•MY PSUs based on 3-year TSR relative to the S&P 500, vesting over 3 years, and
•RSUs vesting over 4 years (for NEOs other than our CEO)
(1) Based on total target pay as approved by the CC, consisting of annual base salary, and, assuming the Company achieves associated performance goals at a Base Compensation Plan level, target payout opportunity under our Variable Cash Plan and target equity opportunities the CC intended to deliver. The target equity opportunity for SY PSUs does not include the Additional SY PSUs.
(2) Reflects the total target pay mix average for each NEO other than our CEO. The total does not sum to 100% due to rounding.
NEOs were also eligible for variable cash awards based on annual revenue performance, in addition to base salary.
Additional SY PSU Opportunities and Lower Threshold Payout; No Changes to Total Target Pay Amounts
The CC designed Fiscal 2024 NEO total target pay to be flat with Fiscal 2023, but adjusted certain features of the compensation program to motivate our executives while emphasizing the Company’s long-term strategy. Up to an additional 50% of an NEO’s target SY PSU payout, or the Additional SY PSUs, could be earned upon achievement of a Fiscal 2024 Non-GAAP Gross Margin goal, if we achieved Fiscal 2024 Non-GAAP Operating Income at or above Base Compensation Plan. For SY PSUs and our Variable Cash Plan, Base Compensation Plan goals approximated, while Stretch Compensation Plan goals were set well above, our Fiscal 2023 results, and payouts for Threshold performance were reduced to 20% in Fiscal 2024 from 50% in Fiscal 2023. Because the Additional SY PSUs represented an upside payout opportunity, the CC set both the Fiscal 2024 Non-GAAP Gross Margin Threshold and the Stretch Compensation Plan goals well above actual Fiscal 2023 performance.

Record Performance Resulting in Maximum Payouts

Fiscal 2024 Revenue	Fiscal 2024 Non-GAAP Operating Income (1)	Fiscal 2024 Non-GAAP Gross Margin (1)	3-Year TSR Relative to S&P 500 (Fiscal 2022 to 2024) (2)
$60.9 billion	$37.1 billion	73.8%	276% (99th Percentile of S&P 500)
(1) See Reconciliation of Non-GAAP Financial Measures below for a reconciliation between the non-GAAP financial measures and GAAP results.
(2) Represents TSR for purposes of the MY PSU performance goal, calculated using cumulative stock price appreciation with dividends reinvested and the average closing stock price for the 60 trading days preceding the start, and preceding and including the last day, of the 3-year performance period.

As a result of the above performance achievements, each exceeding the CC’s pre-established Stretch Compensation Plan goals, our NEOs earned the maximum payouts possible for our Variable Cash Plan, SY PSUs (including the Additional SY PSUs), and MY PSUs.

Our Compensation Philosophy and Practices
NVIDIA is building a one-of-a-kind company that invents the future, builds amazing technologies, and strives to achieve the highest level of craft. To achieve this vision, we must attract and retain a high-caliber executive team while balancing our stockholders’ interests. While our CC considers numerous factors in making executive pay decisions, our compensation program is guided by the following philosophies:
•Pay for Performance: emphasize at-risk and performance-based cash and equity for NEOs based on multiple corporate metrics
•Provide Competitive Pay: NEO target compensation should be competitive with our peers, reflect job impact, scope, and responsibilities, and be structured to attract and retain talent
•Stockholder Alignment: align NEO pay with stockholders’ long-term interests and consider feedback from our annual stockholder engagement efforts and “say-on-pay” vote
•Simplicity and Transparency: design a compensation program with simple, objective metrics
In this CD&A, total target pay refers to (i) an NEO’s annual base salary, (ii) target variable cash opportunity, which means the potential payout under our Variable Cash Plan, assuming the Company achieves the associated performance goal at a Base Compensation Plan level, and (iii) target equity opportunity, which means the value of the equity opportunities granted during the year that the CC intended to deliver, assuming that the Company achieves associated performance goals at a Base Compensation Plan level (and for purposes of the SY PSUs, excluding the Additional SY PSUs).
Our executive compensation program adheres to the following practices:

What We Do	What We Don’t Do
✓Emphasize at-risk, performance-based compensation, with simple, objective goals for those components of pay
✓Include multi-year PSU awards
✓Use annual and 3-year performance targets to determine PSU awards earned
✓Set rigorous performance goals that are informed by the Company’s operating plan
✓Require NEOs to provide continuous service for 4 years to fully vest in SY PSU and RSU awards
✓Evaluate our program annually based on feedback from stockholder engagement efforts and make adjustments when appropriate
✓Mitigate compensation risks
✓Cap performance-based variable cash and PSU payouts
✓Retain an independent compensation consultant reporting directly to the CC
✓Require NEOs to maintain meaningful stock ownership
✓Maintain a clawback policy for performance-based compensation

X Enter into agreements with NEOs providing for specific terms of employment or severance benefits
X Give our executive officers special change-in-control benefits
X Provide automatic equity vesting upon a change-in-control (except for the provisions in our equity plans that apply to all employees if an acquiring company does not assume or substitute our outstanding stock awards)
X Give NEOs supplemental retirement benefits
X Provide tax gross-ups
X Pay dividends or the equivalent on unearned or unvested equity
X Permit executive officers, employees, or directors to hedge their ownership of NVIDIA stock or to pledge NVIDIA stock as collateral for a loan

How We Determine Executive Compensation
The CC’s oversight and decision-making for our Fiscal 2024 executive compensation program is a multi-year process:

Dec 2022 - Feb 2023	Jan 2023	Mar 2023	Mar 2024	May 2024
Members of management and the Board, including our Lead Director and a CC member, engaged in stockholder outreach	CC determined peer companies	CC considered stockholder feedback and peer companies in determining performance goals and compensation	CC certified achievement and payouts for Fiscal 2024 Variable Cash Plan, SY PSUs granted in Fiscal 2024 and MY PSUs granted in Fiscal 2022 *	Completed compensation risk assessment; published executive compensation program details in proxy statement
* The CC will certify achievement and payouts for MY PSUs granted in Fiscal 2024 by March 2026.
Roles of the CC, Compensation Consultant, and Management
The roles of our CC; our independent compensation consultant, Exequity, which reported directly to our CC; and management, including our CEO, CFO, and Human Resources and Legal departments, in setting our Fiscal 2024 NEO compensation program are summarized below.
During Fiscal 2024, our CC continued to use Exequity for its experience working with our CC and with compensation committees at other technology companies. Our CC analyzed whether Exequity’s role raised any conflict of interests, taking into consideration the following:
•Exequity does not provide any services directly to NVIDIA (although we pay Exequity on the CC’s behalf);
•The percentage of Exequity’s total revenue resulting from fees paid by us on the CC’s behalf;
•Exequity’s conflict of interest policies and procedures;
•Any business or personal relationship between Exequity and an NEO, or between Exequity’s individual compensation advisors and an NEO or any member of our CC; and
•Any NVIDIA stock owned by Exequity or its individual compensation advisors
After considering these factors, our CC determined that Exequity’s work did not create any conflict of interests.
Our CC reviews and approves the compensation of all of our NEOs, and solicits the input of Mr. Huang and Exequity for its NEO compensation decisions. Specifically, at the CC’s direction, Exequity and management recommended a peer group for our Fiscal 2024 executive pay program, which was approved by the CC. Management gathered peer data from the Radford Global Technology Survey, or the Radford Survey, which was considered by Exequity in its analysis of Mr. Huang’s compensation, and by Mr. Huang in his recommendations on our other NEOs’ compensation for Fiscal 2024. The CC considered Exequity’s advice, Mr. Huang’s recommendations, and management’s proposed Fiscal 2024 performance goals as informed by the Company’s operating plan prior to making its final and sole decision on all Fiscal 2024 NEO compensation. Ultimately, the CC certified compensation payouts for the applicable performance periods that concluded at the end of Fiscal 2024 relating to the Variable Cash Plan, SY PSUs granted during Fiscal 2024, and MY PSUs granted during Fiscal 2022. The CC also oversaw the Fiscal 2024 compensation risk analysis prepared by management.
Peer Companies and Market Compensation Data
We believe our peers should be companies that (1) compete with us for executive talent; (2) have established businesses, market presence, and complexity similar to us; and (3) are generally of similar size to us, as measured by revenue and/or market capitalization at roughly 0.5-3.5x of ours. After consultation with management, the CC determined that the existing peer group generally continued to be appropriate for Fiscal 2024, except for removing Intuit Inc., PayPal Holdings, Inc., and VMware, Inc. due to their respective revenues and market capitalizations falling below our targeted range:
Fiscal 2024 Peer Group

Adobe Inc. (ADBE)	Oracle Corporation (ORCL)
Advanced Micro Devices, Inc. (AMD)	Qualcomm Incorporated (QCOM)
Broadcom Limited (AVGO)	Salesforce, Inc. (CRM)
Cisco Systems, Inc. (CSCO)	SAP SE (SAP)
International Business Machines Corporation (IBM)	Texas Instruments Incorporated (TXN)
Intel Corporation (INTC)	Visa Inc. (V)
Netflix, Inc. (NFLX)
Our CC chose each member of the peer group after considering a combination of the factors described above. As a result, while some of our compensation peer group members may have been smaller or larger than us in terms of market capitalization or revenue, the CC determined that such companies were still within a reasonable range of sizes compared to us and should be included in the peer group because we compete with them for talent and because they have established businesses with complexity similar to ours.
In determining our Fiscal 2024 peer group, the CC reviewed our trailing 12-month revenue (as previously reported up through our third quarter results for Fiscal 2023) and market capitalization as of October 2022, compared to the 75th percentile, median, and 25th percentile of our peer group companies, which were as follows:

	Revenue (in billions)	Market Capitalization (in billions)
Fiscal 2024 Peer Group 75th Percentile	$44.17	$168.46
Fiscal 2024 Peer Group Median	$29.58	$131.01
Fiscal 2024 Peer Group 25th Percentile	$22.17	$114.94
NVIDIA	$28.57	$335.94
Our CC reviews market practices and compensation data from the Radford Survey for peer companies’ comparably situated executives when determining the components of our executive compensation program, as well as total compensation. We compare the total compensation opportunity for our NEOs and similarly situated executives at the 25th, 50th, and 75th percentiles of peer company data where available, and the CC considers the factors below in determining NEO compensation opportunities.
Factors Used in Determining Executive Compensation
In addition to peer data, our CC considers the following factors in making executive compensation decisions. The weight given to each factor may differ among NEOs and each component of pay, and is subject to the CC’s sole discretion.

✓ The need to attract and retain talent in a highly competitive industry
✓ Stockholder feedback regarding our executive pay
✓ The simplicity of the overall program and the transparency of the performance metrics
✓ An NEO’s past performance and anticipated future contributions
✓ Our financial performance and forecasted results, as well as our prior financial performance and resulting impact on our executives’ compensation
✓ The need for NEOs to address new business challenges
✓ Changes in the scale and complexity of our business
✓ Each NEO’s current total compensation

✓ Each NEO’s unvested equity
✓ Internal pay equity relative to similarly situated executives and the scope and complexity of the department(s) or function(s) the NEO manages
✓ Our CEO’s recommendations for the other NEOs, including his understanding of each NEO’s performance, capabilities, and contributions
✓ Our CC’s independent judgment
✓ Our philosophy that an NEO’s total compensation opportunity and percentage of at-risk pay should increase with responsibility
✓ The total compensation cost and stockholder dilution, including from executive compensation, to maintain a responsible cost structure for our compensation programs *

* See Note 4, Stock-Based Compensation of our Form 10-K consolidated financial statements for a discussion of stock-based compensation cost.
Fiscal 2024 Compensation Actions and Achievements
Stockholder Outreach and Feedback
We value stockholder feedback and conduct an annual stockholder outreach program. During the Fall of 2022, in preparing for Fiscal 2024 compensation decisions, we contacted our top institutional holders who held approximately 1% or more of our stock, with an aggregate ownership of approximately 32% of our common stock outstanding. Members of management and the Board, including our Lead Director and a member of our CC, ultimately discussed executive compensation with representatives of stockholders holding an aggregate of approximately 19% of our common stock. Our stockholders provided positive feedback on our decision not to change Fiscal 2023 executive compensation performance goals mid-year during the macroeconomic challenges that impacted our Fiscal 2023 payouts, and on the balance of our executive pay across both short- and long-term performance metrics.

After considering their feedback and the say-on-pay approval rate of 93% of our NEOs’ Fiscal 2022 compensation, our CC determined to maintain generally the same elements and performance-based metrics for our Fiscal 2024 NEO pay program, but provided for an opportunity to earn Additional SY PSUs upon achievement of a rigorous Non-GAAP Gross Margin goal, as further described below. Our CC believed that continuing to structure the performance-based components of our executive pay program solely around NVIDIA’s corporate financial performance goals appropriately aligned the motivation of management with the interests of our stockholders.
In the Fall of 2023, members of management and the Board, including our Lead Director, again engaged in stockholder outreach. The CC considered the feedback from these meetings, and the results of the say-on-pay vote for Fiscal 2023 compensation, in making decisions regarding the ongoing Fiscal 2025 executive compensation program.

Total Target Compensation Approach
In evaluating Fiscal 2024 compensation, our CC reviewed each NEO’s total target pay opportunity and distribution across different pay elements. Our CC compared Mr. Huang’s base salary, target variable cash opportunity, target total cash opportunity, target equity opportunity, and total target pay opportunity against chief executives of our peer companies. For our other NEOs, their respective total target pay was reviewed by Mr. Huang against similarly situated executives of our peer companies, where available. This market reference, along with his evaluation of internal pay equity, individual performance, level of unvested equity and increasing complexity of our executives’ roles, informed Mr. Huang’s recommendations of the other NEOs’ compensation to the CC. The CC also considered the factors discussed above in Factors Used in Determining Executive Compensation and the CC’s compensation objectives for Fiscal 2024. Our CC did not use a single formula or assign a specific weight to any one factor in determining each NEO’s target pay. Instead, our CC used its business judgment and experience to set total target compensation, mix of cash and equity, and fixed and at-risk pay opportunities for each NEO to achieve our program’s objectives. When the CC set each element of pay for an NEO, it considered the context of the levels of the other pay elements, and the resulting total target pay for such NEO. The CC established amounts and a structure that it believed would allow our NEOs to realize above-market value from equity awards and variable cash incentives only upon exceptional corporate performance.
Continued Emphasis on Long-Term, At-Risk, Performance-Based Equity Awards
For Fiscal 2024, the CC decided that the largest portion of NEOs’ total target pay would remain in the form of at-risk equity with performance-based vesting. The CC believes an emphasis on long-term, at-risk opportunities drives results and increases NEO and stockholder alignment, while providing sufficient annual cash compensation to be competitive and retain our NEOs. The PSUs and RSUs provide long-term incentives and retention benefits because our NEOs must achieve, for PSUs, the predetermined performance goals and, for both PSUs and RSUs, must remain with us for a longer term (3 years for MY PSUs and 4 years for SY PSUs and RSUs) to fully vest in the awards.
The CC concluded that, given Mr. Huang’s position as CEO, 100% of his equity grants should be at-risk and performance-based, tightly aligning his interests with stockholders. Consistent with its practice in prior years, the CC granted Mr. Huang’s target equity opportunity 100% in the form of SY PSUs (which value is aligned with our annual corporate financial performance) and MY PSUs (which value is aligned with our 3-year relative shareholder return), evenly split between both forms of PSUs to emphasize both shorter-term and longer-term performance. For our other NEOs, the CC provided 40% of the target equity opportunity in the form of RSUs and 60% of the target equity opportunity in the form of PSUs. The CC determined this mix appropriately balanced an emphasis on performance achievement while still providing a meaningful amount of time-vesting RSUs to encourage retention.
To motivate our NEOs to focus on operational efficiencies and providing value-added products, management recommended, and the CC determined that it was appropriate, to provide our executives with an opportunity to earn Additional SY PSUs in Fiscal 2024 if (i) Fiscal 2024 Non-GAAP Operating Income was achieved at or above Base Compensation Plan and (ii) we achieved a Fiscal 2024 Non-GAAP Gross Margin goal, as further described below under Performance Metrics and Goals for Executive Compensation.

Components of Pay
The primary components of NVIDIA’s Fiscal 2024 executive compensation program are summarized below:

	Fixed Compensation	At-Risk Compensation
	Base Salary	Variable Cash	SY PSUs	MY PSUs	RSUs (1)
Form	Cash	Cash	Equity	Equity	Equity
Who Receives	NEOs	NEOs	NEOs	NEOs	NEOs except our CEO
Performance Measure	N/A	Revenue (determines cash payout)	Non-GAAP Operating Income (and Non-GAAP Gross Margin for potential Additional SY PSUs (2)) (determines number of shares eligible to vest)	TSR relative to the S&P 500 (determines number of shares eligible to vest)	N/A
Performance Period	N/A	1 year	1 year	3 years	N/A
Vesting Period	N/A	N/A	4 years from grant	3 years from grant	4 years from grant
Vesting Terms	N/A	N/A	If at least Threshold achieved, 25% on approximately the 1-year anniversary of the grant date; 6.25% quarterly thereafter	If at least Threshold achieved, 100% on approximately the 3-year anniversary of the grant date	6.25% vests quarterly from the grant date (3)
Timeframe Emphasized	Annual	Annual	Long-term	Long-term	Long-term
Purpose	Compensate for expected day-to-day performance	Reward for annual corporate financial performance	Align with stockholder interests by linking NEO pay to annual operational performance and ongoing stock price performance during the vesting period	Align with long-term stockholder interests by linking NEO pay to multi-year relative shareholder return and ongoing stock price performance during the vesting period	Align with stockholder interests by linking NEO pay to stock price performance
Maximum Amount That Can Be Earned	N/A	200% of target opportunity under our Variable Cash Plan	150% (200% with Additional SY PSUs) of Mr. Huang’s SY PSU target opportunity and 200% (250% with Additional SY PSUs) of our other NEOs’ respective SY PSU target opportunity

			Ultimate value delivered depends on stock price on date earned shares vest	150% of Mr. Huang’s MY PSU target opportunity and 200% of our other NEOs’ respective MY PSU target opportunity Ultimate value delivered depends on stock price on date earned shares vest	100% of grant Ultimate value delivered depends on stock price on date shares vest
(1) Our CC considers RSUs to be at-risk pay because the realized value depends on our stock price, a financial performance measure.
(2) Contingent upon the Company achieving annual Non-GAAP Operating Income at Base Compensation Plan or better.
(3)    Reflects vesting schedule for annual performance RSU grants. New hire RSU grants vest as to 25% on approximately the 1-year anniversary of the grant date, and 6.25% quarterly thereafter.
We also provide our NEOs with insurance benefits and eligibility to participate in our ESPP and 401(k) plan on the same basis as our other employees. We may also provide perquisites to our NEOs from time to time. For more information about the other compensation and benefits we provide to our NEOs, see Other Compensation and Benefits below.
Setting Executive Compensation Values
For Fiscal 2024, after considering the scope and complexity of management’s roles and responsibilities, the CC determined that our NEOs’ target pay should be flat with Fiscal 2023. There were no increases to base salaries or variable cash opportunities and no intended increases to target equity opportunities (minor differences in values occurred due to rounding in share calculation methodology). However, the CC did adjust NEOs’ upside opportunity and provided for Additional SY PSUs that could be earned if, assuming annual Non-GAAP Operating Income was achieved at or above Base Compensation Plan, an additional Fiscal 2024 Non-GAAP Gross Margin goal was achieved.
Determining Equity Award Amounts
To determine the actual share number of RSUs and target numbers of SY PSUs and MY PSUs awarded to our NEOs, the CC divided the target equity opportunities they intended to deliver, as described above, by the 30-calendar day trailing average closing price of our common stock ending on the last day of the calendar month prior to the date of grant, which was used instead of the stock price on the date of grant to smooth the effects of possible market volatility. The CC understands that using a historical average stock price can result in the ultimate grant date value of an award as required to be reported in the Summary Compensation Table and Grants of Plan-Based Awards Table under ASC 718 being different than the target equity opportunity. The CC considered various approaches to granting awards and determined the process described above is appropriate.
The target number of SY PSUs would be eligible to vest upon the Company’s achievement of Fiscal 2024 Non-GAAP Operating Income at Base Compensation Plan. If the Company achieved Fiscal 2024 Non-GAAP Operating Income at Stretch Compensation Plan or more, excluding the Additional SY PSUs, the maximum number of SY PSUs would be eligible to vest, capped at 150% of Mr. Huang’s, and 200% of our other NEOs’ respective, SY PSU target equity opportunities. If the Company achieved Fiscal 2024 Non-GAAP Operating Income at Threshold, the minimum number of

SY PSUs would be eligible to vest, equivalent to 20% of our NEOs’ respective SY PSU target equity opportunities. In addition, upon the Company achieving at least Base Compensation Plan for Fiscal 2024 Non-GAAP Operating Income, if the Company also achieved Fiscal 2024 Non-GAAP Gross Margin at Threshold or better, our NEOs could earn Additional SY PSUs capped at 50% of their respective SY PSU target equity opportunities.
The target number of MY PSUs would be eligible to vest upon the Company’s achievement of TSR relative to the S&P 500 from the start of Fiscal 2022 to the end of Fiscal 2024, or the 3-Year Relative TSR, at Base Compensation Plan. If the Company achieved 3-Year Relative TSR at Stretch Compensation Plan or more, the maximum number of MY PSUs would be eligible to vest, capped at 150% of Mr. Huang’s, and 200% of our other NEOs’ respective, MY PSU target equity opportunities. If the Company achieved 3-Year Relative TSR at Threshold level, the minimum number of MY PSUs would be eligible to vest, equivalent to 25% of our NEOs’ respective MY PSU target equity opportunities.
No PSUs would be eligible to vest if the applicable Threshold performance level was not achieved. Any PSUs determined to be unearned would be cancelled.
Performance Metrics and Goals for Executive Compensation
The CC’s decisions in March 2023 regarding the performance metrics for Fiscal 2024 executive compensation were informed by the Fiscal 2024 operating plan as approved by the Board at that time. The operating plan took into account the Company’s challenging Fiscal 2023, with macroeconomic and market headwinds on our business resulting in our revenue and Non-GAAP Operating Income performance falling short of the CC’s pre-established goals for executive compensation. The CC intended for the Fiscal 2024 performance goals to be rigorous and uncertain, considered the likelihood of a range of business scenarios that could impact our performance, and acknowledged that sustaining the same level of financial performance achieved during Fiscal 2023 under the then-current business conditions would require significant effort by our NEOs. Recognizing an increasingly complex macroeconomic environment, the CC set Base Compensation Plan goals close to actual performance for Fiscal 2023, and set Stretch Compensation Plan goals at levels that would require year-over-year growth representing extremely strong financial performance. In addition, given the uncertain operating environment, the CC determined to provide our NEOs with an opportunity to earn Additional SY PSUs and chose Fiscal 2024 Non-GAAP Gross Margin as the related performance metric to motivate our NEOs to focus on operational efficiencies and providing value-added products. Specifically, assuming Fiscal 2024 Non-GAAP Operating Income was achieved at or above Base Compensation Plan, Additional SY PSUs, capped at 50% of each NEO’s SY PSU target equity opportunity, could be earned if the Company achieved at least a Threshold Fiscal 2024 Non-GAAP Gross Margin. Because the Additional SY PSUs represented an upside payout opportunity, the CC set both the Fiscal 2024 Non-GAAP Gross Margin Threshold and the Stretch Compensation Plan goals, well above actual Fiscal 2023 performance.

Fiscal 2024 performance metrics and goals for NEO pay were as set forth below:

PERFORMANCE METRICS
	Variable Cash Plan	SY PSUs	MY PSUs
Metric	Revenue	Non-GAAP Operating Income and for Additional SY PSUs only, Non-GAAP Gross Margin	TSR relative to the S&P 500
Timeframe	1 year	1 year	3 years
CC’s Rationale for Metric	Drives value, contributes to Company’s long-term success Focuses on growth in new and existing markets Distinct, separate metric from Non-GAAP Operating Income	Drives value, contributes to Company’s long-term success

Non-GAAP Operating Income reflects our annual revenue generation and effective operating expense management

Non-GAAP Gross Margin emphasizes profitability in critical market platforms

Distinct, separate metrics from revenue
Aligns directly with long-term shareholder value creation
Provides comparison of our stock price performance, including dividends, against a capital market index in which we compete
Relative performance goal accounts for macroeconomic factors impacting the market

PERFORMANCE GOALS
	Variable Cash Plan		SY PSUs		MY PSUs
	Fiscal 2024 Revenue	Payout as a % of Target Opportunity (1)	Fiscal 2024 Non-GAAP Operating Income (2)	Shares Eligible to Vest as a % of Target Opportunity (1)	Fiscal 2022 to 2024 3-Year Relative TSR (3)	Shares Eligible to Vest as a % of Target Opportunity (1)
Threshold	$20.0 billion	20%	$4.6 billion	20%	25th percentile	25%
Base Compensation Plan	$26.0 billion	100%	$9.4 billion	100%	50th percentile	100%
Stretch Compensation Plan	$29.5 billion	200%	$11.9 billion	CEO 150% Other NEOs 200% Additional 50% possible for all NEOs (4)	75th percentile	CEO 150% Other NEOs 200%

(1)For achievement between Threshold and Base Compensation Plan, or alternatively between Base Compensation Plan and Stretch Compensation Plan, payouts would be determined using straight-line interpolation. Achievement less than Threshold would result in no payout, and exceeding Stretch Compensation Plan would result in the capped maximum payout.
(2)See Reconciliation of Non-GAAP Financial Measures below for a reconciliation between the non-GAAP financial measures and GAAP results.
(3)MY PSUs covering the Fiscal 2022 to Fiscal 2024 performance period were granted in Fiscal 2022. MY PSUs granted in Fiscal 2024 cover the Fiscal 2024 to Fiscal 2026 performance period and consist of the same performance goal structure and payout opportunities.
(4)Upon the Company achieving at least Base Compensation Plan for Fiscal 2024 Non-GAAP Operating Income, (i) if the Company also achieves Fiscal 2024 Non-GAAP Gross Margin between Threshold of 66.5% and Stretch Compensation Plan of 68.5%, the number of eligible Additional SY PSUs will be equal to an amount linearly interpolated between 0% and 50% of the SY PSU target opportunities for each NEO, and (ii) if the Company also achieves Fiscal 2024 Non-GAAP Gross Margin of 68.5% or more, the number of eligible Additional SY PSUs will be capped at 50% of the SY PSU target opportunities for each NEO.

Each of the performance goal levels as described above were set by the CC with the following objectives:
•Threshold was uncertain, but attainable and high enough to create value; represented an appropriately decelerated payout for performance below Base Compensation Plan. For Additional SY PSUs, Threshold was uncertain but attainable with significant effort and execution success, as it represented an upside payout opportunity
•Base Compensation Plan was uncertain but attainable with significant effort and execution success; included budgeted investments in future businesses and revenue growth considering macroeconomic conditions and reasonable but challenging growth estimates for ongoing and new businesses
•Stretch Compensation Plan required exceptional achievement; only possible with strong market factors and a very high level of management execution and corporate performance
Fiscal 2024 Performance Achievement
As a result of record performance on the strength of our Data Center market platform, and generative AI and accelerated computing driving significant upside in demand for our products, each of revenue, Non-GAAP Operating Income and Non-GAAP Gross Margin for Fiscal 2024 exceeded their respective Stretch Compensation Plan goals, as did our Fiscal 2022 to Fiscal 2024 3-year TSR relative to the S&P 500.
In March 2024, the CC certified the Company’s performance achievement with the following payouts:

PERFORMANCE ACHIEVEMENT AND PAYOUTS
	Variable Cash Plan	SY PSUs	MY PSUs (1)
Performance Achievement for Period Ended Fiscal 2024 (2)	$60.9 billion revenue	$37.1 billion Non-GAAP Operating Income (3) For Additional SY PSUs only, 73.8% Non-GAAP Gross Margin (3)	3-year TSR of 276% 99th percentile relative to S&P 500
Payout as % of Target Opportunity	200%	With Additional SY PSUs, CEO 200% Other NEOs 250% (4)	CEO 150% Other NEOs 200% (5)
(1)Represents performance achievement and payout of MY PSUs granted in Fiscal 2022, with a performance period measured from the start of Fiscal 2022 to the end of Fiscal 2024.
(2)Revenue is GAAP revenue, as the Company reports in its SEC filings. Non-GAAP Operating Income is GAAP operating income, as the Company reports in its SEC filings, excluding stock-based compensation expense, acquisition termination cost, acquisition-related and other costs, restructuring costs and other, IP-related and legal settlement costs, and other. Non-GAAP Gross Margin is GAAP gross margin, as the Company reports in its SEC filings, excluding acquisition-related and other costs, stock-based compensation expense, and IP-related costs. Consistent with prior years, 3-year TSR for purposes of the MY PSUs represents cumulative stock price appreciation, with dividends reinvested, and is measured based on the average closing stock price for the 60 trading days preceding the start, and preceding and including the last day, of the 3-year performance period. This averaging period mitigates the impact of one-day or short-term stock price fluctuations at the beginning or end of the performance period.
(3)See Reconciliation of Non-GAAP Financial Measures below for a reconciliation between the non-GAAP financial measures and GAAP results.
(4)25% of the eligible SY PSU shares vested on March 20, 2024, approximately one year after grant, and 6.25% will vest every quarter thereafter for the next three years.
(5)100% of the eligible MY PSUs vested on March 20, 2024.
Achievement of goals for MY PSUs granted during Fiscal 2023 and Fiscal 2024 will be determined after the applicable performance periods conclude in January 2025 and January 2026, respectively.
Fiscal 2024 Target Compensation Actions and Performance-Based Payouts
The CC’s target Fiscal 2024 compensation actions are summarized below for each NEO, reflecting the target variable cash and equity opportunities the CC intended to deliver, as well as the variable cash earned and PSUs which became eligible to vest. The performance for MY PSUs granted in Fiscal 2024 will be determined after the end of Fiscal 2026.
The CC considered the factors set forth in Factors Used in Determining Executive Compensation above to set total target pay opportunity for each NEO, which are described in Compensation Actions and Achievements - Setting Executive

Compensation Values above. As described above, the CC intended for each NEO’s target pay to be flat with Fiscal 2023, with no increases to base salaries or variable cash opportunities and no intended increases to target equity opportunities.
The target equity opportunities reported in the tables below reflect the number of shares subject to each NEO’s equity awards granted in Fiscal 2024, assuming Base Compensation Plan achievement for PSUs, multiplied by the 30-calendar day trailing average closing price of our common stock that the CC used in approving such equity awards, as described above in Determining Equity Award Amounts, and excluded the potential impact of the Additional SY PSUs that could be earned. These values reflect minor differences from the respective target equity opportunities approved in Fiscal 2023 and reported in our proxy statement last year as a result of rounding in our share calculation methodology and not as a result of an intent by the CC to increase target equity opportunities. The target equity opportunities reported below differ from the values reported in the Summary Compensation Table and Grants of Plan-Based Awards Table, which, in accordance with SEC rules, reflect the aggregate grant date fair value of each NEO’s equity awards calculated in accordance with ASC 718 based on the single day closing price of our common stock on the date of grant and, for PSUs, assuming a probable outcome of the applicable performance conditions.

Jen-Hsun Huang President & CEO	Target Pay ($)	Fiscal 2024 Compensation Actions	Fiscal 2024 Performance-Based Payouts
Base Salary	1,000,000	Flat with Fiscal 2023
Variable Cash	2,000,000	Flat with Fiscal 2023	Fiscal 2024 revenue exceeded Stretch Compensation Plan goal, resulting in 200% payout under Variable Cash Plan ($4,000,000)
Cash	3,000,000	Flat with Fiscal 2023
SY PSUs	10,999,969	Flat with Fiscal 2023, resulting in 50,491 shares target opportunity granted in Fiscal 2024, with potential to earn Additional SY PSUs	Fiscal 2024 Non-GAAP Operating Income exceeded Stretch Compensation Plan goal, resulting in 150% of target opportunity becoming eligible to vest

			Fiscal 2024 Non-GAAP Gross Margin exceeded Stretch Compensation Plan goal, resulting in Additional SY PSUs equal to 50% of target opportunity becoming eligible to vest (total 100,982 shares)
MY PSUs	10,999,969	Flat with Fiscal 2023, resulting in 50,491 shares target opportunity granted in Fiscal 2024
Fiscal 2022 to Fiscal 2024 3-Year Relative TSR for MY PSUs granted in Fiscal 2022 achieved at Stretch Compensation Plan level, resulting in 150% of target opportunity (105,060 shares) becoming eligible to vest

Equity	21,999,938	Flat with Fiscal 2023 target
TOTAL	24,999,938	Flat with Fiscal 2023 target

Colette M. Kress EVP & CFO	Target Pay ($)	Fiscal 2024 Compensation Actions	Fiscal 2024 Performance-Based Payouts
Base Salary	900,000	Flat with Fiscal 2023
Variable Cash	300,000	Flat with Fiscal 2023	Fiscal 2024 revenue exceeded Stretch Compensation Plan goal, resulting in 200% payout Variable Cash Plan ($600,000)
Cash	1,200,000	Flat with Fiscal 2023
SY PSUs	5,939,953	Flat with Fiscal 2023, resulting in 27,265 shares target opportunity granted in Fiscal 2024, with potential to earn Additional SY PSUs	Fiscal 2024 Non-GAAP Operating Income exceeded Stretch Compensation Plan goal, resulting in 200% of target opportunity becoming eligible to vest

			Fiscal 2024 Non-GAAP Gross Margin exceeded Stretch Compensation Plan goal, resulting in Additional SY PSUs equal to 50% of target opportunity becoming eligible to vest (total 68,162 shares)
MY PSUs	539,857	Flat with Fiscal 2023, resulting in 2,478 shares target opportunity granted in Fiscal 2024
Fiscal 2022 to Fiscal 2024 3-Year Relative TSR for MY PSUs granted in Fiscal 2022 achieved at Stretch Compensation Plan level, resulting in 200% of target opportunity (6,160 shares) becoming eligible to vest

RSUs	4,319,946	Flat with Fiscal 2023, resulting in 19,829 shares granted in Fiscal 2024
Equity	10,799,756	Flat with Fiscal 2023 target
TOTAL	11,999,756	Flat with Fiscal 2023 target

Ajay K. Puri EVP, Worldwide Field Operations	Target Pay ($)	Fiscal 2024 Compensation Actions	Fiscal 2024 Performance-Based Payouts
Base Salary	950,000	Flat with Fiscal 2023
Variable Cash	650,000	Flat with Fiscal 2023	Fiscal 2024 revenue exceeded Stretch Compensation Plan goal, resulting in 200% payout under Variable Cash Plan ($1,300,000)
Cash	1,600,000	Flat with Fiscal 2023
SY PSUs	5,719,914	Flat with Fiscal 2023, resulting in 26,255 shares target opportunity granted in Fiscal 2024, with potential to earn Additional SY PSUs	Fiscal 2024 Non-GAAP Operating Income exceeded Stretch Compensation Plan goal, resulting in 200% of target opportunity becoming eligible to vest

			Fiscal 2024 Non-GAAP Gross Margin exceeded Stretch Compensation Plan goal, resulting in Additional SY PSUs equal to 50% of target opportunity becoming eligible to vest (total 65,637 shares)
MY PSUs	519,814	Flat with Fiscal 2023, resulting in 2,386 shares target opportunity granted in Fiscal 2024
Fiscal 2022 to Fiscal 2024 3-Year Relative TSR for MY PSUs granted in Fiscal 2022 achieved at Stretch Compensation Plan level, resulting in 200% of target opportunity (5,880 shares) becoming eligible to vest

RSUs	4,159,819	Flat with Fiscal 2023, resulting in 19,094 shares granted in Fiscal 2024
Equity	10,399,547	Flat with Fiscal 2023 target
TOTAL	11,999,547	Flat with Fiscal 2023 target

Debora Shoquist EVP, Operations	Target Pay ($)	Fiscal 2024 Compensation Actions	Fiscal 2024 Performance-Based Payouts
Base Salary	850,000	Flat with Fiscal 2023
Variable Cash	250,000	Flat with Fiscal 2023	Fiscal 2024 revenue exceeded Stretch Compensation Plan goal, resulting in 200% payout under Variable Cash Plan ($500,000)
Cash	1,100,000	Flat with Fiscal 2023
SY PSUs	4,894,878	Flat with Fiscal 2023, resulting in 22,468 shares target opportunity granted in Fiscal 2024, with potential to earn Additional SY PSUs	Fiscal 2024 Non-GAAP Operating Income exceeded Stretch Compensation Plan goal, resulting in 200% of target opportunity becoming eligible to vest

			Fiscal 2024 Non-GAAP Gross Margin exceeded Stretch Compensation Plan goal, resulting in Additional SY PSUs equal to 50% of target opportunity becoming eligible to vest (total 56,170 shares)
MY PSUs	444,870	Flat with Fiscal 2023, resulting in 2,042 shares target opportunity granted in Fiscal 2024
Fiscal 2022 to Fiscal 2024 3-Year Relative TSR for MY PSUs granted in Fiscal 2022 achieved at Stretch Compensation Plan level, resulting in 200% of target opportunity (4,832 shares) becoming eligible to vest

RSUs	3,559,832	Flat with Fiscal 2023, resulting in 16,340 shares granted in Fiscal 2024
Equity	8,899,580	Flat with Fiscal 2023 target
TOTAL	9,999,580	Flat with Fiscal 2023 target

Timothy S. Teter EVP, General Counsel & Secretary	Target Pay ($)	Fiscal 2024 Compensation Actions	Fiscal 2024 Performance-Based Payouts
Base Salary	850,000	Flat with Fiscal 2023
Variable Cash	250,000	Flat with Fiscal 2023	Fiscal 2024 revenue exceeded Stretch Compensation Plan goal, resulting in 200% payout under Variable Cash Plan ($500,000)
Cash	1,100,000	Flat with Fiscal 2023
SY PSUs	4,894,878	Flat with Fiscal 2023, resulting in 22,468 shares target opportunity granted in Fiscal 2024, with potential to earn Additional SY PSUs	Fiscal 2024 Non-GAAP Operating Income exceeded Stretch Compensation Plan goal, resulting in 200% of target opportunity becoming eligible to vest

			Fiscal 2024 Non-GAAP Gross Margin exceeded Stretch Compensation Plan goal, resulting in Additional SY PSUs equal to 50% of target opportunity becoming eligible to vest (total 56,170 shares)
MY PSUs	444,870	Flat with Fiscal 2023, resulting in 2,042 shares target opportunity granted in Fiscal 2024
Fiscal 2022 to Fiscal 2024 3-Year Relative TSR for MY PSUs granted in Fiscal 2022 achieved at Stretch Compensation Plan level, resulting in 200% of target opportunity (4,832 shares) becoming eligible to vest

RSUs	3,559,832	Flat with Fiscal 2023, resulting in 16,340 shares granted in Fiscal 2024
Equity	8,899,580	Flat with Fiscal 2023 target
TOTAL	9,999,580	Flat with Fiscal 2023 target

Additional Executive Compensation Practices, Policies, and Procedures
Other Compensation and Benefits
Due to the high profile of our CEO, and in accordance with the independently-assessed executive security program established by our Board, NVIDIA provides Mr. Huang with security protection. In Fiscal 2024, Mr. Huang’s security arrangements included (i) residential security and consultation fees, (ii) security monitoring services, and (iii) car and driver services. Mr. Huang’s Fiscal 2024 security costs increased compared to Fiscal 2023, which had covered only a partial year of residential security and limited travel.
We do not consider these additional security arrangements to be a personal benefit to Mr. Huang because they arise from the nature of his employment responsibilities and the related costs have been incurred as required by the Board’s executive security program. However, the aggregate incremental costs to NVIDIA of providing personal security arrangements for Mr. Huang have been reported in the “All Other Compensation” column of the Summary Compensation Table below.
We believe these arrangements and costs are reasonable, appropriate, necessary and in the best interests of NVIDIA and its stockholders, as they enable Mr. Huang to focus on his duties to the Company while reducing security threats, and therefore, mitigate risks to our business. The CC has implemented an annual process to provide oversight of the nature and cost of executive security measures. In evaluating potential perquisites, we consider many factors, including the cost to the Company relative to the anticipated benefit to our business, perceived value to our executives, comparative data from our peers, as well as other corporate governance and employee relations factors.
We also provide medical, vision, dental, and accidental death and disability insurance, matches for health savings account contributions, as well as time off and paid holidays, for our NEOs on the same basis as our other employees. Like other employees, our NEOs are eligible to participate in our ESPP, unless otherwise prohibited by the rules of the Internal Revenue Service, and our 401(k) plan, which included a Company match of salary deferral contributions of up to $9,000 for calendar 2023 and up to $11,500 for calendar 2024. For Fiscal 2024 (which consisted of most of calendar year 2023 and a portion of calendar year 2024), each NEO received a 401(k) match in the amount of $9,000. We believe these benefits are consistent with benefits provided by companies with which we compete for executive-level talent. We do not provide any other perquisites or other personal benefits to our NEOs.
Equity Grant Timing Practices
The CC approves all equity award grants to our NEOs on or before the grant date. The CC’s general practice is to complete its annual executive compensation review and determine performance goals and target compensation for our NEOs, and then equity awards are granted to NEOs and become effective. This process is further described in How We Determine Executive Compensation above. Accordingly, annual equity awards are typically granted to our NEOs in March. On occasion, the CC may grant equity awards outside of our annual grant cycle for new hires, promotions, recognition, retention or other purposes. While the CC has discretionary authority to approve equity awards to our NEOs outside of the cycle described above, the CC does not have a practice or policy of granting equity awards in anticipation of the release of material nonpublic information and, in any event, we do not time the release of material non-public information in coordination with grants of equity awards in a manner that intentionally benefits our NEOs.
Stock Ownership Guidelines
The Board believes that executive officers should hold a significant equity interest in NVIDIA. Our Corporate Governance Policies require the CEO to hold shares of our common stock valued at six times his base salary, and our other NEOs to hold shares of our common stock valued at the NEO’s respective base salary. Shares that count toward the ownership guidelines include shares held by the NEO, shares held in trust for the NEO and his/her immediate family, and vested but deferred shares, but not unvested or unexercised equity awards. NEOs have up to five years from appointment to reach the ownership threshold. The stock ownership guidelines are intended to further align NEO interests with stockholder interests. Each NEO currently exceeds the stock ownership requirements.
Compensation Recovery Policy
We have maintained a Compensation Recovery Policy since 2009 and amended it in November 2023 to comply with Nasdaq’s listing standards. Our policy requires the Company to recover certain incentive compensation provided to current or former executive officers in connection with certain restatements of financial statements, if such compensation exceeds the amount that the executive officers would have received based on the restated financial statements, subject to limited exceptions.
Tax and Accounting Implications
Under Section 162(m), compensation paid to each of the Company’s “covered employees” that exceeds $1 million per taxable year is generally non-deductible, excluding certain performance-based compensation that qualifies for an exception pursuant to the transition relief provided by the Tax Cuts and Jobs Act.

The CC looks at a variety of factors in making its decisions and retains the flexibility to provide compensation for the NEOs in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). The CC also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.
Our CC also considers the impact of Section 409A of the Internal Revenue Code, and in general, our executive plans and programs are designed to comply with the requirements of that section to avoid the possible adverse tax consequences that may arise from non-compliance.
Under ASC 718, the Company is required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718.
Reconciliation of Non-GAAP Financial Measures
A reconciliation between our GAAP gross margin and Non-GAAP gross margin is as follows (in millions):

Fiscal 2024
GAAP gross profit	$44,301
GAAP gross margin	72.7%
Acquisition-related and other costs	477
Stock-based compensation expense	141
IP-related costs	40
Non-GAAP gross profit	44,959
Non-GAAP Gross Margin	73.8%
A reconciliation between our GAAP operating income and Non-GAAP operating income is as follows (in millions):

	Fiscal 2024	Fiscal 2023
GAAP operating income	$32,972	$4,224
Stock-based compensation expense	3,549	2,710
Acquisition-related and other costs	583	674
IP-related and legal settlement costs	40	23
Restructuring costs and other	—	54
Acquisition termination cost	—	1,353
Other	(10)	2
Non-GAAP Operating Income	$37,134	$9,040
We believe these non-GAAP financial measures enhance stockholders’ overall understanding of our historical financial performance. The presentation of our non-GAAP financial measures is not meant to be considered in isolation nor as a substitute for our financial results prepared in accordance with GAAP, and our non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

Risk Analysis of Our Compensation Plans
Company management performed an assessment of the Company’s compensation programs and policies for Fiscal 2024 with the oversight of the CC, as generally applicable to our employees to ascertain any potential material risks that may be created by our compensation programs. The assessment focused on programs with variability of payout and the ability of participants to directly affect payout and the controls over participant action and payout—specifically, the Company’s variable cash compensation, equity compensation, and sales incentive compensation programs. We identified the key terms of these programs, potential risks they may present, and specific risk mitigation features.
The CC considered the findings of the assessment described above and concluded that our compensation programs, which are structured to recognize both short-term and long-term contributions to the Company, do not create risks which are reasonably likely to have a material adverse effect on our business or financial condition.
The CC believes that the following compensation design features mitigate against risk:

✓	Our compensation program encourages our employees to remain focused on both our short-term and long-term goals, and balances incentives by using a mix of base salary and variable pay
✓	We design our variable cash and PSU compensation programs for executives so that payouts are based on achievement of corporate performance targets, and we cap the potential award payout
✓	We have internal controls over our financial accounting and reporting which are used to measure and determine the eligible compensation awards under our Variable Cash Plan and our SY PSUs
✓	Financial plan target goals and final awards under our Variable Cash Plan, SY PSUs, and Additional SY PSUs are approved by the CC and informed by the annual financial plan approved by the Board each year
✓	MY PSUs are designed with a relative goal
✓	We have a compensation recovery policy applicable to executive officers that requires NVIDIA to recover certain incentive compensation paid in connection with certain accounting restatements
✓	The CC monitors burn rate and overhang
✓	All executive officer equity awards have multi-year vesting
✓	We have stock ownership guidelines that we believe are reasonable and are designed to align our executive officers’ interests with those of our stockholders
✓	Our insider trading policy prohibits hedging, pledging, using margin accounts, and trading in derivatives involving our common stock which prevents our employees from insulating themselves from the effects of NVIDIA stock price performance

Summary Compensation Table for Fiscal 2024, 2023, and 2022
The following table summarizes information regarding the compensation earned by our NEOs during Fiscal 2024, 2023, and 2022. Fiscal 2024, 2023, and 2022 were 52-week years.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)		Total ($)
Jen-Hsun Huang	2024	996,514	26,676,415	4,000,000	2,494,973	(3)	34,167,902
President and CEO	2023	996,832	19,666,382	—	693,710		21,356,924
	2022	996,216	18,660,407	4,000,000	81,038		23,737,661
Colette M. Kress	2024	896,863	11,756,027	600,000	13,902	(4)	13,266,792
Executive Vice President and CFO	2023	897,149	10,004,677	—	15,402		10,917,228
	2022	896,595	8,269,020	600,000	10,312		9,775,927
Ajay K. Puri	2024	946,689	11,320,353	1,300,000	48,408	(4)	13,615,450
Executive Vice President, Worldwide Field Operations	2023	946,990	9,633,991	—	46,717		10,627,698
	2022	946,406	7,892,819	1,300,000	33,493		10,172,718
Debora Shoquist	2024	847,037	9,687,599	500,000	24,229	(4)	11,058,865
Executive Vice President, Operations	2023	847,307	8,244,465	—	23,478		9,115,250
	2022	846,784	6,483,557	500,000	21,478		7,851,819
Timothy S. Teter	2024	847,037	9,687,599	500,000	13,902	(4)	11,048,538
Executive Vice President, General Counsel and Secretary	2023	847,307	8,244,465	—	15,402		9,107,174
	2022	846,784	6,483,557	500,000	12,402		7,842,743
(1)Amounts shown in this column do not reflect dollar amounts actually received by the NEO. Instead, these amounts reflect the aggregate full grant date fair value calculated in accordance with ASC 718 for the respective fiscal year for grants of RSUs, SY PSUs, and MY PSUs, as applicable. The assumptions used in the calculation of values of the awards are set forth under Note 4 to our consolidated financial statements titled Stock-Based Compensation in our Form 10-K. With regard to the stock awards with performance-based vesting conditions, the reported grant date fair value assumes the probable outcome of the conditions at Base Compensation Plan for SY PSUs and MY PSUs, determined in accordance with applicable accounting standards.
Assuming Stretch Compensation Plan performance for SY PSUs (including Additional SY PSUs for Fiscal 2024 only) and MY PSUs in each of Fiscal 2024, 2023, and 2022, and a stock price equal to the grant date fair value of the SY PSUs and MY PSUs, the value of stock awards granted would be:

	Jen-Hsun Huang		Colette M. Kress		Ajay K. Puri		Debora Shoquist		Timothy S. Teter
Fiscal Year	SY PSU ($)	MY PSU ($)	SY PSU ($)	MY PSU ($)	SY PSU ($)	MY PSU ($)	SY PSU ($)	MY PSU ($)	SY PSU ($)	MY PSU ($)
2024	23,130,937	22,666,270	15,613,188	1,937,350	15,034,811	1,865,423	12,866,300	1,596,476	12,866,300	1,596,476
2023	15,142,257	14,357,535	10,902,118	1,178,299	10,498,554	1,134,240	8,984,170	970,901	8,984,170	970,901
2022	13,897,074	14,093,536	8,968,415	1,047,816	8,559,942	1,000,188	7,031,872	821,923	7,031,872	821,923
(2)As applicable, reflects amounts earned in Fiscal 2024, 2023, and 2022 and paid in March or April of each respective year pursuant to the respective Variable Cash Plan. For further information, please see our CD&A above.
(3)Reflects (a) the aggregate incremental costs to the Company of residential security and consultation fees (in the amount of $2,229,935, reflecting the full cost to the Company), security monitoring services, and car and driver services, (b) a $9,000 match of contributions to our 401(k) savings plan, and (c) $21,904 in life insurance premiums. The 401(k) contribution match and insurance coverage are available to all eligible NVIDIA employees.
(4)Reflects matches of contributions to our 401(k) savings plan and imputed income from life insurance coverage. These benefits are available to all eligible NVIDIA employees. For Fiscal 2024, the match of 401(k) contributions was $9,000 for each of Ms. Kress, Mr. Puri, Ms. Shoquist, and Mr. Teter; and the dollar values of life insurance premiums were $4,902 for Ms. Kress, $39,408 for Mr. Puri, $15,229 for Ms. Shoquist, and $4,902 for Mr. Teter.

Grants of Plan-Based Awards for Fiscal 2024
The following table provides information regarding all grants of plan-based awards that were made to or earned by our NEOs during Fiscal 2024. The information in this table supplements the dollar value of stock awards set forth in the Summary Compensation Table for Fiscal Years 2024, 2023, and 2022. The PSU and RSU awards set forth in the following table were made under our 2007 Plan. PSUs are eligible to vest based on performance against pre-established criteria. All equity awards listed are subject to service-based vesting.

Name		Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock Awards ($) (4)
	Type of Award			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jen-Hsun Huang	SY PSU	3/10/23	3/2/23		—		10,098	50,491	100,982	—	11,565,468
	MY PSU	3/10/23	3/2/23		—		12,622	50,491	75,736	—	15,110,946
	Variable Cash Plan	3/2/23	3/2/23	400,000	2,000,000	4,000,000		—		—	—
Colette M. Kress	SY PSU	3/10/23	3/2/23		—		5,453	27,265	68,162	—	6,245,321
	MY PSU	3/10/23	3/2/23		—		619	2,478	4,956	—	968,675
	RSU	3/10/23	3/2/23		—			—		19,829	4,542,031
	Variable Cash Plan	3/2/23	3/2/23	60,000	300,000	600,000		—		—	—
Ajay K. Puri	SY PSU	3/10/23	3/2/23		—		5,251	26,255	65,637	—	6,013,970
	MY PSU	3/10/23	3/2/23		—		596	2,386	4,772	—	932,711
	RSU	3/10/23	3/2/23		—			—		19,094	4,373,672
	Variable Cash Plan	3/2/23	3/2/23	130,000	650,000	1,300,000		—		—	—
Debora Shoquist	SY PSU	3/10/23	3/2/23		—		4,493	22,468	56,170	—	5,146,520
	MY PSU	3/10/23	3/2/23		—		510	2,042	4,084	—	798,238
	RSU	3/10/23	3/2/23		—			—		16,340	3,742,840
	Variable Cash Plan	3/2/23	3/2/23	50,000	250,000	500,000		—		—	—
Timothy S. Teter	SY PSU	3/10/23	3/2/23		—		4,493	22,468	56,170	—	5,146,520
	MY PSU	3/10/23	3/2/23		—		510	2,042	4,084	—	798,238
	RSU	3/10/23	3/2/23		—			—		16,340	3,742,840
	Variable Cash Plan	3/2/23	3/2/23	50,000	250,000	500,000		—		—	—
(1)Represents range of awards payable under our Fiscal 2024 Variable Cash Plan.
(2)Represents range of shares eligible to be earned with respect to PSUs. Threshold and Target payouts for SY PSUs exclude the Additional SY PSUs; Maximum payouts for SY PSUs include the Additional SY PSUs.
(3)Represents RSUs granted.
(4)Amounts shown in this column do not reflect dollar amounts actually received by the NEO. Instead, these amounts reflect the aggregate full grant date fair value calculated in accordance with ASC 718 for the awards. The assumptions used in the calculation of values of the awards are set forth under Note 4 to our consolidated financial statements titled Stock-Based Compensation in our Form 10-K. With regard to the stock awards with performance-based vesting conditions, the reported grant date fair value assumes the probable outcome of the conditions at Base Compensation Plan performance for SY PSUs and MY PSUs, determined in accordance with applicable accounting standards.

Outstanding Equity Awards as of January 28, 2024
The following table presents information regarding outstanding equity awards held by our NEOs as of January 28, 2024.

Name	Stock Awards
	Number of Units of Stock That Have Not Vested (#)		Market Value of Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($) (1)
Jen-Hsun Huang	14,520	(2)	8,861,701	—		—
	105,060	(3)	64,119,169	—		—
	32,832	(4)	20,037,698	—		—
	100,982	(5)	61,630,324	—		—
	—		—	67,013	(6)	40,898,704
	—		—	75,736	(7)	46,222,438
Colette M. Kress	2,636	(8)	1,608,777	—		—
	7,248	(2)	4,423,527	—		—
	6,160	(3)	3,759,510	—		—
	21,192	(4)	12,933,690	—		—
	7,704	(9)	4,701,828	—		—
	9,870	(10)	6,023,760	—		—
	16,112	(11)	9,833,315	—		—
	68,162	(5)	41,599,950	—		—
	—		—	4,386	(6)	2,676,820
	—		—	4,956	(7)	3,024,696
Ajay K. Puri	2,480	(8)	1,513,569	—		—
	6,816	(2)	4,159,873	—		—
	5,880	(3)	3,588,623	—		—
	20,224	(4)	12,342,909	—		—
	7,356	(9)	4,489,440	—		—
	9,504	(10)	5,800,386	—		—
	15,514	(11)	9,468,349	—		—
	65,637	(5)	40,058,917	—		—
	—		—	4,222	(6)	2,576,729
	—		—	4,772	(7)	2,912,399
Debora Shoquist	2,288	(8)	1,396,389	—		—
	6,288	(2)	3,837,629	—		—
	4,832	(3)	2,949,018	—		—
	16,616	(4)	10,140,911	—		—
	6,040	(9)	3,686,272	—		—
	8,133	(10)	4,963,651	—		—
	13,277	(11)	8,103,086	—		—
	56,170	(5)	34,281,113	—		—
	—		—	3,614	(6)	2,205,660
	—		—	4,084	(7)	2,492,506
Timothy S. Teter	1,512	(8)	922,789	—		—
	4,160	(2)	2,538,890	—		—
	4,832	(3)	2,949,018	—		—
	16,616	(4)	10,140,911	—		—
	6,040	(9)	3,686,272	—		—
	8,133	(10)	4,963,651	—		—
	13,277	(11)	8,103,086	—		—
	56,170	(5)	34,281,113	—		—
	—		—	3,614	(6)	2,205,660
	—		—	4,084	(7)	2,492,506
(1)Calculated by multiplying the number of RSUs or PSUs that have not vested or have not been earned, as applicable, by the closing price ($610.31) of NVIDIA’s common stock on January 26, 2024, the last trading day before the end of our Fiscal 2024, as reported by Nasdaq.
(2)The PSU was earned on January 31, 2021, based on achievement of a performance goal. The PSU vested as to 25% of the shares on March 17, 2021, and vested as to 6.25% approximately every three months thereafter over the next three years such that the PSU was fully vested on March 20, 2024.
(3)The PSU was earned on January 28, 2024, based on achievement of a performance goal. The PSU vested as to 100% of the shares on March 20, 2024.
(4)The PSU was earned on January 30, 2022, based on achievement of a performance goal. The PSU vested as to 25% of the shares on March 16, 2022, and vested as to 6.25% approximately every three months thereafter over the next three years such that the PSU will be fully vested on March 19, 2025.

(5)Represents the number of shares subject to the PSU that became eligible to vest, determined as of January 28, 2024, assuming achievement of Stretch Compensation Plan performance goals. The PSU vested as to 25% of the shares on March 20, 2024, and vests as to 6.25% approximately every three months thereafter over the next three years such that the PSU will be fully vested on March 17, 2027.
(6)Represents shares that could be earned upon achievement of Stretch Compensation Plan goals, based on our TSR relative to the S&P 500 from January 31, 2022 through January 26, 2025. If the performance goal is achieved, 100% of the shares earned will vest on March 19, 2025. If the Threshold performance goal is achieved, 11,169 shares will be earned by Mr. Huang, 548 shares will be earned by Ms. Kress, 528 shares will be earned by Mr. Puri, 452 shares will be earned by Ms. Shoquist, and 452 shares will be earned by Mr. Teter. If the Base Compensation Plan performance goal is achieved, 44,675 shares will be earned by Mr. Huang, 2,193 shares will be earned by Ms. Kress, 2,111 shares will be earned by Mr. Puri, 1,807 shares will be earned by Ms. Shoquist, and 1,807 shares will be earned by Mr. Teter.
(7)Represents shares that could be earned upon achievement of Stretch Compensation Plan goals, based on our TSR relative to the S&P 500 from January 30, 2023 through January 25, 2026. If the performance goal is achieved, 100% of the shares earned will vest on March 18, 2026. If the Threshold performance goal is achieved, 12,622 shares will be earned by Mr. Huang, 619 shares will be earned by Ms. Kress, 596 shares will be earned by Mr. Puri, 510 shares will be earned by Ms. Shoquist, and 510 shares will be earned by Mr. Teter. If the Base Compensation Plan performance goal is achieved, 50,491 shares will be earned by Mr. Huang, 2,478 shares will be earned by Ms. Kress, 2,386 shares will be earned by Mr. Puri, 2,042 shares will be earned by Ms. Shoquist, and 2,042 shares will be earned by Mr. Teter.
(8)The RSU vested as to 25% on March 17, 2021, and vested as to 6.25% approximately every three months thereafter over the next three years such that the RSU was fully vested on March 20, 2024.
(9)The RSU vested as to 6.25% on June 16, 2021, and vests as to 6.25% approximately every three months thereafter over the next three years such that the RSU will be fully vested on March 19, 2025.
(10)The RSU vested as to 6.25% on June 15, 2022, and vests as to 6.25% approximately every three months thereafter over the next three years such that the RSU will be fully vested on March 18, 2026.
(11)The RSU vested as to 6.25% on June 21, 2023, and vests as to 6.25% approximately every three months thereafter over the next three years such that the RSU will be fully vested on March 17, 2027.
Option Exercises and Stock Vested in Fiscal 2024
The following table shows information regarding option exercises by, and stock acquired upon vesting for, our NEOs during Fiscal 2024.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)		Value Realized on Vesting ($) (2)
Jen-Hsun Huang	475,000	217,327,151	211,384	(3)	64,013,433
Colette M. Kress	—	—	86,387	(4)	31,846,207
Ajay K. Puri	—	—	82,280	(5)	30,288,530
Debora Shoquist	—	—	71,938	(6)	26,545,357
Timothy S. Teter	—	—	56,402	(7)	21,019,182
(1)Represents the gross number of shares acquired on vesting. Shares were withheld from these amounts to pay taxes due upon vesting.
(2)Represents the gross number of shares acquired on vesting multiplied by the fair market value of our common stock as reported by Nasdaq on the date of vesting.
(3)Includes an aggregate of 104,190 shares that were withheld to pay taxes due upon vesting.
(4)Includes an aggregate of 43,295 shares that were withheld to pay taxes due upon vesting.
(5)Includes an aggregate of 40,185 shares that were withheld to pay taxes due upon vesting.
(6)Includes an aggregate of 36,051 shares that were withheld to pay taxes due upon vesting.
(7)Includes an aggregate of 29,843 shares that were withheld to pay taxes due upon vesting.
Employment, Severance, and Change-in-Control Arrangements
Employment Agreements.  Our executive officers are “at-will” employees and we do not have employment, severance, or change-in-control agreements with our executive officers.
Change-in-Control Arrangements.  Our 2007 Plan provides that in the event of a corporate transaction or a change-in-control, outstanding stock awards may be assumed, continued, or substituted by the surviving corporation. If the surviving corporation does not assume, continue, or substitute such stock awards, then (a) with respect to any stock awards that are held by individuals performing services for NVIDIA immediately prior to the effective time of the transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such stock awards will be terminated if not exercised prior to the effective date of the corporate transaction or change-in-control, and (b) all other outstanding stock awards will be terminated if not exercised on or prior to the effective date of the corporate transaction or change-in-control. These change-in-control arrangements apply to stock awards held by our NEOs on the same basis as our other employees.

Potential Payments Upon Termination or Change-in-Control
Upon a change-in-control or certain other corporate transactions of NVIDIA, unvested RSUs, and PSUs will fully vest in some cases as described above under Employment, Severance, and Change-in-Control Arrangements—Change-in-Control Arrangements. The table below shows our estimates of the amount of the benefit each of our NEOs would have received if the unvested RSUs and PSUs held by them as of January 28, 2024 had become fully vested as a result of a change-in-control, calculated by multiplying the number of unvested RSUs and PSUs held by the applicable NEO by the closing price ($610.31) of NVIDIA’s common stock on January 26, 2024, the last trading day before the end of our Fiscal 2024, as reported by Nasdaq.

Name	Unvested RSUs and PSUs at January 28, 2024 (#) (1)	Total Estimated Benefit ($) (1)
Jen-Hsun Huang	263,049	160,541,435
Colette M. Kress	99,778	60,895,511
Ajay K. Puri	95,586	58,337,092
Debora Shoquist	81,375	49,663,976
Timothy S. Teter	78,471	47,891,636
(1) With respect to unvested PSUs, the amounts in these columns assume performance at Base Compensation Plan with respect to SY PSUs granted in Fiscal 2024 (not including Additional SY PSUs) and with respect to MY PSUs granted in Fiscal 2022, Fiscal 2023, and Fiscal 2024, in accordance with SEC rules. The two tables below reflect the actual numbers of the SY PSUs granted in Fiscal 2024 and MY PSUs granted in Fiscal 2022 that became eligible to vest, based on our performance during the relevant performance period for such awards, as certified by our CC shortly after the end of Fiscal 2024. The values of the estimated and actual SY PSUs and MY PSUs in the table below were calculated by multiplying the applicable number of SY PSUs and MY PSUs held by each respective NEO and listed below, by the closing price ($610.31) of NVIDIA’s common stock on January 26, 2024, the last trading day before the end of our Fiscal 2024, as reported by Nasdaq. The actual SY PSUs granted in Fiscal 2024 that became eligible to vest reflected in the table below include the Additional SY PSUs.
SY PSUs granted in Fiscal 2024 - Actual Achievement (versus Base Compensation Plan Performance)

Name	Estimated SY PSUs Granted in Fiscal 2024 at Base Compensation Plan Performance (#)	Value of Estimated SY PSUs Granted in Fiscal 2024 at Base Compensation Plan Performance ($)	Actual SY PSUs Granted in Fiscal 2024 Eligible to Vest (#)	Value of Actual SY PSUs Granted in Fiscal 2024 Eligible to Vest ($)
Jen-Hsun Huang	50,491	30,815,162	100,982	61,630,324
Colette M. Kress	27,265	16,640,102	68,162	41,599,950
Ajay K. Puri	26,255	16,023,689	65,637	40,058,917
Debora Shoquist	22,468	13,712,445	56,170	34,281,113
Timothy S. Teter	22,468	13,712,445	56,170	34,281,113
MY PSUs granted in Fiscal 2022 - Actual Achievement (versus Base Compensation Plan Performance)

Name	Estimated MY PSUs Granted in Fiscal 2022 at Base Compensation Plan Performance (#)	Value of Estimated MY PSUs Granted in Fiscal 2022 at Base Compensation Plan Performance ($)	Actual MY PSUs Granted in Fiscal 2022 Eligible to Vest (#)	Value of Actual MY PSUs Granted in Fiscal 2022 Eligible to Vest ($)
Jen-Hsun Huang	70,040	42,746,112	105,060	64,119,169
Colette M. Kress	3,080	1,879,755	6,160	3,759,510
Ajay K. Puri	2,940	1,794,311	5,880	3,588,623
Debora Shoquist	2,416	1,474,509	4,832	2,949,018
Timothy S. Teter	2,416	1,474,509	4,832	2,949,018
The actual number of MY PSUs granted in Fiscal 2023 and Fiscal 2024 that will become eligible to vest will be determinable after January 26, 2025 and January 25, 2026, respectively, the ending dates of the applicable three-year measurement period for MY PSUs.
Pay Ratio
We determined the ratio of: (a) the annual total compensation of our CEO to (b) the median of the annual total compensation of all our employees, except for our CEO, both calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.
We determined our median employee for purposes of the pay ratio calculation for Fiscal 2024 by using a consistently applied compensation measure, which aggregated, for each employee employed by us on the last day of Fiscal 2024, or January 28, 2024: (i) target base salary as of January 28, 2024 (annualized for permanent employees who were employed by us for less than the entire fiscal year), (ii) variable cash earned during Fiscal 2024, and (iii) aggregate full grant date fair value of equity awards granted during Fiscal 2024, calculated in accordance with ASC 718 and assuming the probable outcome of the conditions at Base Compensation Plan for performance-based awards. Compensation paid in foreign currencies was converted to U.S. dollars based on exchange rates in effect on January 28, 2024.

After applying the methodology described above, we determined the identity of our median employee for Fiscal 2024, whose Fiscal 2024 total compensation was $266,939. Our CEO’s Fiscal 2024 total compensation was $34,167,902. Therefore, our Fiscal 2024 CEO to median employee pay ratio was 128:1.
This pay ratio represents a reasonable estimate of the relationship between the compensation of our CEO and that of our median employee for Fiscal 2024, calculated in a manner consistent with Item 402(u) of Regulation S-K and applicable guidance, which provide significant flexibility in how companies identify the median employee. Each company may use a different methodology, apply different exclusions, and make different assumptions. As a result, the pay ratio reported by other companies may not be comparable to ours.
Pay Versus Performance
NVIDIA’s executive compensation program is guided by a pay for performance philosophy and is designed to align NEO pay with our stockholders’ interests. Accordingly, a substantial portion of our NEOs’ total compensation is based on the Company’s performance under certain corporate financial metric goals, which for Fiscal 2024 included annual revenue, annual Non-GAAP Operating Income, annual Non-GAAP Gross Margin, and 3-year TSR relative to the S&P 500.
Amounts set forth below as “compensation actually paid,” or CAP, have been calculated in accordance with Item 402(v) of Regulation S-K under the Securities Act, and do not represent the value of compensation actually paid to or received by our NEOs. For a discussion of our executive compensation program and philosophy, refer to our CD&A above.
The following table summarizes information regarding compensation for our NEOs, including CAP as well as certain financial performance metrics, during Fiscal 2024, 2023, 2022, and 2021. Fiscal 2024, 2023, and 2022 were 52-week years. Fiscal 2021 was a 53-week year.

					Value of Initial Fixed $100 Investment Based on (7):
Fiscal Year	Summary Compensation Table Total for CEO ($) (1) (2)	Compensation Actually Paid to CEO ($) (1) (3)	Average Summary Compensation Table Total for Non-CEO NEOs ($) (4) (5)	Average Compensation Actually Paid to Non-CEO NEOs ($) (4) (6)	Total Shareholder Return ($)	Peer Group Total Shareholder Return ($) (8)	Net Income (in millions) ($)	Non-GAAP Operating Income (in millions) ($) (9)
2024	34,167,902	234,132,305	12,247,411	85,558,057	978.42	190.57	29,760	37,134
2023	21,356,924	(4,118,947)	9,941,838	(1,364,661)	326.34	133.09	4,368	9,040
2022	23,737,661	105,543,768	8,910,802	38,453,071	365.66	158.12	9,752	12,690
2021	19,316,401	79,631,875	7,224,018	27,879,337	207.79	141.39	4,332	6,803
(1) For Fiscal 2024, 2023, 2022, and 2021, our CEO was Jen-Hsun Huang.
(2) The amounts in this column correspond with total compensation for our CEO as reported in our Summary Compensation Table above for the listed fiscal years.
(3) The amounts in this column represent CAP calculated in accordance with Item 402(v) of Regulation S-K during the listed fiscal years. Adjustments to the Summary Compensation Table total compensation for our CEO to arrive at CAP for Fiscal 2024 were as follows:
Reconciliation of Summary Compensation Table Total Compensation for CEO to CAP

			Equity Award Adjustments
		(Deduct):	Add:	Add/(Deduct):	Add/(Deduct):
Fiscal Year	Summary Compensation Table Total for CEO ($)	Value of Equity Awards Reported in Summary Compensation Table ($) (a)	Year End Fair Value of Awards Granted During the Year which were Unvested at Year End ($) (b)	Year Over Year Change in Fair Value of Outstanding and Unvested Awards ($) (b)	Change in Fair Value of Awards Granted in Prior Years which Vested During the Year ($) (b)	Total Equity Award Adjustments ($) (b) (c)	Compensation Actually Paid to CEO ($)
2024	34,167,902	(26,676,415)	107,502,462	98,169,212	20,969,145	226,640,818	234,132,305
(a) The amount in this column corresponds with the full grant date fair value, calculated in accordance with ASC 718, of “Stock Awards” for our CEO as reported in our Summary Compensation Table above for Fiscal 2024.
(b) The equity award adjustments were calculated in accordance with the SEC methodology for determining CAP for each year shown. The amounts in these columns were determined by reference to (i) for MY PSU awards where the performance period was complete as of or prior to the applicable year end date and for SY PSU awards, the closing price of our common stock on the applicable year end date, as reduced by the present value of dividends expected to be paid on the underlying shares during the requisite service period, or the closing price of our common stock on the applicable vesting dates, and (ii) for MY PSU awards where the performance period was not yet complete as of the applicable year end date, the fair value as calculated by a Monte Carlo simulation model as of the respective year end date, for the listed fiscal years.

(c) The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. Includes SY PSUs granted in Fiscal 2023 that failed to meet vesting conditions and were forfeited in Fiscal 2024 with a $0 fair value.

(4) For Fiscal 2024, 2023, 2022, and 2021, our non-CEO NEOs were Colette M. Kress, Ajay K. Puri, Debora Shoquist, and Timothy S. Teter.
(5) The amounts in this column correspond with the average of the total compensation for our non-CEO NEOs as reported in our Summary Compensation Table above for the listed fiscal years.

(6) The amounts in this column represent average CAP calculated in accordance with Item 402(v) of Regulation S-K during the listed fiscal years. Adjustments to the Summary Compensation Table average total compensation for our non-CEO NEOs to arrive at average CAP for Fiscal 2024 were as follows:
Reconciliation of Summary Compensation Table Average Total Compensation for Non-CEO NEOs to CAP

			Equity Award Adjustments
		(Deduct):	Add:	Add/(Deduct):	Add:	Add/(Deduct):
Fiscal Year	Average Summary Compensation Table Total for Non-CEO NEOs ($)	Value of Equity Awards Reported in Summary Compensation Table ($) (a)	Year End Fair Value of Awards Granted During the Year which were Unvested at Year End ($) (b)	Year Over Year Change in Fair Value of Outstanding and Unvested Awards ($) (b)	Vesting Date Fair Value of Awards Granted and Vested During the Year ($) (b)	Change in Fair Value of Awards Granted in Prior Years which Vested During the Year ($) (b)	Total Equity Award Adjustments ($) (b) (c)	Average Compensation Actually Paid to Non-CEO NEOs ($)
2024	12,247,411	(10,612,895)	49,133,208	21,801,378	1,491,886	11,497,069	83,923,540	85,558,057
(a) The amount in this column corresponds with the average of the full grant date fair value, calculated in accordance with ASC 718, of “Stock Awards” for our non-CEO NEOs as reported in our Summary Compensation Table above for Fiscal 2024.
(b) The equity award adjustments were calculated in accordance with the SEC methodology for determining CAP for each year shown. The amounts in these columns were determined by reference to (i) for MY PSU awards where the performance period was complete as of or prior to the applicable year end date, for RSU awards and for SY PSU awards, the closing price of our common stock on the applicable year end date, as reduced by the present value of dividends expected to be paid on the underlying shares during the requisite service period, or the closing price of our common stock on the applicable vesting dates, and (ii) for MY PSU awards where the performance period was not yet complete as of the applicable year end date, the fair value as calculated by a Monte Carlo simulation model as of the respective year end date, for the listed fiscal years.
(c) The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. Includes SY PSUs granted in Fiscal 2023 that failed to meet vesting conditions and were forfeited in Fiscal 2024, which resulted in no adjustment because the awards had a $0 fair value as of the end of Fiscal 2023.

(7)     TSR for each of Fiscal 2024, 2023, 2022, and 2021 is cumulative, reflecting the value of a fixed $100 investment beginning with the market close on January 24, 2020, the last trading day before our Fiscal 2021, through and including the end of the respective listed fiscal years.
(8) The Nasdaq 100 Index is the industry peer group we use for purposes of Item 201(e) of Regulation S-K. The separate peer group referenced by the CC for purposes of determining executive compensation is discussed above in CD&A.
(9) Our Company-Selected Measure, as required by Item 402(v) of Regulation S-K, is Non-GAAP Operating Income, which, in our assessment, represents the most important financial performance measure linking Fiscal 2024 NEO CAP to company performance. See Definitions above for a definition of Non-GAAP Operating Income, and see Reconciliation of Non-GAAP Financial Measures above in our CD&A for a reconciliation between GAAP operating income and non-GAAP Operating Income.

Most Important Financial Performance Measures
The following table is an unranked list of the most important financial performance measures linking Fiscal 2024 NEO CAP to company performance:

Financial Measures
Revenue
Non-GAAP Operating Income
Non-GAAP Gross Margin
3-Year TSR relative to the S&P 500
Refer to CD&A above for a description of how each of these performance measures impacts NEO compensation.

Relationships Between CAP and Financial Performance
The following graphs illustrate how CAP for our NEOs aligns with the Company’s financial performance measures as detailed in the Pay Versus Performance table above for each of Fiscal 2021, 2022, 2023, and 2024, as well as between the TSRs of NVIDIA and the Nasdaq100 Index, reflecting the value of a fixed $100 investment beginning with the market close on January 24, 2020, the last trading day before our Fiscal 2021, through and including the end of the respective listed fiscal years.

NEO CAP versus TSR

$280
$230
$180
$130
$80
$30
($20)
CAP ($M)
$1,120
$930
$740
$550
$360
$170
($20)
TSR
$79.6
$207.79
$141.39
$27.9
$105.5
$365.66
$158.12
$38.5
($4.1)
$326.34
$133.09
($1.4)
$978.42
$234.1
$190.57
$85.6
Fiscal 2021
Fiscal 2022
Fiscal 2023
Fiscal 2024
CEO CAP
Other NEOs Average CAP
NVIDIA TSR
Nasdaq100 Index TSR

NEO CAP versus Net Income & Non-GAAP Operating Income

$280
$230
$180
$130
$80
$30
($20)
CAP ($M)
$40,000
$33,000
$26,000
$19,000
$12,000
$5,000
($2,000)
Net Income & Non-GAAP Operating Income ($M)
$79.6
$6,803
$4,332
$27.9
$105.5
$12,690
$9,752
$38.5
$9,040
$4,368
($4.1)
($1.4)
$37,134
$234.1
$29,760
$85.6
Fiscal 2021
Fiscal 2022
Fiscal 2023
Fiscal 2024
CEO CAP
Other NEOs Average CAP
Net Income
Non-GAAP Operating Income

All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.

Compensation Committee Interlocks and Insider Participation
For Fiscal 2024, the CC consisted of Messrs. Burgess, Coxe, Dabiri, and Jones and Ms. Hudson. No member of the CC is an officer or employee of NVIDIA, and none of our executive officers serve as a member of the board or compensation committee of any entity that has one or more executive officers serving as a member of our Board or CC.
Compensation Committee Report
The Compensation Committee of the Board of Directors oversees the compensation programs of NVIDIA on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement.
In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K of NVIDIA for the year ended January 28, 2024 and in this proxy statement.
Compensation Committee
Robert K. Burgess, Tench Coxe, John O. Dabiri, Dawn Hudson, and Harvey C. Jones

Proposal 3—Ratification of the Selection of Independent Registered Public Accounting Firm for Fiscal 2025

What am I voting on? Ratification of the selection of PwC as our independent registered public accounting firm for Fiscal 2025.
Vote required for approval: A majority of the shares present, in person or represented by proxy, and entitled to vote on this matter.
Effect of abstentions: Same as a vote AGAINST.
Effect of broker non-votes: Not applicable (because this is a routine proposal, there are no broker non-votes).

The AC has selected PwC, which has audited our financial statements annually since 2004, to serve as our independent registered public accounting firm for Fiscal 2025. Our lead audit partner at PwC will serve no more than five consecutive years in that role. Stockholder ratification of the AC’s selection of PwC is not required by our Bylaws. As a matter of good corporate governance, we are submitting the selection of PwC to our stockholders for ratification. If our stockholders do not ratify the selection, the AC will reconsider whether or not to retain PwC. Even if the selection is ratified, the AC in its sole discretion may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if it determines that such a change would be in our best interests and those of our stockholders. The AC believes it is in the best interests of NVIDIA and our stockholders to retain PwC.
We expect that a representative of PwC will attend the 2024 Meeting. The PwC representative will have an opportunity to make a statement at the 2024 Meeting if he or she so desires and will also be available to respond to appropriate stockholder questions.
Recommendation of the Board
The Board recommends that you vote FOR the ratification of the selection of PwC as our independent registered accounting firm for our fiscal year ending January 26, 2025.

Fees Billed by the Independent Registered Public Accounting Firm
The following is a summary of fees billed or expected to be billed by PwC for Fiscal 2024, and fees billed by PwC for Fiscal 2023, for audit, audit related, tax, and other professional services during each fiscal year:

	Fiscal 2024	Fiscal 2023
Audit Fees (1)	$6,686,412	$6,858,279
Audit Related Fees (2)	804,258	243,400
Tax Fees (3)	1,164,399	1,189,263
All Other Fees (4)	352,000	17,858
Total Fees	$9,007,069	$8,308,800
(1)For the audit of our consolidated financial statements, including the audit of our internal control over financial reporting, review of our quarterly financial statements and annual reports, review of SEC registration statements and related consents, and fees related to statutory audits of some of our international entities.
(2)For a review of select sustainability metrics, system and organization controls reporting, and other attestation services.
(3)For tax compliance, consulting, and tax audit defense services.
(4)For products or services other than those referenced above, including a cybersecurity maturity assessment and subscription to accounting research software.

All services provided for Fiscal 2024 and 2023 described above were pre-approved by the AC or the AC Chairperson through the authority granted to him by the AC, which is described below. Our AC determined that the rendering of services other than audit services by PwC was compatible with maintaining PwC’s independence.
Pre-Approval Policies and Procedures
The AC has adopted policies and procedures for the pre-approval of all audit and permissible non-audit services rendered by our independent registered public accounting firm. The policy generally permits pre-approvals of specified permissible services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the AC’s approval of the scope of the engagement of our independent registered public accounting firm or on an individual case-by-case basis before the independent registered public accounting firm is engaged to provide each service. In some cases, the full AC provides pre-approval for up to a year related to a particular defined task or scope. In other cases, the AC has delegated power to the AC Chairperson to pre-approve additional audit and non-audit services if the need for the service was unanticipated and approval is required prior to the next scheduled meeting of the AC. The AC Chairperson then communicates such pre-approval to the full AC at its next meeting.

Report of the Audit Committee of the Board of Directors
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent specifically incorporated by reference therein.
The Audit Committee, or AC, oversees accounting, financial reporting, internal control over financial reporting, financial practices, and audit activities of NVIDIA and its subsidiaries. The AC reviews the results and scope of the audit and other services provided by the independent registered public accounting firm and reviews financial statements and the accounting policies followed by NVIDIA prior to the issuance of the financial statements with both management and the independent registered public accounting firm.
Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States, or GAAP, the system of internal control over financial reporting, and the procedures designed to facilitate compliance with accounting standards and applicable laws and regulations. PricewaterhouseCoopers LLP, or PwC, our independent registered public accounting firm for Fiscal 2024, was responsible for performing an independent audit of the consolidated financial statements and issuing a report on the consolidated financial statements and of the effectiveness of our internal control over financial reporting as of January 28, 2024. PwC’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters are required to be disclosed to the AC under applicable standards. The AC oversees these processes. Also, the AC has ultimate authority and responsibility to select, evaluate and, when appropriate, terminate the independent registered public accounting firm. The AC approves audit fees and non-audit services provided by and fees paid to the independent registered public accounting firm.
NVIDIA has an internal audit function that reports to the AC. This function is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of our system of internal controls and the operating effectiveness of our business processes. The AC approves an annual internal audit plan and monitors the activities and performance of our internal audit function throughout the year to ensure the plan objectives are carried out and met.
The AC members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent registered public accounting firm. The AC does not plan or conduct audits, determine that our financial statements are complete and accurate and in accordance with GAAP, or assess our internal control over financial reporting. The AC relies, without additional independent verification, on the information provided by our management and on the representations made by management that the financial statements have been prepared with integrity and objectivity, and the opinion of PwC that such financial statements have been prepared in conformity with GAAP.
In this context, the AC reviewed and discussed the audited consolidated financial statements for Fiscal 2024 with management and our internal control over financial reporting with management and PwC. Specifically, the AC discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. We have received from PwC the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the AC concerning independence. The AC also considered whether the provision of certain permitted non-audit services by PwC is compatible with PwC’s independence and discussed PwC’s independence with PwC.
Based on the AC’s review and discussions, the AC recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K of NVIDIA for the fiscal year ended January 28, 2024.
Audit Committee
A. Brooke Seawell, Melissa B. Lora, Michael G. McCaffery, Mark L. Perry, Aarti Shah, and Mark A. Stevens

Proposal 4—Stockholder Proposal: Simple Majority Vote

What am I voting on? A stockholder proposal to eliminate all supermajority voting provisions.
Vote required for approval: A majority of the shares present, in person or represented by proxy, and entitled to vote on this matter.
Effect of abstentions: Same as a vote AGAINST.
Effect of broker non-votes: None.

Below is a stockholder proposal and supporting statement of the stockholder proponent, for which we and our Board accept no responsibility. This proposal is required to be voted upon at the 2024 Meeting if properly presented. Our Board has elected not to make a voting recommendation with respect to this proposal.
John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, California 90278, the beneficial owner of at least 10 shares of our common stock on the date the proposal was submitted, intends to present the following proposal at the 2024 Meeting.
Proposal 4 – Simple Majority Vote
Shareholders request that our board take each step necessary so that each voting requirement in our charter and bylaws (that is explicit or implicit due to default to state law) that calls for a greater than simple majority vote be replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws. This includes making the necessary changes in plain English.
Shareholders are willing to pay a premium for shares of companies that have excellent corporate governance. Supermajority voting requirements have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are used to block initiatives supported by most shareowners but opposed by a status quo management.
This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy’s. These votes would have been higher than 74% to 88% if more shareholders had access to independent proxy voting advice. This proposal topic also received overwhelming 98%-support each at the 2023 annual meetings of American Airlines (AAL) and The Carlyle Group (CG).
The overwhelming shareholder support for this proposal topic at hundreds of major companies raises the question of why NVIDIA had not initiated this proposal topic on its own.

Please vote yes:
Simple Majority Vote – Proposal 4

Board Statement in Response to Proposal 4
Proposal 4 is advisory only, and our Board does not recommend a vote either for or against the proposal. Approval of Proposal 4 would not, by itself, implement a majority voting standard. Our Board and our stockholders would need to take subsequent action to replace each supermajority voting standard in our Charter and Bylaws with a voting standard requiring only a simple majority of the votes cast, or the Simple Majority Vote, or as close as permitted by Delaware law.
Currently, our Charter and Bylaws specify supermajority voting standards applicable only to certain fundamental changes in corporate governance. The only provisions in our Charter and Bylaws that require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of stock of NVIDIA, entitled to vote at an election of directors, or the Supermajority Voting Requirement, are:

Charter	Bylaws
•Alteration, amendment or repeal of any of the following Charter provisions (Article VII, paragraph B):	•Removal of director without cause (Section 21)
◦Composition and election of the Board, amendment of the Bylaws, and stockholder action by written consent (Article V)	•Adoption, amendment, or repeal of the Bylaws by stockholders of NVIDIA (Section 48)
◦Exculpation for violations of the duty of care by directors (Article VI)
◦Amendment of the Charter (Article VII)
•Removal of director without cause (Article V, paragraph A(3))
•Alteration or amendment of a Bylaw provision or the adoption of a new Bylaw provision by stockholders of NVIDIA (Article V, paragraph B(1))

In addition, our Bylaws provide that the default stockholder voting standard for all matters other than the election of directors is the affirmative vote of a majority of shares present, in person or represented by proxy, and entitled to vote on such matter, which requires greater than a Simple Majority Vote.
The Supermajority Voting Requirement was implemented to ensure broad support for certain fundamental changes to our corporate governance affecting all our stockholders. Our Board regularly reviews our governing documents and engages with and actively considers feedback from our stockholders concerning possible updates to ensure that the interests of all stockholders are fully protected. Under the proposed Simple Majority Vote standard, a few large stockholders could approve certain key actions and significantly alter our governance structure. For example, in the event of a stockholder meeting in which only 50% plus one share of our outstanding shares of capital stock are present and entitled to vote (the minimum number to constitute a quorum), holders of a majority of the votes cast, which could be even less than a majority of the shares present, could approve bylaw amendments that could effect fundamental changes to our corporate governance. Such a circumstance would be avoided by maintaining the current, limited Supermajority Voting Requirement.
Under the proposed Simple Majority Vote, as required by Delaware law, matters such as removal of directors and amendment of the Charter would require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of stock of NVIDIA.
Our Board is interested in considering the viewpoints of all of our stockholders and will evaluate the voting results of Proposal 4, together with additional input received in the course of our regular stockholder engagement program.
Accordingly, our Board is not making a voting recommendation with respect to Proposal 4.

Equity Compensation Plan Information
The number of shares issuable upon exercise of outstanding stock options, RSUs, and PSUs, the weighted-average exercise price of outstanding stock options, and the number of stock awards remaining for future issuance under each of our equity compensation plans as of January 28, 2024 are summarized as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)		Weighted-average exercise price of outstanding options, warrants and, rights ($) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	37,344,029		—	373,068,316	(2)
Equity compensation plans not approved by security holders	—	(3)	—	—
Total	37,344,029			373,068,316
(1)This row includes our 2007 Plan and our ESPP. Under our ESPP, participants are permitted to purchase our common stock at a discount on certain dates through payroll deductions within a pre-determined purchase period. Accordingly, the number of shares to be issued upon exercise of outstanding rights under our ESPP as of January 28, 2024 is not determinable.
(2)    As of January 28, 2024, (a) the number of shares that remained available for future issuance under the 2007 Plan was 146,059,387, and (b) the number of shares that remained available for future issuance under the ESPP was 227,008,929, of which up to 1,178,052 shares may be purchased under the ESPP in the current purchase period which runs until August 30, 2024, based on estimated participation and contribution rates, purchase prices based on the applicable offering date prices, and the $25,000 limit under Section 423(b)(8) of the Internal Revenue Code.
(3)    Excludes RSUs assumed by NVIDIA in connection with mergers and acquisitions. As of January 28, 2024, a total of 195,457 shares were issuable upon the vesting of such RSUs. Such RSUs have no exercise price. No additional awards were or may be granted by NVIDIA under the plans pursuant to which such RSUs were originally granted.
During Fiscal 2024, we granted an aggregate of 14,812,090 shares under our 2007 Plan in the form of RSUs and PSUs, 512,356 of which were granted to our NEOs, 8,977 of which were granted to our non-employee directors, and 14,290,757 of which were granted to our other employees. For this purpose, PSUs are counted in the year of grant at the maximum number of shares that may become eligible to vest. Also during Fiscal 2024, an aggregate of 3,114,275 shares were purchased under our ESPP, 730 of which were purchased by our NEOs, and 3,113,545 of which were purchased by our other employees. Our non-employee directors are not eligible to participate in our ESPP.

Additional Information
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership of our common stock and other equity securities with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements applicable to individuals who were, during Fiscal 2024, our executive officers, directors and greater than 10% beneficial owners were complied with, except for Mr. McCaffery, who filed a late Form 4 for one transaction.
Other Matters
The Board knows of no other matters that will be presented for consideration at the 2024 Meeting. If any other matters are properly brought before the 2024 Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors
Timothy S. Teter
Secretary
May 14, 2024

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 28, 2024 AS FILED WITH THE SEC IS BEING FURNISHED TO STOCKHOLDERS CONCURRENTLY HEREWITH. UPON WRITTEN REQUEST, WE WILL PROVIDE, WITHOUT CHARGE, AN ADDITIONAL COPY OF THE ANNUAL REPORT. STOCKHOLDERS MAY SUBMIT THEIR REQUESTS TO: INVESTOR RELATIONS, NVIDIA CORPORATION, 2788 SAN TOMAS EXPRESSWAY, SANTA CLARA, CALIFORNIA 95051 OR TO SHAREHOLDERMEETING@NVIDIA.COM. WE WILL ALSO FURNISH A COPY OF ANY EXHIBIT TO THE ANNUAL REPORT ON FORM 10-K IF SPECIFICALLY REQUESTED IN WRITING.
NVIDIA and the NVIDIA logo are either registered trademarks or trademarks of NVIDIA Corporation in the United States and other countries. Other company names used in this publication are for identification purposes only and may be trademarks of their respective companies.

NVIDIA
INVESTOR RELATIONS
2788 SAN TOMAS EXPRESSWAY
SANTA CLARA, CA 95051

SCAN TO
VIEW MATERIALS & VOTE

VOTE ONLINE
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Go online to transmit your voting instructions and to request electronic delivery of information up until 8:59 p.m. Pacific Daylight Time on June 25, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/NVDA2024**

You may attend the Meeting online and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V48775-P03950

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NVIDIA CORPORATION

The Board of Directors recommends you vote FOR all the Nominees:

1. Election of Directors

Nominees:

	For	Against	Abstain
1a. Robert K. Burgess	☐	☐	☐
1b. Tench Coxe	☐	☐	☐
1c. John O. Dabiri	☐	☐	☐
1d. Persis S. Drell	☐	☐	☐
1e. Jen-Hsun Huang	☐	☐	☐
1f. Dawn Hudson	☐	☐	☐
1g. Harvey C. Jones	☐	☐	☐
1h. Melissa B. Lora	☐	☐	☐
1i. Stephen C. Neal	☐	☐	☐
1j. A. Brooke Seawell	☐	☐	☐
1k. Aarti Shah	☐	☐	☐
1l. Mark A. Stevens	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 3.	For	Against	Abstain
2. Advisory approval of our executive compensation.	☐	☐	☐
3. Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2025.	☐	☐	☐

The Board of Directors is not making a voting recommendation on Proposal 4.	For	Against	Abstain
4. Advisory approval of a stockholder proposal to replace the supermajority voting provisions in our charter and bylaws with a simple majority voting standard.	☐	☐	☐

NOTE: In their discretion, the proxyholders are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Review, Notice of Annual Meeting, Proxy Statement and Form 10-K are available at www.proxyvote.com.

V48776-P03950

NVIDIA CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

June 26, 2024

The stockholder(s) hereby appoint(s) Jen-Hsun Huang and Timothy S. Teter (the "Proxies"), or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of NVIDIA CORPORATION that the stockholder(s) is/are entitled to vote at the 2024 Annual Meeting of Stockholders to be held at 9:00 a.m. PDT on June 26, 2024, at *www.virtualshareholdermeeting.com/NVDA2024*, and any adjournment or postponement thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed by the stockholder. If no such directions are indicated, the Proxies will have the authority to vote FOR each of the nominees listed in Proposal 1, FOR Proposals 2 and 3, and no vote will be made by the Proxies on Proposal 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. Please mark, sign and return this proxy card promptly using the enclosed reply envelope.

Continued and to be signed on reverse side